UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________________________
FORM 11-K
_________________________________________

(Mark One)
☒                ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

OR

☐                   TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from______to______

Commission File Number:  001-01011

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

CVS HEALTH FUTURE FUND 401(k) PLAN
(formerly known as the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies)

________________________________________

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

CVS HEALTH CORPORATION

One CVS Drive
Woonsocket, RI 02895

REQUIRED INFORMATION
CVS HEALTH FUTURE FUND 401(k) PLAN
YEARS ENDED DECEMBER 31, 2020 AND 2019

Report of Independent Registered Public Accounting Firm

To the Plan Participants and the Plan Administrator of
CVS Health Future Fund 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the CVS Health Future Fund 401(k) Plan (the Plan) as of December 31, 2020 and 2019, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2020 and 2019, and the changes in its net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Schedule

The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2020, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The information in the supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Ernst & Young LLP
We have served as the Plan’s auditor since 2008.
Boston, Massachusetts
June 24, 2021

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Net Assets Available for Benefits
December 31, 2020 and 2019

	2020	2019
Assets:
Investments at fair value:
Cash	$165	$39,956
Mutual funds (Note 2 (b))	8,766,302,034	5,153,541,092
Common stock (Note 2 (b))	2,862,966,978	2,242,470,849
Corporate bonds (Note 2 (b))	545,382,430	—
U.S. Government securities (Note 2 (b))	623,000,895	—
Other securities (Note 2 (b))	41,058,186	—
Common collective trust funds (Note 2 (b))	8,793,173,189	4,040,055,975
Total investments at fair value	21,631,883,877	11,436,107,872
Fully benefit responsive investments at contract value:
Synthetic guaranteed investment contracts (Note 2 (b))	2,954,581,257	733,913,470
Security-backed investment contracts (Note 2 (b))	—	255,140,860
Total fully benefit responsive investments at contract value	2,954,581,257	989,054,330
Total investments	24,586,465,134	12,425,162,202

Receivables:
Interest and dividends (Note 2 (g))	7,543,858	1,029,693
Notes receivable from participants (Note 4)	363,506,833	230,672,338
Pending securities settlements (Note 2 (f))	—	5,378,836
Total receivables	371,050,691	237,080,867

Total assets	24,957,515,825	12,662,243,069

Liabilities:
Accrued expenses and other liabilities	(15,951,127)	(5,284,850)
Pending securities settlements (Note 2 (f))	(62,607,756)	—
Total liabilities	(78,558,883)	(5,284,850)

Net assets available for benefits	$24,878,956,942	$12,656,958,219

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2020 and 2019

	2020	2019
Investment activity:
Interest and dividend income (Note 2 (g))	$289,155,902	$171,746,303
Realized and unrealized gains (losses) (Note 2 (g))	2,731,673,228	2,063,468,055
Total investment activity	3,020,829,130	2,235,214,358

Participant loan interest (Note 4)	19,274,835	11,630,000

Contributions:
Employer contributions (Note 1 (c))	511,021,063	310,545,982
Employee contributions (Note 1 (c))	892,865,915	549,703,560
Rollovers	90,614,571	63,454,449
Total contributions	1,494,501,549	923,703,991

Deductions:
Benefits paid to participants (Notes 1 (f) and 2 (c))	1,655,168,832	783,341,166
Administrative expenses (Note 1 (g))	30,758,930	17,587,788
Total deductions	1,685,927,762	800,928,954

Net increase in net assets for the year before transfers	2,848,677,752	2,369,619,395
Aetna assets transferred in (Note 1(a))	9,373,320,971	—
Net increase in net assets for the year	12,221,998,723	2,369,619,395

Net assets beginning of the year	12,656,958,219	10,287,338,824

Net assets end of the year	$24,878,956,942	$12,656,958,219

See accompanying notes to financial statements.

CVS HEALTH FUTURE FUND 401(k) PLAN

Notes to Financial Statements
Years Ended December 31, 2020 and 2019

1.Plan Description

The following description of the CVS Health Future Fund 401(k) Plan (the “Plan” or “Future Fund”), formerly the 401(k) Plan and the Employee Stock Ownership Plan of CVS Health Corporation and Affiliated Companies, provides only general information. Participants should refer to the Plan documents for a more complete description of the Plan’s provisions.

(a)Background
The Plan was established as of January 1, 1989. The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan are maintained by a committee (the “Benefit Plans Committee”) of not less than three persons appointed by the Board of Directors of CVS Health Corporation (the “Company”) , the sponsor of the Plan. In accordance with the provisions of the Plan, the Benefit Plans Committee has appointed an Administrative Subcommittee (the “Plan Administrator”) and an Investment Subcommittee and delegated certain fiduciary duties and responsibilities to each of the Subcommittees. The Benefit Plans Committee also appointed the Vanguard Group, Inc. as the recordkeeper to assist with administering the Plan (the “Recordkeeper”), effective January 1, 2019, and the Bank of New York Mellon as the trustee (the “Trustee”). The Recordkeeper maintains participant account records and works with the Trustee to execute transactions such as benefit payments to participants. The Trustee holds the assets of the Plan and executes transactions at the direction of the Plan Administrator.

On November 28, 2018, CVS Health acquired Aetna Inc. On January 1, 2020, the Company merged the Aetna 401(k) Plan into the Future Fund. The Aetna 401(k) Plan was a participant-directed defined contribution plan covering eligible employees of Aetna Inc., and its subsidiaries. The merger resulted in a transfer of assets of approximately $9.4 billion into the Future Fund effective January 1, 2020, which are included in the statements of net assets available for benefits as of December 31, 2020 and the statements of changes in net assets available for benefits for the year then ended.

(b)Eligibility
Employees are eligible to participate in the Plan upon attainment of age 18, effective January 1, 2019 (previously age 21), with the first payroll following 90 days of service as an employee.

Employees referred to above are defined as regular employees of the Company other than:
•A nonresident alien receiving no United States (“U.S.”) earned income from the Company;
•A resident of Puerto Rico;
•An individual covered under a collective bargaining agreement (unless the agreement provides for membership);
•A leased employee (as defined in the Internal Revenue Code (the “Code”);
•A temporary employee (as determined by the Company); or
•An independent contractor or consultant (as defined by the Company).

(c)Contributions
Participants may direct the Company to contribute to their accounts a percentage of the eligible compensation that would otherwise be due to them. Percentages can be elected in multiples of 1%, with a minimum participant contribution percentage of 1%, pursuant to a salary reduction agreement. Each participant’s total elective deferrals for any calendar year may not exceed 75% in 2020 or 60% in 2019 of eligible compensation or the maximum elective deferral allowed by the Code, whichever is less, as specified in the Plan document. The maximum elective deferral allowed by the Code was $19,500 for 2020 and $19,000 for 2019. All employees that are age 50 or over, before December 31 of the calendar year and who contribute the maximum amount to the Plan (as dollar limit or percentage) are permitted to make additional catch-up contributions. Catch-up contributions may be made up to an additional $6,500 for 2020 and $6,000 for 2019.

Plan participants are eligible to receive Company matching contributions with the first payroll following the completion of one year of service with the Company. One year of service is defined as either:

•12 months of service, beginning on the participant's employment date, during which the participant completed at least 1,000 hours of service, or
•1,000 hours of service in the course of any calendar year after the calendar year in which the participant was hired.

The Plan provides a match of 100% up to 5% of an employee’s eligible compensation contributed to the Plan. The maximum annual match per participant was $14,250 for 2020 and $14,000 for 2019.

(d)Participant’s Account
Each participant’s account is credited with an allocable share of the participant’s selected Plan investments and any unrealized appreciation or depreciation and interest and dividends of those investments, net of administrative expenses.

(e)Vesting
Participants are 100% vested in participant and Company matching contributions.

Participants whose account balances have been transferred into the Plan from other defined contribution plans maintain at least the degree of vesting in the account that they had at the time of the transfer. Participants are always fully vested in and have a non-forfeitable right to (1) their accounts upon retirement, death or disability and (2) any elective deferrals described in Note 1(c) and any rollover amounts they make to the Plan.

(f)Payment of Benefits
Upon termination of service by a participant, the Recordkeeper pays the participant his or her benefit under one or more options, such as a single lump sum (including a rollover) or in equal annual installments over a period not to exceed the participant’s expected lifetime.

(g)Administrative Expenses
Administrative expenses specifically attributable to the Plan and not covered by forfeitures were funded by the Plan for 2020 and 2019. Recordkeeping and Trustee’s fees were paid by the Plan for 2020 and 2019.

(h)Forfeitures
On a participant’s termination date, any unvested portion of the participant’s account is forfeited at the earlier of distribution or five years from the date of termination. The Plan contains certain vesting schedules for Company matching contributions which could lead to forfeited matching contributions if a participant does not satisfy the criteria to vest the contributions on the termination date. If a former participant resumes employment and eligibility in the Plan within five years of termination, any amounts previously forfeited are restored to the participant’s account, but remain subject to the vesting provisions of the Plan. Forfeitures during any plan year are applied as follows: (i) to restore amounts previously forfeited by participants but required to be reinstated upon resumption of employment; (ii) to pay administrative expenses of the Plan; or (iii) to the extent allowed by law, to reduce future CVS Health contributions. If forfeitures for any plan year are insufficient to restore the required forfeitures, CVS Health shall contribute the balance required for that purpose.

There were no cash forfeitures restored to participants upon resumption of employment in 2020 or 2019. The forfeitures for each year were applied to the administrative expenses of the Plan and in 2019 were also used to reduce CVS Health contributions to the Plan.

(i)Investment Options
Upon enrollment in the Plan, a participant elects to direct contributions or investment balances to the investment fund options offered by and subject to the restrictions under the Plan. Participants may modify investment elections daily thereafter, subject to certain trading restrictions. The Plan’s investments are composed of guaranteed insurance contracts, securities of CVS Health, marketable mutual funds, security-backed investment contracts, common collective trusts, U.S government securities, corporate bonds, other securities and separately managed funds (composed of marketable securities). The following is a brief explanation of each fund’s investment objectives:

Core Equity Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Standard & Poor’s 500 Index, a widely recognized benchmark of U.S. stock market performance that is dominated by the stocks of large U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

CVS Health Stock Fund
The fund invests in CVS Health common stock to provide participants the possibility of long-term growth through increases in the value of the stock and the reinvestment of its dividends. Contributions to the CVS Health Stock Fund are limited to 20% of eligible compensation.

Diversified Bond Fund
This fund seeks a stable rate of return and capital appreciation through investment in high quality bonds and other debt instruments. Co-managed by Loomis Sayles (50%) and Dodge & Cox (50%) for Future Fund colleagues. Intermediate-term bond portfolios invest primarily in corporate and other investment-grade U.S. fixed-income issues and typically have durations of 3.5 to 6.0 years. These portfolios are less sensitive to interest rates, and therefore less volatile, than portfolios that have longer durations.

Emerging Markets Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The fund employs an indexing investment approach designed to track the performance of the FTSE Emerging Markets All Cap China A Inclusion Index, a market-capitalization-weighted index that is made up of approximately 3,500 common stocks of large, mid, and small cap companies located in emerging markets around the world. The fund invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the index in terms of key characteristics.

Global Equity Fund
The investment seeks long-term growth of capital; future income is a secondary objective. The fund normally invests in stocks of companies located around the world to take advantage of investment opportunities generated by changes in international trade patterns and economic and political relationships. In pursuing its primary investment objective, it invests primarily in common stocks that the investment adviser believes have the potential for growth. In pursuing its secondary objective, the fund invests in common stocks of companies with the potential to pay dividends in the future.

Growth & Income Fund
This fund seeks stocks that reflect value characteristics such as price/earnings and price/book ratios below the market through investment in high dividend yield stocks at discounted valuations. Co-Managed by Columbia Threadneedle (50%), Barrow Hanley (25%), and Mellon Capital (25%) for Future Fund participants. Large value portfolios invest primarily in big U.S. companies that are less expensive or growing more slowly than other large cap stocks. Stocks in the top 70% of the capitalization of the U.S. equity market are defined as large cap. Value is defined based on low valuations (low price ratios and high dividend yields) and slow growth (low growth rates for earnings, sales, book value, and cash flow).

Inflation-Protected Fund
The investment seeks to provide inflation protection and income consistent with investment in inflation-indexed securities. The fund invests at least 80% of its assets in inflation-indexed bonds issued by the U.S. government, its agencies and instrumentalities, and corporations. It may invest in bonds of any maturity; however, its dollar-weighted average maturity is expected to be in the range of 7 to 20 years. At a minimum, all bonds purchased by the fund will be rated “investment-grade” or, if unrated, will be considered by the advisor to be investment-grade. This investment was removed as a stand-alone investment option in the Plan effective January 1, 2020.

International Equity Fund
This fund seeks long-term growth of capital through investment in foreign (non-U.S.) equity securities. It also invests in depository receipts and companies located in emerging market countries. Co-Managed by First Eagle (30%), American Funds (30%), Vanguard (30%), and Wells Fargo (10%) for Future Fund participants. Foreign large blend portfolios invest in a variety of large cap international stocks. Most of these portfolios divide their assets among a dozen or more developed markets, including Japan, Britain, France, and Germany. These portfolios primarily invest in stocks that have market caps in the top 70% of each economically integrated market (such as Europe or Asia ex-Japan). The blend style is assigned to portfolios where neither growth nor value characteristics predominate. These portfolios typically will have less than 20% of assets invested in U.S. stocks.

International Equity Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in the major markets of Europe, the Pacific Region, and Canada. The fund employs a “passive management” or indexing-investment approach designed to track the performance of the Financial Times Stock Exchange Group Developed All Cap ex US Index, which includes approximately 3,800 common stocks of companies located in Europe, Australia, Asia, Canada, and the Far East. It attempts to replicate the target index by investing in all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Large Cap Growth Fund
This fund seeks stocks that reflect growth characteristics such as sales and earnings growth above the market through investment in positive momentum stocks and that will continue to beat investor expectations. Co-managed by Columbus Circle (one-third), T. Rowe Price (one-third), and Mellon Capital (one-third) for Future Fund colleagues. Large growth portfolios invest primarily in big U.S. companies that are projected to grow faster than other large cap stocks. Stocks in the top 70% of the capitalization of the U.S. equity market are defined as large cap. Growth is defined based on fast growth (high growth rates for earnings, sales, book value, and cash flow) and high valuations (high price ratios and low dividend yields). Most of these portfolios focus on companies in rapidly expanding industries.

Mid Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of mid capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the Center for Research in Security Prices US Mid Cap Index, a broadly diversified index of stocks of midsize U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Real Asset Index Fund
The fund seeks to offer broad, cost-effective exposure to commodities, global natural resource equities, global infrastructure equities, U.S. commercial real estate securities, and U.S. inflation linked bonds. The fund employs an indexing investment approach designed to track the performance of a custom index, which is made up of: 25% Bloomberg Roll Select Commodity Index, 25% S&P Global Large Midcap Commodity and Resources Index, 15% Dow Jones U.S. Select REIT Index, 25% Bloomberg Barclays U.S. TIPS Index, and 10% S&P Global Infrastructure Index. The allocation across the five broad asset classes seeks to provide a long-term return while targeting a level of risk relative to longer-dated U.S. TIPS.

Small Cap Growth Fund
The investment seeks to provide long-term capital appreciation. The fund invests mainly in the stocks of small companies. These companies are considered by the fund's advisors to have superior growth potential. Also, these companies often provide little or no dividend income.

Small Cap Index Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of small-capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the CRSP US Small Cap Index, a broadly diversified index of stocks of small U.S. companies. It attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Small Cap Value Fund
The fund seeks long-term growth by investing primarily in stocks of small- to medium-sized companies, which either are believed to offer superior earnings growth or appear to be undervalued. This fund may experience above-average share price volatility. Co-managed by Dimensional Fund Advisors (50%), Sapience Investments (25%), and Vanguard (25%) for Future Fund colleagues. Small-blend portfolios favor U.S. firms at the smaller end of the market-capitalization range. Some aim to own an array of value and growth stocks while others employ a discipline that leads to holdings with valuations and growth rates close to the small-cap averages. Stocks in the bottom 10% of the capitalization of the U.S. equity market are defined as small cap. The blend style is assigned to portfolios where neither growth nor value characteristics predominate.

Stable Value Fund
The fund’s investment objectives are preservation of principal, consistent returns and a stable credited rate of interest. Managed by Invesco, the fund is primarily comprised of highly rated (AA or higher) insurance company and bank investment contracts issued by financial institutions and other eligible stable value investments that seek to provide participants with safety of principal and accrued interest as well as a stable crediting rate. All contract issuers and securities utilized in the portfolio are rated investment grade at time of purchase.

Target Date Funds
The Target Date Funds seek to provide both income and capital appreciation by investing in multiple asset classes, including stocks, bonds, and cash investments. Target Date Funds provide a diversified exposure to stocks, bonds, and cash for those investors who have a specific date in mind for retirement. These funds aim to provide investors with an optimal level of return and risk, based solely on the target date. These funds invest in other Future Fund investment options and management adjusts the allocation among asset classes to more conservative mixes as the target date approaches, following a preset glide path. A Target Date Fund is part of a suite of funds offering multiple retirement dates to investors. The Plan’s ten Target Date Funds include a Target Date Retirement Fund as well as Target Date Funds in five-year increments (2020-2060).

U.S. Bond Index Fund
The investment seeks to track the performance of a broad, market-weighted bond index. The fund employs an indexing investment approach designed to track the performance of Bloomberg Barclays U.S. Aggregate Bond Index. It invests by sampling the index, meaning that it holds a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key risk factors and other characteristics. The fund invests at least 80% of assets in bonds held in the index. It maintains a dollar-weighted average maturity consistent with that of the index, ranging between 5 and 10 years.

Socially Responsible Fund
The investment seeks to track the performance of a benchmark index that measures the investment return of large and mid capitalization stocks and invests primarily in securities of companies that meet the fund's environmental, social and governance criteria. The fund employs a passive management or indexing investment approach designed to track the performance of the S&P 500 Index. The index is composed primarily of large and mid cap stocks that have been screened for certain social and environmental criteria. The fund attempts to replicate the index by investing all, or substantially all, of its assets in the stocks that make up the index.

2.    Summary of Significant Accounting Policies

(a)Basis of Presentation
The Plan prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), which include the application of accrual accounting.
(b)Investment Valuation
The value of the investments held at December 31, 2020 and 2019 are stated at fair value with the exception of the fully benefit responsive investment contracts. Shares of mutual funds are valued at quoted market prices, which represent the net asset values of shares held by the Plan at year-end. CVS Health common stock and common stock owned directly in the Small Cap Value Fund, the Growth and Income Fund and the Large Cap Growth Fund separately managed funds, are valued based upon quoted market prices.

Corporate bonds are valued at fair value using quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks), or unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability.

Government securities, U.S. and non U.S., are valued at fair value using quoted prices for identical assets and liabilities in active markets, quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or inputs that are observable for the asset or liability that are not prices (such as interest rates and credit risks).

The Plan invests in fully benefit responsive Synthetic Guaranteed Investment Contracts (“Synthetic GICs”) and fully benefit responsive security-backed investment contracts. Synthetic GICs are investment contracts issued by an insurance company, or other financial institution, backed by a portfolio of bonds that are owned by the Plan. Security-backed investment contracts are investment contracts issued by an insurance company backed by a portfolio underlying the contract that is maintained separately from the contract issuer’s general assets. Contract value is the relevant measurement attributable to fully benefit responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The contract value of the fully benefit responsive investment contracts represents contributions plus earnings, less participant withdrawals and administrative expenses.

Common Collective Trust (“CCT”) funds are valued at the net asset value (“NAV”) and reported by the respective funds at each valuation date.

Refer to Note 3 for further information related to the valuation of investments.

(c)Benefits Paid
Distributions of benefits are recorded when paid. The Plan has made available to participants certain relief under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

(d)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

(e)Accrual Basis of Accounting
The Plan utilizes the accrual basis of accounting.

(f)Purchases and Sales of Securities
Purchases and sales of securities are made on a trade-date basis. Due to timing of settlements, there may be pending transactions as of the financial statement date that result in a receivable or payable to the Plan.

(g)Investment Income
Dividend and interest income is recorded when earned. Net appreciation and depreciation include the Plan’s gains and losses on investments bought and sold as well as held during the year.

(h)Notes Receivable from Participants
Notes receivable from participants represent participant loans that are recorded at their unpaid principal balance plus any accrued but unpaid interest. Notes receivable are collateralized by the participant’s account balance and bear interest at a market rate (Prime + 1%). If a participant ceases to make loan repayments, the outstanding loan balance will be deemed defaulted and result in a taxable event to the participant.

3.    Fair Value Measurements

The Plan uses the three-level hierarchy for the recognition and disclosure of fair value measurements. The categorization of assets and liabilities within this hierarchy is based upon the lowest level of input that is significant to the measurement of fair value. The three levels of the fair value hierarchy consist of the following:

•Level 1 - Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.
•Level 2 - Inputs to the valuation methodology are quoted prices for similar assets and liabilities in active markets, quoted prices in markets that are not active, or inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the instrument.
•Level 3 - Inputs to the valuation methodology are unobservable inputs based upon management’s best estimate of inputs market participants could use in pricing the asset or liability at the measurement date, including assumptions about risk.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2020 and 2019.

Mutual funds: Valued at the NAV of shares held by the Plan at year-end which are reported on an active market (level 1).

Common stock: Valued at the closing price reported on the active market on which the individual securities are traded (level 1).

Corporate bonds: Valued at observable quoted prices and inputs (level 2) or investment manager pricing at measurement date (level 3).

U.S. Government securities: Valued at unadjusted closing prices reported on active markets (level 1) or observable quoted prices and inputs (level 2).

Other securities: Valued at observable quoted prices and inputs (level 2).

CCT funds: Valued at the NAV and reported by the respective funds at each valuation date (level 1).

Security-backed investment contracts and synthetic GICs: These contracts meet the fully benefit responsive investment contract criteria, and the underlying securities, collective funds, and wrapper contracts are reported at contract value.

The market value of CVS Health Common Stock was $68.30 and $74.29 per share at December 31, 2020 and 2019, respectively. The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2020 and 2019:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash	$165	$—	$—	$165
Mutual funds	8,766,302,034	—	—	8,766,302,034
Common stock	2,862,966,978	—	—	2,862,966,978
Corporate bonds	—	531,614,111	13,768,319	545,382,430
U.S. Government securities	236,474,999	386,525,896	—	623,000,895
Other securities	—	41,058,186	—	41,058,186
CCT funds	8,793,173,189	—	—	8,793,173,189
Total investments at fair value	$20,658,917,365	$959,198,193	$13,768,319	21,631,883,877

Synthetic GICs				2,954,581,257
Total investments at contract value				2,954,581,257

Total investments				$24,586,465,134

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash	$39,956	$—	$—	$39,956
Mutual funds	5,153,541,092	—	—	5,153,541,092
Common stock	2,242,470,849	—	—	2,242,470,849
CCT funds	4,040,055,975	—	—	4,040,055,975
Total investments at fair value	$11,436,107,872	$—	$—	11,436,107,872

Synthetic GICs				733,913,470
Security-backed investment contracts				255,140,860
Total investments at contract value				989,054,330

Total investments				$12,425,162,202

4.     Notes Receivable from Participants

Participants may obtain loans from the Plan utilizing funds accumulated in their accounts. The minimum amount that may be borrowed is $1,000. Participants can borrow up to 50% of their vested account balance but not more than $50,000, less their highest outstanding loan balance during the previous twelve months. The loans are repaid to the Plan through after-tax payroll deductions and direct repayments to the Recordkeeper. The term of the loan is selected at the discretion of the participant, but may not exceed five years for a general loan and twenty-five years for a primary residence loan, except that primary residence loans initiated under the former CareSave plan, which merged into the Plan as of December 31, 2012, were permitted to have a maximum loan repayment period of up to ten years only. Participants may have two loans outstanding at any time, but no more than one primary residence loan. Interest on loans is equal to the Prime Rate as of the prior month-end plus 1%.

5.    Investment Policy

At December 31, 2020 and 2019, most of the Plan’s 401(k)-related assets were allocated among the investment options discussed in Note 1(i) based on employees’ elections. The investment options are recommended by an independent investment consultant and approved by the Investment Subcommittee. Notes Receivable repayments and interest earned are allocated to each of the investment funds based upon the participants’ contribution election percentages.

6.    Plan Termination and Related Commitments

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. If the Company terminates the Plan, all participants in the Plan become fully vested.

7.    Federal Income Taxes

The Plan was amended and restated as of January 1, 2016. The Plan has received a determination letter from the Internal Revenue Service (“IRS”) dated February 16, 2017, stating that the Plan as amended and restated as of January 1, 2016, is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. Subsequent to this determination by the IRS, the Plan has been further amended. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan, as amended, is qualified and the related trust is tax exempt.

GAAP requires plan management to evaluate uncertain tax positions taken by the Plan and recognize a tax liability if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that, as of December 31, 2020, there are no uncertain tax positions taken or expected to be taken. The Plan has recognized no interest related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; in January 2021 the U.S. Department of Labor completed a routine audit for Plan years 2017 through 2019.

8.    Transactions with Parties-In-Interest

As of December 31, 2020 and 2019, certain Plan investments are investment funds managed by the Plan’s Trustee, The Bank of New York Mellon. The Plan also invests in shares of CVS Health’s common stock and records associated dividend income. Although these transactions qualify as party-in-interest transactions, they are exempt from the prohibited transaction rule under ERISA.

9.    Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of the net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2020 and 2019:

	2020	2019
Net assets available for benefits per the financial statements	$24,878,956,942	$12,656,958,219
Adjustment from contract value to fair value for certain fully benefit responsive investment contracts	130,756,873	6,995,271
Net assets available for benefits per the Form 5500	$25,009,713,815	$12,663,953,490

The following is a reconciliation of total additions per the financial statements to total income per the Form 5500 for the year ended December 31, 2020 and 2019:

	2020	2019
Total additions per the financial statements	$13,907,926,485	$3,170,548,349
Net change on adjustment from contract value to fair value for certain fully benefit responsive investment contracts	123,761,602	18,118,232
Total income per the Form 5500	$14,031,688,087	$3,188,666,581

10.    Investment Contracts with Insurance Companies

The Plan holds a portfolio of investment contracts which could include separate account guaranteed investment contracts and synthetic guaranteed investment contracts. These contracts meet the fully benefit‐responsive investment contract criteria and, therefore, are reported at contract value. Contract value is the relevant measure for fully benefit‐responsive investment contracts because this is the amount received by participants when they initiate permitted transactions under the terms of the Plan. Contract value represents contributions made under each contract, plus earnings, less withdrawals.

Separate account guaranteed investment contracts and synthetic guaranteed investment contracts are issued by insurance companies or other financial institutions, backed by a portfolio of bonds. The bond portfolio may be structured as a fixed income separate account or collective fund. The bond portfolio is either owned by the contract issuer and segregated in a separate account for the benefit of the Plan (separate account guaranteed investment contract) or owned directly by the Plan (synthetic guaranteed investment contract). The issuer guarantees that all qualified participant withdrawals will be at contract value and that the crediting rate applied will not be less than 0%. Crediting rates are typically reset quarterly to account for the difference between the contract value and the fair value of the underlying portfolio.

If the Plan defaults in its obligations under the contract (including the issuer’s determination that the agreement constitutes a nonexempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Plan will receive the fair value as of the date of termination. Each contract recognizes certain “events of default” which can invalidate the contracts’ coverage. Among these are investments outside of the range of instruments which are permitted under the investment guidelines contained in the investment contract, fraudulent or other material misrepresentations made to the issuer, changes of control of the investment adviser not approved by the contract issuer, changes in certain key regulatory requirements, or failure of the Plan to be tax qualified.

The contracts also generally provide for withdrawals associated with certain events which are not in the ordinary course of Plan operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include, but not be limited to, the following:

•Material amendments to the Plan’s structure or administration;
•Complete or partial termination of the Plan, including a merger with another plan;
•The failure of the Plan to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA;
•The redemption of all or a portion of the interests in the Plan at the direction of the plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, the bankruptcy or insolvency of the plan sponsor, the merger of the plan with another plan, or the plan sponsor’s establishment of another tax qualified defined contribution plan;
•Any change in law, regulation, ruling, administrative or judicial position, or accounting requirement, applicable to the Plan;
•Changes to competing investment options; and
•The delivery of any communication to plan participants to influence a participant not to invest in the stable value option.

At this time, the occurrence of any such market value adjustment event is not probable.

Note 11 - Risks and Uncertainties

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

The coronavirus disease 2019 (“COVID-19”) pandemic continues to impact the economies of the U.S. and other countries around the world, as well as the values of investment securities. As of June 24, 2021, the impact of COVID-19 on the Plan’s net assets, including with respect to certain COVID-19 related relief that was allowable and offered under the Plan, has not been material. The impact of COVID-19 on companies and the U.S. and global economies continues to evolve and the potential future effects of COVID-19 on the Plan’s net assets are uncertain.

CVS HEALTH FUTURE FUND 401(k) PLAN

SUPPLEMENTAL SCHEDULE
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2020
Plan Number: 017 EIN 05-0494040

Fund	Par value /number of shares	Identity of issue	Description	Current Value**

Small Cap Growth Fund	22,687,096	Vanguard Explorer Fund	Mutual Fund	$391,951,066
Small Cap Index Fund	51,191,607	Vanguard Small Cap Index Fund	Mutual Fund	776,985,129
Mid Cap Index Fund	143,332,038	Vanguard Mid Cap Index Fund	Mutual Fund	2,221,652,462
International Equity Index Fund	185,666,539	Vanguard Developed Markets Index Fund Institutional Shares	Mutual Fund	2,498,073,847
Inflation-Protected Bond Fund	6,429,862	Vanguard Inflation-Protected Securities Admiral Fund	Mutual Fund	77,205,428
Socially Responsible Fund	3,302,420	Large Cap Equity Neuberger Berman	Mutual Fund	54,263,969
Global Equity Fund	45,867,288	American Funds-New Perspective Fund	Mutual Fund	800,812,951
Real Asset Index Fund	10,885,939	Real Asset Index Fund	Mutual Fund	112,562,006
Emerging Markets Index Fund	46,033,938	Emerging Markets Index Fund	Mutual Fund	521,682,920
Core Equity Fund	320,343,700	Vanguard Institutional 500 Index Trust Fund	Common Collective Trust Fund	4,987,711,046
U.S. Bond Index Fund	198,332,900	Vanguard Total Bond Market Index Trust Fund	Common Collective Trust Fund	2,323,901,293

CVS Health Common Stock Fund	15,665,803	CVS Health Common Stock	CVS Health Corporation Common Stock	1,069,974,345
	14,436,572	EB Temporary Investment Fund II	Common Collective Trust Fund	14,436,572
		CVS Health Common Stock Fund Subtotal		1,084,410,917

	2,439,805	EB Temporary Investment Fund II*	Common Collective Trust Fund	2,439,805

Stable Value Fund		Invesco Voya Core, Invesco Floating Portfolio	Separately Managed Fund
	82,000	AEP TEXAS INC	Synthetic	$84,583
	185,000	AEP TRANSMISSION CO LLC	Synthetic	224,293
	1,000,000	AGL ENERGY LTD SER C GTD SR NT	Synthetic	1,152,622
	215,000	AES CORP/THE 144A	Synthetic	243,038
	85,000	AES CORP/THE 144A	Synthetic	85,730
	258,000	AT&T INC	Synthetic	313,066
	315,000	AT&T INC	Synthetic	336,616
	155,000	AT&T INC	Synthetic	167,105
	504,000	AT&T INC	Synthetic	511,544
	275,000	AT&T INC	Synthetic	280,581
	453,000	AT&T INC 144A	Synthetic	464,388
	121,000	AT&T INC 144A	Synthetic	126,437
	375,000	ABBVIE INC	Synthetic	470,909
	438,000	ABBVIE INC	Synthetic	550,161
	365,000	ABBVIE INC	Synthetic	449,160
	374,000	ABBVIE INC	Synthetic	407,808
	274,000	ABBVIE INC	Synthetic	303,003
	263,000	ABBVIE INC	Synthetic	281,882
	140,000	ABBVIE INC	Synthetic	169,431
	129,000	ABBVIE INC	Synthetic	163,800
	1,000,000	ABERDEEN ASIA-PACIFIC	Synthetic	1,092,297
	87,000	ACTIVISION BLIZZARD INC	Synthetic	85,033
	1,000,000	AGNICO EAGLE MINES LIMITED	Synthetic	1,085,820
	108,000	AIR CANADA 2020-2 CLASS A 144A	Synthetic	115,398
	95,000	ALABAMA POWER CO	Synthetic	111,459
	235,000	ALASKA AIRLINES 2020-1 CL 144A	Synthetic	258,812
	492,000	ALIBABA GROUP HOLDING LTD	Synthetic	541,872
	520,000	ALLEGANY PARK CLO LT 1A A 144A	Synthetic	520,803
	87,000	ALLIANT ENERGY FINANCE LL 144A	Synthetic	93,214
	303,000	ALPHABET INC	Synthetic	297,383
	71,000	ALTRIA GROUP INC	Synthetic	85,065

55,000	ALTRIA GROUP INC	Synthetic	72,467
255,000	ALTRIA GROUP INC	Synthetic	357,245
297,000	ALTRIA GROUP INC	Synthetic	351,122
600,000	AMAZON.COM INC	Synthetic	622,542
89,045	AMERICAN AIRLINES 2016-2 CLASS	Synthetic	86,827
143,000	AMERICAN EXPRESS CO	Synthetic	166,032
54,000	AMERICAN INTERNATIONAL GROUP I	Synthetic	64,794
159,000	AMERICAN INTERNATIONAL GROUP I	Synthetic	181,306
30,000	AMERICAN INTERNATIONAL GROUP I	Synthetic	40,026
81,000	AMERICAN INTERNATIONAL GROUP I	Synthetic	92,593
200,000	AMERICAN TRANSMISSION SYS 144A	Synthetic	244,563
1,000,000	AMERICAN TRANSMISSION CO LLC	Synthetic	1,131,586
500,000	AMERICREDIT AUTOMOBILE REC 2 B	Synthetic	505,640
750,000	AMERICREDIT AUTOMOBILE REC 1 B	Synthetic	776,271
400,000	AMERICREDIT AUTOMOBILE REC 2 B	Synthetic	411,278
650,000	AMERICREDIT AUTOMOBILE RE 1 A3	Synthetic	655,983
52,000	AMPHENOL CORP	Synthetic	63,656
32,000	ANALOG DEVICES INC	Synthetic	36,376
70,000	ANGLO AMERICAN CAPITAL PL 144A	Synthetic	76,151
240,000	ANHEUSER-BUSCH COS LLC / ANHEU	Synthetic	271,289
323,000	ANHEUSER-BUSCH COS LLC / ANHEU	Synthetic	410,303
36,000	ANHEUSER-BUSCH COS LLC / ANHEU	Synthetic	46,808
95,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Synthetic	129,062
69,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Synthetic	78,570
509,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Synthetic	624,519
710,000	APIDOS CLO XXV 25A A1R 144A	Synthetic	710,003
176,000	APPALACHIAN POWER CO	Synthetic	211,239
136,000	APPLE INC	Synthetic	171,822
185,000	APPLE INC	Synthetic	231,903
255,000	APPLE INC	Synthetic	321,646
550,000	APPLE INC	Synthetic	583,740
134,000	ARCH CAPITAL GROUP LTD	Synthetic	155,945
1,000,000	ARCTIC SLOPE REGIONAL CORP	Synthetic	1,039,866
190,000	ARIZONA PUBLIC SERVICE CO	Synthetic	208,805
1,000,000	ARTHUR J GALLAGHER &CO SR NT Q	Synthetic	1,090,134
183,000	ASSURANT INC	Synthetic	210,206
200,000	ASSURANT INC	Synthetic	222,544
264,000	ATHENE GLOBAL FUNDING 144A	Synthetic	283,155
694,000	ATHENE GLOBAL FUNDING 144A	Synthetic	694,522
127,000	AVALONBAY COMMUNITIES INC	Synthetic	136,588
81,000	AVANGRID INC	Synthetic	88,674
61,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	63,561
109,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	115,019
273,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	302,229
270,000	BAT CAPITAL CORP	Synthetic	297,371
246,000	BAT CAPITAL CORP	Synthetic	255,359
119,000	BAT CAPITAL CORP	Synthetic	123,253
119,000	BAT CAPITAL CORP	Synthetic	124,122
132,000	TRUIST FINANCIAL CORP	Synthetic	142,842
117,000	TRUIST FINANCIAL CORP	Synthetic	121,435
350,000	BHMS 2018-ATLS ATLS A 144A	Synthetic	340,348
136,000	BMW US CAPITAL LLC 144A	Synthetic	146,645
497,000	BPCE SA 144A	Synthetic	562,524
200,000	BANCO SANTANDER SA	Synthetic	210,579
200,000	BANCO SANTANDER SA	Synthetic	214,824
200,000	BANCO SANTANDER SA	Synthetic	213,505
236,000	BANK OF AMERICA CORP	Synthetic	261,974
330,000	BANK OF AMERICA CORP	Synthetic	387,079
160,000	BANK OF AMERICA CORP	Synthetic	180,366
239,000	BANK OF AMERICA CORP	Synthetic	277,261
274,000	BANK OF AMERICA CORP	Synthetic	311,938
300,000	BANK OF AMERICA CORP	Synthetic	357,224

195,000	BANK OF AMERICA CORP	Synthetic	212,314
400,000	BANK OF AMERICA CORP	Synthetic	524,790
35,000	BANK OF AMERICA CORP	Synthetic	36,681
673,000	BANK OF AMERICA CORP	Synthetic	701,196
261,000	BANK OF AMERICA CORP	Synthetic	263,699
461,000	BANK OF AMERICA CORP	Synthetic	466,015
267,000	BANK OF AMERICA CORP	Synthetic	270,555
259,000	BANK OF MONTREAL 144A	Synthetic	260,733
122,000	BANK OF NOVA SCOTIA/THE	Synthetic	142,245
98,000	BANK OF NOVA SCOTIA/THE	Synthetic	108,050
530,000	BANC OF AMERICA COMMERC BNK3 B	Synthetic	584,911
1,100,000	BANK 2020-BNK25 BN25 A5	Synthetic	1,200,433
430,000	BANK 2019-BNK21 BN21 A5	Synthetic	476,033
700,000	BANK 2017-BNK8 BNK8 A4	Synthetic	798,767
259,000	BANQUE FEDERATIVE DU CRED 144A	Synthetic	259,729
200,000	BARCLAYS PLC	Synthetic	216,708
123,000	BARCLAYS BANK PLC 144A	Synthetic	127,926
1,555,556	BASIN ELEC PWR COOP	Synthetic	1,774,443
250,000	BEECHWOOD PARK CLO 1A A1 144A	Synthetic	250,384
349,000	BECTON DICKINSON AND CO	Synthetic	379,389
126,000	BECTON DICKINSON AND CO	Synthetic	149,671
320,000	BENCHMARK 2019-B10 MORT B10 A4	Synthetic	373,886
1,500,000	BENEFIT STREET PAR 12A A1 144A	Synthetic	1,500,014
600,000	BENEFIT STREET PART 19A A 144A	Synthetic	601,181
208,000	BERKSHIRE HATHAWAY ENERGY 144A	Synthetic	207,971
100,000	BERKSHIRE HATHAWAY FINANCE COR	Synthetic	132,840
208,000	BLACK HILLS CORP	Synthetic	227,981
148,000	BLACK HILLS CORP	Synthetic	160,997
80,000	BLACK HILLS CORP	Synthetic	87,231
193,000	BLACK HILLS CORP	Synthetic	202,703
233,000	BNP PARIBAS SA 144A	Synthetic	238,202
233,000	BNP PARIBAS SA 144A	Synthetic	254,983
320,000	BNP PARIBAS SA 144A	Synthetic	341,095
484,000	BOEING CO/THE	Synthetic	499,227
178,000	BOEING CO/THE	Synthetic	185,146
134,000	BOEING CO/THE	Synthetic	152,748
348,000	BOEING CO/THE	Synthetic	380,845
302,000	BOSTON PROPERTIES LP	Synthetic	303,249
126,000	BOSTON PROPERTIES LP	Synthetic	137,300
168,000	BOSTON PROPERTIES LP	Synthetic	185,223
156,000	BP CAPITAL MARKETS AMERICA INC	Synthetic	176,897
120,000	BP CAPITAL MARKETS AMERICA INC	Synthetic	131,141
250,000	BP CAPITAL MARKETS AMERICA INC	Synthetic	298,769
494,000	BRISTOL-MYERS SQUIBB CO	Synthetic	629,434
117,000	BRISTOL-MYERS SQUIBB CO	Synthetic	117,577
117,000	BRISTOL-MYERS SQUIBB CO	Synthetic	119,451
121,000	BRITISH AIRWAYS 2020-1 CL 144A	Synthetic	129,451
356,000	BROADRIDGE FINANCIAL SOLUTIONS	Synthetic	389,955
272,000	BROOKFIELD FINANCE INC	Synthetic	316,396
57,000	BROOKFIELD FINANCE INC	Synthetic	68,261
345,000	BROOKFIELD FINANCE LLC	Synthetic	366,235
149,000	BURLINGTON NORTHERN SANTA FE L	Synthetic	215,245
195,000	BURLINGTON NORTHERN SANTA FE L	Synthetic	249,182
284,000	CCL INDUSTRIES INC 144A	Synthetic	309,714
1,863,978	CD 2016-CD1 MORTGAGE TR CD1 XA	Synthetic	107,901
1,200,000	CIFC FUNDING 2020-I 2A A1 144A	Synthetic	1,205,302
58,000	CIGNA CORP	Synthetic	62,702
77,000	CIGNA CORP	Synthetic	100,319
90,000	CIGNA CORP	Synthetic	123,762
400,000	CIGNA CORP	Synthetic	527,234
380,000	CIFC FUNDING 2019-V 6A A1 144A	Synthetic	380,707
438,237	COMM 2014-UBS5 MORTGA UBS5 ASB	Synthetic	458,216

3,767,912	COMM 2016-COR1 MORTGAG COR1 XA	Synthetic	211,444
1,320,000	CSAIL 2017-CX9 COMMERCI CX9 A5	Synthetic	1,478,768
4,915,845	COMM 2012-CCRE5 MORTGAG CR5 XA	Synthetic	119,516
1,845,812	COMM 2012-CCRE2 MORTGAG CR2 XA	Synthetic	33,133
568,148	COMM 2012-CCRE3 MORTGAG CR3 A3	Synthetic	582,487
2,561,887	COMM 2012-CCRE4 MORTGAG CR4 XA	Synthetic	62,097
237,608	COMM 2013-CCRE7 MORTGAG CR7 A4	Synthetic	250,034
340,000	COMM 2013-CCRE11 MORTGA CR11 B	Synthetic	369,447
172,000	COMM 2013-CCRE13 MORTG CR13 A4	Synthetic	188,546
130,000	CSX CORP	Synthetic	182,281
12,000	CVS HEALTH CORP	Synthetic	13,589
91,000	CVS HEALTH CORP	Synthetic	108,286
57,000	CVS HEALTH CORP	Synthetic	63,071
680,812	CRG ISSUER 2017	Synthetic	698,973
122,000	CAMDEN PROPERTY TRUST	Synthetic	135,488
255,000	CANADIAN NATURAL RESOURCES LTD	Synthetic	335,075
60,000	CANADIAN NATURAL RESOURCES LTD	Synthetic	83,158
299,000	CANADIAN PACIFIC RAILWAY CO	Synthetic	323,696
166,000	CAPITAL ONE FINANCIAL CORP	Synthetic	182,357
90,000	CARGILL INC 144A	Synthetic	95,444
105,000	CARGILL INC 144A	Synthetic	128,441
1,000,000	CARMAX AUTO SUPERSTORES INC	Synthetic	1,067,846
328,648	CARMAX AUTO OWNER TRUST 2 4 A3	Synthetic	335,573
600,000	CARMAX AUTO OWNER TRUST 20 4 B	Synthetic	628,142
850,000	CARMAX AUTO OWNER TRUST 20 2 B	Synthetic	894,280
315,000	DUKE ENERGY PROGRESS LLC	Synthetic	389,706
261,000	CARRIER GLOBAL CORP	Synthetic	281,629
2,000,000	CASEYS GEN STORES INC	Synthetic	2,166,070
1,000,000	CASEYS GEN STORES INC	Synthetic	1,103,784
625,000	CELULOSA ARAUCO Y CONSTIT 144A	Synthetic	703,131
77,000	CENTERPOINT ENERGY HOUSTON ELE	Synthetic	83,543
7,219	CHASE FUNDING LOAN ACQUI C2 1A	Synthetic	6,981
1,433	CHASE FUNDING TRUST SERI 5 2A2	Synthetic	1,374
335,000	CHENIERE CORPUS CHRISTI HOLDIN	Synthetic	389,865
115,000	CHENIERE CORPUS CHRISTI HOLDIN	Synthetic	128,025
46,000	CHEVRON CORP	Synthetic	48,313
650,000	CITIGROUP COMMERCIAL MOR C2 A4	Synthetic	709,209
133,000	CITIGROUP INC	Synthetic	187,651
100,000	CITIGROUP INC	Synthetic	113,636
232,000	CITIGROUP INC	Synthetic	261,134
150,000	CITIGROUP INC	Synthetic	170,056
84,000	CITIGROUP INC	Synthetic	94,967
113,000	CITIGROUP INC	Synthetic	122,851
113,000	CITIGROUP INC	Synthetic	120,442
363,000	CITIGROUP COMMERCIAL M GC21 A5	Synthetic	396,732
370,000	CITIGROUP COMMERCIAL MORT P8 B	Synthetic	412,888
207,000	CLEVELAND ELECTRIC ILLUMI 144A	Synthetic	220,163
435,000	COCA-COLA CO/THE	Synthetic	463,338
550,000	COLOMBIA GOVERNMENT INTERNATIO	Synthetic	612,150
23,000	COLUMBIA PROPERTY TRUST OPERAT	Synthetic	24,257
42,000	COLUMBIA PROPERTY TRUST OPERAT	Synthetic	43,902
173,000	COMCAST CORP	Synthetic	218,394
180,000	COMCAST CORP	Synthetic	196,917
200,000	COMCAST CORP	Synthetic	231,271
595,000	COMCAST CORP	Synthetic	590,974
255,000	COMMONWEALTH BANK OF AUST 144A	Synthetic	280,146
300,000	COMMONWEALTH EDISON CO	Synthetic	361,171
180,000	BURLINGTON RESOURCES LLC	Synthetic	254,393
35,000	CONSOLIDATED EDISON CO OF NEW	Synthetic	46,085
88,000	CONSOLIDATED EDISON CO OF NEW	Synthetic	108,112
650,000	COOPERATIEVE RABOBANK UA	Synthetic	724,459
510,000	COOPERATIEVE RABOBANK UA	Synthetic	582,051

135,000	CORNING INC	Synthetic	185,325
700,000	CORPORATE OFFICE PROPERTIES LP	Synthetic	729,739
259,000	CREDIT AGRICOLE SA/LONDON 144A	Synthetic	268,637
84,000	CREDIT SUISSE GROUP AG 144A	Synthetic	98,866
524,000	CREDIT SUISSE GROUP FUNDING GU	Synthetic	553,444
423,000	CREDIT SUISSE AG 144A	Synthetic	475,784
82,000	CROWN CASTLE INTERNATIONAL COR	Synthetic	99,670
150,000	CUMMINS INC	Synthetic	153,080
428,108	DBUBS 2011-LC2 MO LC2A A4 144A	Synthetic	430,275
800,000	DBJPM 20-C9 MORTGAGE TRUS C9 C	Synthetic	846,054
540,000	DBWF MORTGAGE TRUST LCM D 144A	Synthetic	445,177
320,000	DBJPM 16-C3 MORTGAGE C3 D 144A	Synthetic	244,379
37,000	DTE ELECTRIC CO	Synthetic	40,293
190,000	DTE ELECTRIC CO	Synthetic	211,706
199,000	DAIMLER FINANCE NORTH AME 144A	Synthetic	201,776
187,000	DAIMLER FINANCE NORTH AME 144A	Synthetic	200,212
235,000	DAIMLER FINANCE NORTH AME 144A	Synthetic	246,791
400,000	DANSKE BANK A/S 144A	Synthetic	417,583
2,000,000	DELOITTE LLP	Synthetic	2,112,897
53,470	DELTA AIR LINES 2020-1 CLASS A	Synthetic	50,789
89,751	DELTA AIR LINES 2002-1 CLASS G	Synthetic	92,229
234,000	DEUTSCHE BANK AG/NEW YORK NY	Synthetic	253,595
455,000	DIAMONDBACK ENERGY INC	Synthetic	478,273
190,000	DIAMONDBACK ENERGY INC	Synthetic	202,861
45,000	DIAMONDBACK ENERGY INC	Synthetic	48,074
174,000	DIGITAL REALTY TRUST LP	Synthetic	203,691
275,000	DISCOVER BANK	Synthetic	292,325
583,000	DISCOVER CARD EXECUTION A5 A5	Synthetic	595,768
42,000	WALT DISNEY CO/THE	Synthetic	43,897
354,000	WALT DISNEY CO/THE	Synthetic	416,124
420,000	DISCOVERY COMMUNICATIONS LLC	Synthetic	545,514
39,000	DOLLAR GENERAL CORP	Synthetic	44,771
200,000	DOMINION ENERGY INC	Synthetic	207,037
165,000	DOMINION ENERGY INC	Synthetic	168,575
170,000	DOMINION ENERGY INC	Synthetic	179,271
250,000	DOW CHEMICAL CO/THE	Synthetic	301,860
258,000	DOW CHEMICAL CO/THE	Synthetic	264,767
250,000	DRYDEN 49 SENIOR LO 49A A 144A	Synthetic	250,005
400,000	DRYDEN SENIOR LOAN 47A A2 144A	Synthetic	399,151
225,000	DUKE ENERGY CORP	Synthetic	243,637
148,000	DUKE REALTY LP	Synthetic	165,783
63,000	DUKE REALTY LP	Synthetic	74,250
575,000	DUKE ENERGY CAROLINAS LLC	Synthetic	710,347
373,000	DUKE ENERGY CAROLINAS LLC	Synthetic	418,029
120,000	DUKE ENERGY CAROLINAS LLC	Synthetic	144,908
202,000	DUKE ENERGY PROGRESS LLC	Synthetic	256,494
188,000	DUKE ENERGY PROGRESS LLC	Synthetic	227,041
176,000	DUKE ENERGY PROGRESS LLC	Synthetic	204,438
115,000	DUKE ENERGY INDIANA LLC	Synthetic	130,243
119,000	DUQUESNE LIGHT HOLDINGS I 144A	Synthetic	123,091
400,080	ELFI GRADUATE LOAN PR A A 144A	Synthetic	411,331
450,000	ECOPETROL SA	Synthetic	580,950
348,000	EMERSON ELECTRIC CO	Synthetic	350,276
650,000	ABU DHABI GOVERNMENT INTE 144A	Synthetic	733,980
33,000	ENABLE MIDSTREAM PARTNERS LP	Synthetic	32,743
83,000	EMPOWER FINANCE 2020 LP 144A	Synthetic	83,623
95,000	ENERGY TRANSFER LP	Synthetic	104,591
214,000	ENTERGY CORP	Synthetic	235,873
101,000	ENTERGY CORP	Synthetic	109,078
112,000	ENTERGY LOUISIANA LLC	Synthetic	145,856
360,000	ENTERGY LOUISIANA LLC	Synthetic	464,358
93,000	ENTERGY TEXAS INC	Synthetic	108,609

109,000	EQUINOR ASA	Synthetic	123,566
25,000	ESSENTIAL UTILITIES INC	Synthetic	27,102
100,000	ESSEX PORTFOLIO LP	Synthetic	109,706
238,000	EVERSOURCE ENERGY	Synthetic	256,849
176,000	EXELON GENERATION CO LLC	Synthetic	191,913
75,000	EXELON CORP	Synthetic	88,746
110,000	EXELON CORP	Synthetic	146,271
95,000	EXXON MOBIL CORP	Synthetic	118,308
125,000	FMC CORP	Synthetic	142,304
250,000	FMC CORP	Synthetic	324,119
162,000	FAIRFAX FINANCIAL HOLDINGS LTD	Synthetic	181,313
109,000	FAIRFAX US INC 144A	Synthetic	119,464
591,429	FANNIE MAE CONNECTICUT C04 1M2	Synthetic	615,587
669,821	FANNIE MAE CONNECTICUT C06 1M2	Synthetic	701,268
2,766	FHLMC POOL #G0-3073	Synthetic	3,198
243,818	FHLMC POOL #G0-4540	Synthetic	288,788
109,357	FHLMC POOL #G0-5816	Synthetic	126,219
1,854,776	FHLMC POOL #G0-7921	Synthetic	2,010,683
108,387	FHLMC POOL #G0-8655	Synthetic	117,876
413,381	FHLMC POOL #G0-8693	Synthetic	442,286
134,338	FHLMC POOL #G0-8707	Synthetic	145,613
100,586	FHLMC POOL #C9-1403	Synthetic	107,247
8,720	FHLMC POOL #1H-2548	Synthetic	9,173
14,303	FHLMC POOL #1H-2601	Synthetic	15,114
141,131	FHLMC POOL #A9-6423	Synthetic	164,143
108,222	FHLMC POOL #2B-6384	Synthetic	112,836
152,536	FHLMC POOL #2B-6451	Synthetic	159,057
913,444	FHLMC POOL #ZA-6681	Synthetic	989,427
82,598	FHLMC POOL #Z4-0007	Synthetic	97,865
100,623	FHLMC POOL #U8-0035	Synthetic	109,138
112,716	FHLMC POOL #Q0-2669	Synthetic	128,550
31,465	FHLMC POOL #Q0-4674	Synthetic	34,311
79,203	FHLMC POOL #Q0-4636	Synthetic	86,503
70,181	FHLMC POOL #Q0-5292	Synthetic	77,373
151,723	FHLMC POOL #Q0-5793	Synthetic	165,986
896,999	FHLMC POOL #U9-9115	Synthetic	980,384
1,754,638	FHLMC POOL #U9-9163	Synthetic	1,903,765
1,301,030	FHLMC MULTICLASS STRIP 326 350	Synthetic	1,416,622
687,912	FHLMC POOL #V8-3907	Synthetic	736,147
182,397	FHLMC POOL #Q3-2638	Synthetic	199,463
276,797	FHLMC POOL #Q3-3095	Synthetic	302,698
184,391	FHLMC POOL #Q3-6181	Synthetic	201,142
108,663	FHLMC POOL #Q3-6283	Synthetic	119,675
316,050	FHLMC POOL #Q3-6103	Synthetic	345,469
103,255	FHLMC POOL #Q3-6104	Synthetic	112,859
79,943	FHLMC POOL #Q3-6126	Synthetic	86,736
220,354	FHLMC POOL #Q3-7437	Synthetic	241,543
229,592	FHLMC POOL #Q3-7876	Synthetic	252,241
196,448	FHLMC POOL #Q3-8474	Synthetic	213,528
168,757	FHLMC POOL #Q4-0496	Synthetic	183,541
336,348	FHLMC POOL #Q4-1744	Synthetic	363,196
260,539	FHLMC POOL #Q4-1085	Synthetic	282,633
141,358	FHLMC POOL #Q4-1930	Synthetic	153,298
175,462	FHLMC POOL #Q4-1931	Synthetic	189,533
92,456	FHLMC POOL #Q4-4624	Synthetic	101,074
94,588	FHLMC POOL #Q4-4658	Synthetic	103,995
659,278	FHLMC POOL #Q4-6277	Synthetic	715,634
486,546	FHLMC POOL #Q4-9490	Synthetic	516,529
454,437	FHLMC POOL #G6-7706	Synthetic	496,682
330,027	FHLMC POOL #G6-7707	Synthetic	363,658
1,331,551	FHLMC POOL #G6-7709	Synthetic	1,455,035
727,979	FHLMC POOL #G6-7710	Synthetic	783,276

733,129	FHLMC POOL #G6-7712	Synthetic	820,636
130,694	FHLMC POOL #G6-7700	Synthetic	142,769
228,379	FHLMC POOL #G6-7702	Synthetic	251,934
942,734	FHLMC POOL #G6-7713	Synthetic	1,028,824
332,467	FHLMC POOL #Q5-0695	Synthetic	363,802
215,885	FHLMC POOL #Q5-4870	Synthetic	230,880
323,210	FHLMC POOL #Q5-9717	Synthetic	355,024
588,518	FHLMC POOL #Q5-9721	Synthetic	641,932
1,071,306	FHLMC POOL #G6-0250	Synthetic	1,171,546
154,659	FHLMC POOL #G6-0238	Synthetic	169,130
691,126	FHLMC POOL #G6-1748	Synthetic	755,221
571,846	FHLMC POOL #G6-1573	Synthetic	616,897
654,301	FHLMC POOL #G6-1594	Synthetic	699,251
1,562,601	FHLMC POOL #RA-1375	Synthetic	1,654,239
1,325,000	FEDERAL HOME LN BK CONS BD	Synthetic	1,444,910
1,412,917	FHLMC POOL #QA-4675	Synthetic	1,509,854
1,239,994	FHLMC POOL #QA-5182	Synthetic	1,324,918
23,384	FNMA GTD REMIC P/T 99-33 Z	Synthetic	26,282
846,932	FNMA GTD REMIC P/T 11-99 CZ	Synthetic	1,012,785
470,163	FNMA GTD REMIC P/T 11-122 TL	Synthetic	506,053
1,141,000	FNMA GTD REMIC P/T 12-30 ME	Synthetic	1,270,201
252,070	FNMA GTD REMIC P/T 12-110 CA	Synthetic	269,153
437,525	FNMA GTD REMIC P/T 13-20 HZ	Synthetic	530,444
650,000	FNMA GTD REMIC P/T 14-61 PY	Synthetic	742,551
108,295	FNMA GTD REMIC P/T 16-M11 AL	Synthetic	112,567
464,681	FNMA GTD REMIC P/T 18-27 EA	Synthetic	495,989
7,658,045	FNMA GTD REMIC P/T 19-M21 X2	Synthetic	818,026
34,255	FNMA POOL #0251366	Synthetic	38,581
111,000	FEDERAL REALTY INVESTMENT TRUS	Synthetic	116,019
71,966	FNMA POOL #0310015	Synthetic	83,344
120,475	FNMA POOL #0357342	Synthetic	140,365
10,658	FNMA POOL #0372188	Synthetic	11,542
98,452	FHLMC MULTICLASS MTG 3724 CM	Synthetic	112,284
1,661,782	FHLMC MULTICLASS MTG 3751 ME	Synthetic	1,852,088
786,435	FHLMC MULTICLASS MTG 3753 KZ	Synthetic	897,920
490,653	FHLMC MULTICLASS MTG 3843 JZ	Synthetic	619,062
530,000	FHLMC MULTICLASS MTG 3867 PL	Synthetic	625,463
1,728,000	FHLMC MULTICLASS MTG 3898 KD	Synthetic	1,982,354
280,000	FHLMC MULTICLASS MTG 3934 KB	Synthetic	332,722
1,741,584	FHLMC MULTICLASS MTG 4000 ZT	Synthetic	1,972,096
1,838,906	FHLMC MULTICLASS MTG 4048 CE	Synthetic	2,152,597
210,000	FHLMC MULTICLASS MTG 4235 QD	Synthetic	231,733
1,313,741	FHLMC MULTICLASS MTG 4310 BZ	Synthetic	1,479,354
2,600,000	FHLMC MULTICLASS MTG 4427 LB	Synthetic	2,964,973
433,909	FHLMC MULTICLASS MTG 4468 EV	Synthetic	443,933
349,000	FHLMC MULTICLASS MTG K052 A2	Synthetic	388,901
735,589	FHLMC MULTICLASS MTG 4634 ZM	Synthetic	997,248
166,094	FHLMC MULTICLASS MTG 4678 AB	Synthetic	169,722
771,394	FHLMC MULTICLASS MTG 4791 MT	Synthetic	773,402
25,314	FHLMC MULTICLASS MTG 4754 QA	Synthetic	27,154
910,341	FHLMC MULTICLASS MTG 4793 CD	Synthetic	954,986
926,000	FHLMC MULTICLASS MTG K735 A2	Synthetic	1,020,859
499,000	FHLMC MULTICLASS MTG K736 A2	Synthetic	537,289
411,382	FREDDIE MAC STRUCTURED DN3 M3	Synthetic	419,658
559,742	FREDDIE MAC STRUCTURED DNA3 M3	Synthetic	582,712
1,031,482	FREDDIE MAC STRUCTURED HQA2 M3	Synthetic	1,069,160
1,400,000	FREDDIE MAC STRUCTURED DNA2 M2	Synthetic	1,445,901
5,066	FNMA POOL #0535575	Synthetic	5,130
2,500	FNMA POOL #0545349	Synthetic	2,525
315,881	FNMA POOL #0633699	Synthetic	361,068
85,401	FNMA POOL #0AH0575	Synthetic	95,893
144,448	FNMA POOL #0AH1141	Synthetic	162,192

193,265	FNMA POOL #0AH1161	Synthetic	217,169
114,848	FNMA POOL #0AH4772	Synthetic	128,510
187,029	FNMA POOL #0AJ8122	Synthetic	206,145
86,858	FNMA POOL #0AJ9198	Synthetic	93,542
208,739	FNMA POOL #0AJ9611	Synthetic	227,591
103,118	FNMA POOL #0AL0998	Synthetic	116,044
239,776	FNMA POOL #0AL2528	Synthetic	261,863
342,751	FNMA POOL #0AL3414	Synthetic	384,736
70,390	FNMA POOL #0AL6134	Synthetic	74,827
141,020	FNMA POOL #0AL9424	Synthetic	153,334
223,234	FNMA POOL #0AP9631	Synthetic	240,592
84,375	FNMA POOL #0AQ4651	Synthetic	92,693
113,348	FNMA POOL #0AQ4697	Synthetic	123,274
92,164	FNMA POOL #0AS4227	Synthetic	101,120
103,289	FNMA POOL #0AS5322	Synthetic	108,974
554,306	FNMA POOL #0AS5018	Synthetic	603,341
204,044	FNMA POOL #0AS5082	Synthetic	222,103
172,783	FNMA POOL #0AS5091	Synthetic	182,284
242,352	FNMA POOL #0AS5144	Synthetic	255,675
315,747	FNMA POOL #0AS6187	Synthetic	342,976
170,963	FNMA POOL #0AS6477	Synthetic	185,335
251,327	FNMA POOL #0AS6542	Synthetic	274,771
394,149	FNMA POOL #0AS6612	Synthetic	430,916
173,588	FNMA POOL #0AS6611	Synthetic	189,780
87,565	FNMA POOL #0AS6937	Synthetic	95,078
133,986	FNMA POOL #0AS7321	Synthetic	142,495
153,520	FNMA POOL #0AS7440	Synthetic	163,407
132,256	FNMA POOL #0AS7441	Synthetic	140,659
123,802	FNMA POOL #0AS7444	Synthetic	132,060
119,083	FNMA POOL #0AS7469	Synthetic	129,482
328,841	FNMA POOL #0AS7613	Synthetic	356,517
1,076,628	FNMA POOL #0AS7742	Synthetic	1,177,063
467,482	FNMA POOL #0AU1292	Synthetic	498,387
87,923	FNMA POOL #0AW0797	Synthetic	97,671
182,277	FNMA POOL #0AW3059	Synthetic	204,586
280,346	FNMA POOL #0AZ1730	Synthetic	308,734
229,605	FNMA POOL #0AZ4420	Synthetic	250,975
26,783	FNMA GTD REMIC P/T 01-52 YZ	Synthetic	31,616
22,578	FHLMC MULTICLASS MTG 2519 ZD	Synthetic	25,776
69,935	FHLMC MULTICLASS MTG 2541 NE	Synthetic	80,843
26,929	FNMA GTD REMIC P/T 04-56 FE	Synthetic	27,044
30,673	FHLMC MULTICLASS MTG 2861 Z	Synthetic	36,206
271,811	FHLMC MULTICLASS MTG R003 ZA	Synthetic	316,367
414,188	FNMA GTD REMIC P/T 09-50 HZ	Synthetic	473,973
101,444	FHLMC MULTICLASS MTG 3351 ZC	Synthetic	118,623
76,340	FHLMC MULTICLASS MTG 3394 ZY	Synthetic	88,861
136,771	FNMA GTD REMIC P/T 11-10 ZC	Synthetic	155,189
535,425	FNMA GTD REMIC P/T 11-30 ZA	Synthetic	578,843
1,662,951	FNMA GTD REMIC P/T 10-59 PC	Synthetic	1,890,427
675,000	FNMA GTD REMIC P/T 10-139 NB	Synthetic	810,417
153,957	FHLMC MULTICLASS MTG 3662 ZB	Synthetic	180,741
144,483	FNMA POOL #0682088	Synthetic	166,058
77,665	FNMA POOL #0725423	Synthetic	90,585
142,451	FNMA POOL #0735925	Synthetic	165,412
4,186	FNMA POOL #0745275	Synthetic	4,864
127,878	FNMA POOL #0759850	Synthetic	150,261
5,129	FNMA POOL #0826398	Synthetic	5,194
255,430	FNMA POOL #0AZ7351	Synthetic	280,816
79,727	FNMA POOL #0BE7488	Synthetic	86,429
404,364	FNMA POOL #0BF0078	Synthetic	451,337
107,387	FNMA POOL #0BF0125	Synthetic	119,714
358,072	FNMA POOL #0BF0108	Synthetic	409,689

302,897	FNMA POOL #0BF0118	Synthetic	346,561
549,530	FNMA POOL #0BF0157	Synthetic	606,463
312,168	FNMA POOL #0BF0130	Synthetic	343,139
1,245,234	FNMA POOL #0BF0132	Synthetic	1,394,229
201,015	FNMA POOL #0BF0201	Synthetic	223,945
1,088,998	FNMA POOL #0BF0202	Synthetic	1,221,675
501,844	FNMA POOL #0BH5155	Synthetic	533,057
132,550	FNMA POOL #0BK3209	Synthetic	141,842
878,315	FNMA POOL #0BK7939	Synthetic	963,679
1,970,000	FNMA POOL #0BL0752	Synthetic	2,274,815
402,000	FNMA POOL #0BL4480	Synthetic	430,531
776,000	FNMA POOL #0BL3670	Synthetic	825,863
583,515	FNMA POOL #0BL4112	Synthetic	622,872
442,282	FNMA POOL #0BM4984	Synthetic	479,963
684,352	FNMA POOL #0BN5324	Synthetic	745,592
358,399	FNMA POOL #0BO5023	Synthetic	381,279
565,956	FNMA POOL #0CA4446	Synthetic	604,727
449,060	FNMA POOL #0FM1000	Synthetic	471,055
23,284	FNMA POOL #0889139	Synthetic	26,914
32,265	FNMA POOL #0909169	Synthetic	37,306
81,017	FNMA POOL #0909178	Synthetic	103,364
12,247	FNMA POOL #0914081	Synthetic	13,721
106,582	FNMA POOL #0952602	Synthetic	126,716
107,956	FNMA POOL #0968340	Synthetic	116,933
229,361	FNMA POOL #0AB6609	Synthetic	246,723
183,542	FNMA POOL #0AB7342	Synthetic	194,622
87,337	FNMA POOL #0AC9295	Synthetic	101,548
99,035	FNMA POOL #0MA1058	Synthetic	104,110
194,945	FNMA POOL #0MA1332	Synthetic	210,769
146,443	FNMA POOL #0MA1366	Synthetic	154,126
670,900	FNMA POOL #0MA2895	Synthetic	705,605
79,990	FNMA POOL #0AD0826	Synthetic	94,026
24,155	FNMA POOL #0AD0847	Synthetic	28,393
287,394	FNMA POOL #0AD0732	Synthetic	339,551
24,989	FNMA POOL #0AE0689	Synthetic	29,277
122,268	FNMA POOL #0AE3691	Synthetic	137,288
123,485	FNMA POOL #0AE3695	Synthetic	138,654
81,235	FNMA POOL #0AE4342	Synthetic	90,100
80,969	FNMA POOL #0AE8259	Synthetic	94,155
136,000	FEDEX CORP	Synthetic	162,395
148,000	FEDEX CORP	Synthetic	187,001
195,000	FEDEX CORP	Synthetic	235,705
234,000	FEDEX CORP	Synthetic	277,932
240,000	FEDERATION DES CAISSES DE 144A	Synthetic	252,306
154,000	FIRSTENERGY CORP	Synthetic	156,523
265,000	FLORIDA GAS TRANSMISSION 144A	Synthetic	300,943
2,000,000	FOOTBALL CLUB TERM NTS	Synthetic	2,161,317
750,000	FORD CREDIT AUTO OWNER TR A A4	Synthetic	770,486
373,000	FORD CREDIT AUTO OWNE 2 A 144A	Synthetic	385,802
359,000	FORD CREDIT AUTO OWNE 1 A 144A	Synthetic	368,086
2,000,000	FOUR CORNERS OPER PARTNER 144A	Synthetic	1,986,396
187,000	FOX CORP	Synthetic	205,951
152,000	GATX CORP	Synthetic	179,634
179,000	GE CAPITAL FUNDING LLC 144A	Synthetic	211,010
336,797	GNMA II POOL #0MA6476	Synthetic	359,674
430,375	GS MORTGAGE SECURITIES GC6 A3	Synthetic	437,118
315,841	GS MORTGAGE SECURITIES GCJ7 A4	Synthetic	319,717
520,000	GS MORTGAGE SECURITIES GCJ7 AS	Synthetic	536,269
270,000	GS MORTGAGE SECURITIES GCJ7 B	Synthetic	277,450
78,545	GNMA II POOL #0AR4868	Synthetic	86,043
144,226	GNMA II POOL #0004853	Synthetic	159,522
136,611	GNMA II POOL #0005140	Synthetic	152,196

46,427	GNMA II POOL #0005116	Synthetic	53,216
69,533	GNMA II POOL #0005175	Synthetic	77,466
34,383	GNMA POOL #0723362	Synthetic	38,926
21,333	GNMA POOL #0726918	Synthetic	23,953
69,836	GNMA II POOL #0741136	Synthetic	76,914
65,097	GNMA II POOL #0741137	Synthetic	71,296
15,691	GSR MORTGAGE LOAN TRUST 5F 8A1	Synthetic	14,665
461,000	GS MORTGAGE SECURITIES GC26 A5	Synthetic	507,379
700,000	GM FINANCIAL CONSUMER AUTO 3 C	Synthetic	723,564
350,000	GM FINANCIAL CONSUMER AUTO 3 B	Synthetic	362,058
670,000	GS MORTGAGE SECURITIES GC42 A4	Synthetic	748,175
255,000	GENERAL DYNAMICS CORP	Synthetic	293,351
12,000	GENERAL ELECTRIC CO	Synthetic	14,067
32,000	GENERAL ELECTRIC CO	Synthetic	36,572
100,000	GENERAL MOTORS CO	Synthetic	125,933
127,000	GENERAL MOTORS CO	Synthetic	154,047
110,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	119,813
176,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	192,982
520,000	GEORGIA-PACIFIC LLC 144A	Synthetic	522,562
91,000	GEORGIA POWER CO	Synthetic	100,734
120,000	GEORGIA POWER CO	Synthetic	126,421
172,000	GILEAD SCIENCES INC	Synthetic	190,004
268,000	GILEAD SCIENCES INC	Synthetic	265,970
347,000	GILEAD SCIENCES INC	Synthetic	348,055
1,000,000	GILDAN ACTIVEWEAR INC A 144A	Synthetic	1,050,313
15,000	GLOBAL PAYMENTS INC	Synthetic	16,063
145,000	GLOBAL PAYMENTS INC	Synthetic	160,448
200,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	306,032
50,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	52,850
187,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	213,403
134,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	135,087
113,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	119,398
5,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	6,392
126,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	137,128
183,469	GNMA GTD REMIC P/T 09-29 PB	Synthetic	207,859
516,096	GNMA GTD REMIC P/T 11-38 D	Synthetic	531,873
10,783	GNMA GTD REMIC P/T 10-123 IA	Synthetic	367
18,249	GNMA GTD REMIC P/T 11-169 BC	Synthetic	20,185
315,880	GNMA GTD REMIC P/T 12-31 MJ	Synthetic	322,474
63,351	GNMA GTD REMIC P/T 13-8 BE	Synthetic	64,880
457,498	GNMA GTD REMIC P/T 13-97 AT	Synthetic	482,370
2,000,000	GNMA GTD REMIC P/T 15-143 B	Synthetic	2,250,825
3,000,000	GNMA GTD REMIC P/T 17-180 QB	Synthetic	3,180,390
617,555	GNMA GTD REMIC P/T 18-112 AL	Synthetic	658,170
617,197	GNMA GTD REMIC P/T 19-H06 FD	Synthetic	627,129
140,000	WW GRAINGER INC	Synthetic	147,451
58,000	HCA INC	Synthetic	67,726
121,000	HCA INC	Synthetic	140,747
200,000	HSBC HOLDINGS PLC	Synthetic	230,431
200,000	HSBC HOLDINGS PLC	Synthetic	217,750
215,000	HSBC HOLDINGS PLC	Synthetic	248,271
523,000	HSBC HOLDINGS PLC	Synthetic	556,953
335,000	HSBC HOLDINGS PLC	Synthetic	419,955
403,000	HSBC HOLDINGS PLC	Synthetic	416,226
200,000	HSBC HOLDINGS PLC	Synthetic	204,745
218,000	HSBC HOLDINGS PLC	Synthetic	221,688
14,000	HALLIBURTON CO	Synthetic	15,701
180,000	HALLIBURTON CO	Synthetic	210,064
1,000,000	HARDWOOD FDG LLC	Synthetic	1,057,472
1,000,000	HARDWOOD FDG LLC	Synthetic	1,077,458
249,000	HARLEY-DAVIDSON FINANCIAL 144A	Synthetic	269,715
433,000	HARTFORD FINANCIAL SERVICES GR	Synthetic	606,683

2,000,000	HAWAIIAN ELEC CO INC	Synthetic	2,237,934
245,000	HEALTH CARE SERVICE CORP 144A	Synthetic	265,014
70,000	HEALTHCARE TRUST OF AMERICA HO	Synthetic	79,271
106,000	HEINEKEN NV 144A	Synthetic	120,631
205,000	HESS CORP	Synthetic	250,173
109,000	HEWLETT PACKARD ENTERPRISE CO	Synthetic	112,972
315,000	HOME DEPOT INC/THE	Synthetic	363,422
160,000	HOME DEPOT INC/THE	Synthetic	188,576
660,000	HUMANA INC	Synthetic	728,718
360,000	CENOVUS ENERGY INC	Synthetic	370,940
1,000,000	ITR CONCESSION CO LLC	Synthetic	1,148,031
115,000	IDAHO POWER CO	Synthetic	149,007
400,000	INDONESIA GOVERNMENT INTERNATI	Synthetic	431,556
262,000	ING GROEP NV	Synthetic	286,253
500,000	INTEL CORP	Synthetic	559,628
45,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	50,930
265,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	329,883
89,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	92,744
178,000	INTERCONTINENTAL EXCHANGE INC	Synthetic	180,758
175,000	INTERNATIONAL BUSINESS MACHINE	Synthetic	186,517
90,000	INTERNATIONAL PAPER CO	Synthetic	117,748
204,000	INTERNATIONAL PAPER CO	Synthetic	267,173
245,000	INTERPUBLIC GROUP OF COS INC/T	Synthetic	303,850
155,000	INTERSTATE POWER AND LIGHT CO	Synthetic	163,906
147,000	IPALCO ENTERPRISES INC 144A	Synthetic	169,702
200,000	JPMORGAN CHASE & CO	Synthetic	223,963
74,000	JPMORGAN CHASE & CO	Synthetic	85,053
309,115	JP MORGAN CHASE COMMERCI C6 A3	Synthetic	318,579
380,000	JP MORGAN CHASE COMM C5 C 144A	Synthetic	364,336
202,705	JP MORGAN CHASE COMMERC CBX A4	Synthetic	205,900
7,076,892	JP MORGAN CHASE COMMERC CBX XA	Synthetic	52,963
392,814	JP MORGAN CHASE COMMERC C10 A5	Synthetic	410,283
1,300,000	JPMBB COMMERCIAL MORTGAG C19 C	Synthetic	1,273,789
240,000	JPMBB COMMERCIAL MORTGA C26 A4	Synthetic	263,866
360,000	JPMORGAN CHASE & CO	Synthetic	385,854
190,000	JPMORGAN CHASE & CO	Synthetic	206,104
130,000	JPMORGAN CHASE & CO	Synthetic	149,381
431,000	JPMORGAN CHASE & CO	Synthetic	446,651
166,000	JPMORGAN CHASE & CO	Synthetic	192,566
123,000	JPMORGAN CHASE & CO	Synthetic	130,568
220,000	JPMORGAN CHASE & CO	Synthetic	270,628
1,000,000	JPMORGAN CHASE & CO	Synthetic	1,117,766
250,000	JPMORGAN CHASE & CO	Synthetic	265,369
364,000	JPMORGAN CHASE & CO	Synthetic	373,577
1,200,000	JACKSON PARK TRUST LIC D 144A	Synthetic	1,147,286
2,000,000	JAMES CAMPBELL COMPANY LLC	Synthetic	2,141,078
213,000	JERSEY CENTRAL POWER & LI 144A	Synthetic	238,184
137,000	JOHNSON & JOHNSON	Synthetic	138,155
86,000	JPMORGAN CHASE & CO	Synthetic	90,475
92,000	JPMORGAN CHASE & CO	Synthetic	94,990
760,000	JPMCC COMMERCIAL MORTGAG JP6 C	Synthetic	773,852
303,000	KKR GROUP FINANCE CO VII 144A	Synthetic	337,562
1,000,000	KAYNE CLO 7 LTD 7A A1 144A	Synthetic	1,000,297
250,000	KAYNE CLO 6 LTD 6A A1 144A	Synthetic	250,575
475,000	KAZMUNAYGAS NATIONAL CO J 144A	Synthetic	585,527
100,000	KENTUCKY UTILITIES CO	Synthetic	110,828
13,000	KEURIG DR PEPPER INC	Synthetic	14,988
253,000	KIMCO REALTY CORP	Synthetic	276,546
299,000	KIMCO REALTY CORP	Synthetic	321,624
260,000	KINDER MORGAN INC 144A	Synthetic	293,322
94,532	KING INTERNATIONAL LEASING LLC	Synthetic	96,494
416,000	KROGER CO/THE	Synthetic	565,022

111,000	KROGER CO/THE	Synthetic	130,058
670,000	LCM XIV LP 14A AR 144A	Synthetic	665,239
1,000,000	LA STAD FIN CO LLC	Synthetic	1,001,125
1,000,000	LA STAD FIN CO LLC	Synthetic	1,143,150
229,193	LAUREL ROAD PRIME S C A2B 144A	Synthetic	233,326
438,188	LAUREL ROAD PRIME A A2FX 144A	Synthetic	448,410
166,000	LEIDOS INC 144A	Synthetic	169,021
532,000	LIBERTY MUTUAL GROUP INC 144A	Synthetic	637,072
1,000,000	LION INDL PPTYS LP	Synthetic	1,127,704
1,000,000	LITTLEFUSE INC	Synthetic	1,021,314
220,000	LLOYDS BANKING GROUP PLC	Synthetic	232,421
216,000	LOCKHEED MARTIN CORP	Synthetic	280,686
100,000	LOCKHEED MARTIN CORP	Synthetic	108,118
356,000	MPLX LP	Synthetic	377,038
105,000	MPLX LP	Synthetic	110,041
150,000	MPLX LP	Synthetic	155,236
550,000	MAGNETITE XII LTD 12A ARR 144A	Synthetic	550,022
2,000,000	MAJOR LEAGUE BASEBALL TR	Synthetic	2,165,063
117,000	MARATHON PETROLEUM CORP	Synthetic	132,380
272,000	MARATHON PETROLEUM CORP	Synthetic	276,750
91,000	MARATHON PETROLEUM CORP	Synthetic	104,246
131,000	MARS INC 144A	Synthetic	173,234
1,000,000	MARS INCORPORATED	Synthetic	1,087,960
82,000	MARSH & MCLENNAN COS INC	Synthetic	99,837
600,000	MCDONALD'S CORP	Synthetic	776,009
206,000	MCKESSON CORP	Synthetic	207,030
1,000,000	MCKINSEY + CO INC	Synthetic	1,020,379
61,000	MEDTRONIC INC	Synthetic	82,142
263,000	METLIFE INC	Synthetic	277,465
329,000	MICROSOFT CORP	Synthetic	417,167
414,000	MICROSOFT CORP	Synthetic	436,581
282,000	MICROCHIP TECHNOLOGY INC 144A	Synthetic	294,934
54,000	MID-AMERICA APARTMENTS LP	Synthetic	63,300
17,000	MISSISSIPPI POWER CO	Synthetic	20,654
235,000	MISSISSIPPI POWER CO	Synthetic	283,203
148,000	MITSUBISHI UFJ FINANCIAL GROUP	Synthetic	160,454
135,000	MITSUBISHI UFJ FINANCIAL GROUP	Synthetic	146,705
433,000	MITSUBISHI UFJ FINANCIAL GROUP	Synthetic	457,419
390,000	MORGAN STANLEY CAPITAL I L1 A4	Synthetic	466,126
310,000	MORGAN STANLEY	Synthetic	354,755
59,000	MORGAN STANLEY	Synthetic	63,105
130,000	MORGAN STANLEY	Synthetic	137,311
411,000	MORGAN STANLEY	Synthetic	413,939
107,000	MORGAN STANLEY	Synthetic	138,951
89,000	MORGAN STANLEY	Synthetic	98,596
1,077,000	MORGAN STANLEY	Synthetic	1,235,399
89,000	MORGAN STANLEY	Synthetic	101,924
468,000	MORGAN STANLEY BANK OF A C5 A4	Synthetic	482,432
542,000	MORGAN STANLEY BANK OF A C9 A4	Synthetic	568,503
322,000	MORGAN STANLEY BANK OF C19 A4	Synthetic	352,759
225,000	MOSAIC CO/THE	Synthetic	235,124
271,938	MOSAIC SOLAR LOAN T 2GS A 144A	Synthetic	292,819
1,356,170	MOTEL 6 TRUST 2017 MTL6 C 144A	Synthetic	1,348,542
258,000	MYLAN INC	Synthetic	335,880
115,000	NRG ENERGY INC 144A	Synthetic	119,252
96,000	NRG ENERGY INC 144A	Synthetic	101,071
50,000	NXP BV / NXP FUNDING LLC 144A	Synthetic	56,701
58,000	NARRAGANSETT ELECTRIC CO/ 144A	Synthetic	65,779
434,000	NASDAQ INC	Synthetic	430,008
265,000	NATIONAL AUSTRALIA BANK L 144A	Synthetic	297,600
268,000	NATIONAL AUSTRALIA BANK L 144A	Synthetic	272,456
56,000	NATIONAL RETAIL PROPERTIES INC	Synthetic	64,918

114,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	119,985
88,000	NATIONAL RURAL UTILITIES COOPE	Synthetic	94,123
210,000	NATWEST GROUP PLC	Synthetic	217,184
500,000	NAVIENT PRIVATE EDU FA A2 144A	Synthetic	516,418
521,080	NAVIENT PRIVATE EDUC EA A 144A	Synthetic	531,864
397,000	NBCUNIVERSAL MEDIA LLC	Synthetic	519,879
310,000	NBCUNIVERSAL ENTERPRISE I 144A	Synthetic	316,200
1,000,000	NEW JERSEY RES CORP	Synthetic	1,061,973
1,500,000	NEWARK BSL CLO 1 L 1A A1R 144A	Synthetic	1,496,790
97,000	NEWCREST FINANCE PTY LTD 144A	Synthetic	107,142
115,000	NISOURCE INC	Synthetic	133,075
243,000	NISSAN MOTOR CO LTD 144A	Synthetic	260,186
200,000	NISSAN MOTOR CO LTD 144A	Synthetic	220,906
31,000	NOBLE ENERGY INC	Synthetic	35,614
200,000	NOBLE ENERGY INC	Synthetic	260,629
155,000	NORTHROP GRUMMAN CORP	Synthetic	168,587
1,000,000	NORTHWESTERN CORP	Synthetic	1,110,296
453,000	NVIDIA CORP	Synthetic	544,016
91,000	NVIDIA CORP	Synthetic	110,391
125,000	NUTRIEN LTD	Synthetic	172,872
114,000	NUTRIEN LTD	Synthetic	125,369
98,000	NUTRIEN LTD	Synthetic	119,526
1,200,000	OHA CREDIT FUNDING 4A A1 144A	Synthetic	1,201,540
640,000	OHA LOAN FUNDING 1A A1R2 144A	Synthetic	640,793
1,000,000	OAKTREE CAP MGMT L P	Synthetic	1,171,220
380,000	OCTAGON INVESTMENT 1A A1 144A	Synthetic	380,002
500,000	OCTAGON LOAN FUNDI 1A ARR 144A	Synthetic	500,006
154,000	OGLETHORPE POWER CORP 144A	Synthetic	165,491
260,000	ONEOK INC	Synthetic	268,679
299,000	ORACLE CORP	Synthetic	361,062
500,000	ORACLE CORP	Synthetic	585,594
410,000	ORIX CORP	Synthetic	448,202
441,000	OWL ROCK CAPITAL CORP	Synthetic	464,518
255,000	OWL ROCK CAPITAL CORP	Synthetic	258,651
55,000	PECO ENERGY CO	Synthetic	70,805
8,000	PPL CAPITAL FUNDING INC	Synthetic	8,828
175,000	PPL CAPITAL FUNDING INC	Synthetic	209,350
275,000	PERTAMINA PERSERO PT 144A	Synthetic	294,530
135,000	PACIFIC GAS AND ELECTRIC CO	Synthetic	146,186
221,000	PACIFIC GAS AND ELECTRIC CO	Synthetic	235,621
101,000	PACIFIC GAS AND ELECTRIC CO	Synthetic	108,428
65,000	PACIFICORP	Synthetic	74,928
500,000	PALMER SQUARE CLO 2A AARR 144A	Synthetic	500,013
1,200,000	PALMER SQUARE CLO 2A A1A 144A	Synthetic	1,203,833
250,000	PALMER SQUARE CLO 2 1A A1 144A	Synthetic	248,818
476,000	PAYPAL HOLDINGS INC	Synthetic	528,743
310,000	PENSKE TRUCK LEASING CO L 144A	Synthetic	314,784
177,000	PENSKE TRUCK LEASING CO L 144A	Synthetic	178,514
675,000	PERUVIAN GOVERNMENT INTERNATIO	Synthetic	740,144
400,000	PERUSAHAAN PENERBIT SBSN REGS	Synthetic	458,164
650,000	PERUSAHAAN PERSEROAN PERS REGS	Synthetic	718,250
95,900	PETROLEOS MEXICANOS	Synthetic	98,748
105,000	PFIZER INC	Synthetic	112,149
92,000	PHILIP MORRIS INTERNATIONAL IN	Synthetic	114,834
554,000	PHILLIPS 66	Synthetic	562,405
111,000	PIEDMONT NATURAL GAS CO INC	Synthetic	123,909
70,000	PIEDMONT OPERATING PARTNERSHIP	Synthetic	74,976
178,000	PIEDMONT OPERATING PARTNERSHIP	Synthetic	182,261
208,000	PLAINS ALL AMERICAN PIPELINE L	Synthetic	232,983
395,000	PLAINS ALL AMERICAN PIPELINE L	Synthetic	413,369
369,000	PLAINS ALL AMERICAN PIPELINE L	Synthetic	396,694
1,000,000	PORTLAND GENERAL ELECTRIC CO	Synthetic	1,117,369

1,510,000	PRIVATE EXPORT FUNDING CORP	Synthetic	1,563,985
115,000	PROLOGIS LP	Synthetic	127,111
95,000	QUEST DIAGNOSTICS INC	Synthetic	104,601
272,000	COOPERATIEVE RABOBANK UA 144A	Synthetic	277,750
276,000	COOPERATIEVE RABOBANK UA 144A	Synthetic	277,972
216,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	233,299
196,000	REGENCY CENTERS LP	Synthetic	222,020
216,000	ENERGY TRANSFER PARTNERS LP /	Synthetic	225,834
425,000	REGENERON PHARMACEUTICALS INC	Synthetic	418,513
154,000	RETAIL PROPERTIES OF AMERICA I	Synthetic	163,505
64,000	REYNOLDS AMERICAN INC	Synthetic	82,806
149,000	REYNOLDS AMERICAN INC	Synthetic	190,534
226,000	NATWEST GROUP PLC	Synthetic	246,749
243,000	NATWEST GROUP PLC	Synthetic	263,745
345,000	ROYALTY PHARMA PLC 144A	Synthetic	350,771
345,000	ROYALTY PHARMA PLC 144A	Synthetic	354,993
170,000	ROYALTY PHARMA PLC 144A	Synthetic	178,748
500,000	SOFI PROFESSIONAL C A2FX 144A	Synthetic	519,024
526,000	SABINE PASS LIQUEFACTION LLC	Synthetic	620,188
450,000	SANTANDER RETAIL AUTO B B 144A	Synthetic	463,094
300,000	SANTANDER DRIVE AUTO RECEI 2 D	Synthetic	309,802
900,000	SANTANDER DRIVE AUTO RECEI 2 B	Synthetic	905,548
250,000	SAUDI GOVERNMENT INTERNAT 144A	Synthetic	301,798
72,176	SAYARRA LTD	Synthetic	73,265
194,000	SCENTRE GROUP TRUST 1 / S 144A	Synthetic	214,851
140,000	SCHLUMBERGER HLDS CORP 144A	Synthetic	159,084
485,000	CHARLES SCHWAB CORP/THE	Synthetic	489,750
43,000	SEMPRA ENERGY	Synthetic	49,807
266,000	SHELL INTERNATIONAL FINANCE BV	Synthetic	294,842
165,000	SHELL INTERNATIONAL FINANCE BV	Synthetic	206,424
1,000,000	SHERMAN FINL GROUP LLC / CR ON	Synthetic	993,967
194,000	SIERRA PACIFIC POWER CO	Synthetic	210,658
76,000	SIMON PROPERTY GROUP LP	Synthetic	79,424
275,000	DELTA AIR LINES INC / SKY 144A	Synthetic	300,166
324,563	SBA GTD PARTN CTFS 2018-20L 1	Synthetic	358,337
1,349,825	SBA GTD PARTN CTFS 2019-25E 1	Synthetic	1,472,877
392,934	SBA GTD PARTN CTFS 2018-20K 1	Synthetic	442,478
213,606	SOFI PROFESSIONAL F A2FX 144A	Synthetic	218,334
650,000	SOFI CONSUMER LOAN PR 4 B 144A	Synthetic	662,588
600,000	SOFI CONSUMER LOAN PR 6 B 144A	Synthetic	616,093
200,000	SOFI CONSUMER LOAN PR 2 B 144A	Synthetic	204,028
16,198	SOFI CONSUMER LOAN PR 4 A 144A	Synthetic	16,258
1,000,000	SOLAR SR CAP LTD	Synthetic	1,049,704
936,000	SOUNDS POINT CLO IV 3RA A 144A	Synthetic	930,669
250,000	SOUND POINT CLO XX 4A A1A 144A	Synthetic	250,438
302,000	SOUTHERN CALIFORNIA EDISON CO	Synthetic	346,246
20,000	SOUTHERN CALIFORNIA EDISON CO	Synthetic	20,337
1,000,000	SPIRE INC	Synthetic	1,012,132
440,000	STANDARD CHARTERED PLC 144A	Synthetic	460,672
98,000	STATE STREET CORP	Synthetic	107,424
158,000	STEEL DYNAMICS INC	Synthetic	162,840
213,000	STEEL DYNAMICS INC	Synthetic	222,462
20,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	22,147
180,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	197,215
200,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	213,002
238,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	238,971
214,000	SUMITOMO MITSUI TRUST BAN 144A	Synthetic	215,726
22,000	ENERGY TRANSFER LP	Synthetic	23,821
228,000	ENERGY TRANSFER LP	Synthetic	246,383
64,000	TRUIST FINANCIAL CORP	Synthetic	72,471
450,000	SYNCHRONY CREDIT CARD MAST 2 B	Synthetic	465,393
550,000	SYNCHRONY CREDIT CARD MAST 2 A	Synthetic	587,270

2,525,000	TCW CLO 2018-1 LT 1A A1B2 144A	Synthetic	2,526,245
401,000	T-MOBILE USA INC 144A	Synthetic	489,368
402,000	T-MOBILE USA INC 144A	Synthetic	457,798
75,000	T-MOBILE USA INC 144A	Synthetic	86,865
137,000	T-MOBILE USA INC 144A	Synthetic	142,502
119,000	T-MOBILE USA INC 144A	Synthetic	122,431
250,000	TTX CO 144A	Synthetic	278,318
650,000	TAKEDA PHARMACEUTICAL CO LTD	Synthetic	685,949
500,000	TEACHERS INSURANCE & ANNU 144A	Synthetic	544,862
160,000	TECK RESOURCES LTD	Synthetic	206,318
2,000,000	TEXAS-NEW MEXICO PWR CO	Synthetic	2,163,870
150,000	THERMO FISHER SCIENTIFIC INC	Synthetic	164,236
250,000	THL CREDIT WIND RIV 2A A2 144A	Synthetic	250,004
164,000	TIME WARNER CABLE LLC	Synthetic	218,901
57,000	TOTAL CAPITAL INTERNATIONAL SA	Synthetic	62,441
253,000	TOTAL CAPITAL INTERNATIONAL SA	Synthetic	274,191
358,000	TOTAL CAPITAL INTERNATIONAL SA	Synthetic	387,340
142,997	TOWD POINT MORTGAGE 1 A1 144A	Synthetic	146,558
640,509	TOWD POINT MORTGAGE 4 A1 144A	Synthetic	676,095
323,000	TOYOTA AUTO LOAN EXT 1A A 144A	Synthetic	344,934
600,000	TOYOTA AUTO LOAN EXT 1A A 144A	Synthetic	617,812
1,250,000	TOYOTA AUTO RECEIVABLES 2 B A4	Synthetic	1,303,616
750,000	TRAFIGURA SECURITIS 1A A2 144A	Synthetic	765,077
291,000	TRANS-ALLEGHENY INTERSTAT 144A	Synthetic	317,838
80,000	TRANSCONTINENTAL GAS PIPE LINE	Synthetic	89,647
32,000	TRAVELERS COS INC/THE	Synthetic	41,524
260,000	TRUIST BANK	Synthetic	272,783
90,000	TRUIST FINANCIAL CORP	Synthetic	95,060
200,000	UBS GROUP AG 144A	Synthetic	201,934
161,000	UDR INC	Synthetic	182,711
150,000	UDR INC	Synthetic	165,455
8,697,415	UBS COMMERCIAL MORTGAGE C16 XA	Synthetic	846,164
80,000	UNION ELECTRIC CO	Synthetic	97,648
109,000	UNION ELECTRIC CO	Synthetic	120,387
155,000	UNION ELECTRIC CO	Synthetic	177,783
522,000	UNITED AIRLINES 2020-1 CLASS A	Synthetic	563,871
544,395	UNITED AIRLINES 2016-2 CLASS A	Synthetic	546,969
10,532,500	U S TREASURY BOND	Synthetic	14,208,589
6,275,500	U S TREASURY BOND	Synthetic	8,166,730
3,000	U S TREASURY BOND	Synthetic	2,722
4,182,000	U S TREASURY BOND	Synthetic	3,916,704
191,000	U S TREASURY BOND	Synthetic	188,851
97,300	U S TREASURY NOTE	Synthetic	111,580
393,800	U S TREASURY NOTE	Synthetic	457,439
17,567,600	U S TREASURY NOTE	Synthetic	20,799,764
138,500	U S TREASURY NOTE	Synthetic	155,504
435,300	U S TREASURY NOTE	Synthetic	499,711
1,255,000	U S TREASURY NOTE	Synthetic	1,286,375
961,000	U S TREASURY NOTE	Synthetic	967,644
363,500	U S TREASURY NOTE	Synthetic	383,407
4,000,000	U S TREASURY NOTE	Synthetic	4,089,062
213,000	U S TREASURY NOTE	Synthetic	227,860
3,000	U S TREASURY NOTE	Synthetic	3,144
393,800	U S TREASURY NOTE	Synthetic	398,292
2,030,000	U S TREASURY NOTE	Synthetic	2,055,375
196,800	U S TREASURY NOTE	Synthetic	206,371
4,300	U S TREASURY NOTE	Synthetic	4,204
27,766,000	U S TREASURY NOTE	Synthetic	27,770,338
197,000	U S TREASURY NOTE	Synthetic	193,991
3,000	U S TREASURY NOTE	Synthetic	2,998
2,121,000	U S TREASURY NOTE	Synthetic	2,114,040
1,140,000	U S TREASURY NOTE	Synthetic	1,139,822

7,283,000	U S TREASURY NOTE	Synthetic	7,274,465
2,163,000	U S TREASURY NOTE	Synthetic	2,164,690
3,214,000	U S TREASURY NOTE	Synthetic	3,214,377
20,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	27,499
19,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	28,155
280,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	365,123
11,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	13,925
21,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	26,480
21,000	RAYTHEON TECHNOLOGIES CORP	Synthetic	22,642
300,000	UNITEDHEALTH GROUP INC	Synthetic	396,266
86,000	UNITEDHEALTH GROUP INC	Synthetic	102,308
60,000	UNITEDHEALTH GROUP INC	Synthetic	77,681
175,000	VIATRIS INC 144A	Synthetic	197,518
175,000	VIATRIS INC 144A	Synthetic	200,495
219,899	VMC FINANCE 2018-FL FL2 A 144A	Synthetic	217,685
259,000	VENTAS REALTY LP	Synthetic	335,332
100,000	VENTAS REALTY LP	Synthetic	110,130
215,000	VENTAS REALTY LP	Synthetic	225,610
250,000	VENTURE 34 CLO LTD 34A A 144A	Synthetic	250,008
173,000	VEREIT OPERATING PARTNERSHIP L	Synthetic	180,897
190,000	VERIZON COMMUNICATIONS INC	Synthetic	225,346
274,000	VERIZON COMMUNICATIONS INC	Synthetic	357,465
103,000	VERIZON COMMUNICATIONS INC	Synthetic	124,636
912,000	VERIZON COMMUNICATIONS INC	Synthetic	920,906
192,000	VERIZON COMMUNICATIONS INC	Synthetic	193,460
301,000	VERIZON OWNER TRUST 2019 A A1A	Synthetic	306,838
249,860	VERIZON OWNER TRUST 2018 A A1A	Synthetic	253,177
100,000	VIACOMCBS INC	Synthetic	129,364
30,000	VIACOMCBS INC	Synthetic	35,444
17,000	VIACOMCBS INC	Synthetic	21,337
434,000	VIRGINIA ELECTRIC AND POWER CO	Synthetic	436,734
52,221	WAMU MORTGAGE PASS-THRO CB1 4A	Synthetic	56,199
4,108,313	WFRBS COMMERCIAL MO C9 XA 144A	Synthetic	103,739
650,196	WFRBS COMMERCIAL MORTGAG C9 A3	Synthetic	666,829
535,558	WFRBS COMMERCIAL MO C3 A4 144A	Synthetic	536,300
378,000	WFRBS COMMERCIAL MO C4 A4 144A	Synthetic	380,152
149,000	WP CAREY INC	Synthetic	154,744
592,000	WFRBS COMMERCIAL MORTGA C11 A5	Synthetic	618,335
499,000	WFRBS COMMERCIAL MORTGA C12 A4	Synthetic	521,982
135,000	WFRBS COMMERCIAL MORTGA C17 A4	Synthetic	146,008
280,000	WFLD 2014-MONT MOR MONT B 144A	Synthetic	261,925
231,000	WEC ENERGY GROUP INC	Synthetic	233,971
135,000	WASHINGTON GAS LIGHT CO	Synthetic	162,057
260,000	WASTE MANAGEMENT INC	Synthetic	318,359
180,000	WASTE MANAGEMENT INC	Synthetic	180,621
412,000	WEINGARTEN REALTY INVESTORS	Synthetic	427,014
79,000	ANTHEM INC	Synthetic	103,909
372,000	WELLS FARGO & CO	Synthetic	377,878
213,000	WELLS FARGO & CO	Synthetic	232,666
76,000	WELLS FARGO & CO	Synthetic	99,464
92,633	WELLS FARGO COMMERCIAL LC5 A3	Synthetic	95,419
165,000	WELLS FARGO & CO	Synthetic	174,466
90,000	WELLS FARGO & CO	Synthetic	97,902
700,000	WELLS FARGO COMMERCIAL C53 A4	Synthetic	784,686
69,000	WELLTOWER INC	Synthetic	75,871
211,000	WESTPAC BANKING CORP	Synthetic	224,688
185,000	WRKCO INC	Synthetic	199,199
61,000	WILLIS TOWERS WATSON PLC	Synthetic	61,614
99,000	XLIT LTD	Synthetic	112,978
419,000	XLIT LTD	Synthetic	586,180
450,000	ZIMMER BIOMET HOLDINGS INC	Synthetic	509,572
800,000	ARC RES LTD NEW	Synthetic	838,727

1,000,000	WASTE CONNECTIONS INC	Synthetic	1,007,403
1,000,000	ESSILOR INTL (COMPAGNIE GENERA	Synthetic	1,015,766
1,000,000	ANGLIAN WATER SERVICES 144A	Synthetic	1,040,043
1,000,000	DCC TREAS IRELAND	Synthetic	1,070,577
1,000,000	DIONYSUS AVIATION LTD	Synthetic	999,343
1,000,000	GREENSANDS FING PLC	Synthetic	1,108,893
1,000,000	MEGGITT PLC	Synthetic	1,055,485
3,000,000	NAC AVIATION 29 DESIGN	Synthetic	2,250,000
2,000,000	TRAFIGURA FDG S A	Synthetic	2,169,617
42,259	ERGON PERU SAC	Synthetic	44,565
140,730	ERGON PERU SAC	Synthetic	148,325
270,000	MIZUHO FINANCIAL GROUP CA REGS	Synthetic	283,838
200,000	EMPRESA NACIONAL DEL PETR REGS	Synthetic	236,827
350,000	ISRAEL ELECTRIC CORP LTD 144A	Synthetic	403,375
800,000	CNAC HK FINBRIDGE CO LTD REGS	Synthetic	870,016
400,000	QATAR GOVERNMENT INTERNAT 144A	Synthetic	470,760
200,000	UBS AG REGS	Synthetic	220,100
200,000	CORP FINANCIERA DE DESARR REGS	Synthetic	225,400
325,000	EMPRESA NACIONAL DEL PETR REGS	Synthetic	355,207
775,390	ERGON PERU S A C	Synthetic	817,241
500,000	PETROLEOS DEL PERU SA REGS	Synthetic	576,500
1,000,000	STAR ENTMT FIN LTD	Synthetic	1,083,689
1,000,000	TRANSURBAN QUEENSLAND FIN LP	Synthetic	1,121,401
2,000,000	VECTOR LTD	Synthetic	2,105,259
(72)	US 10YR ULTRA FUTURE (CBT)	Synthetic	44,990
(28)	US LONG BOND FUTURE (CBT)	Synthetic	32,258
(13)	US 10YR NOTE FUTURE (CBT)	Synthetic	203
(39)	US 5YR NOTE FUTURE (CBT)	Synthetic	(11,504)
135	US 2YR TREAS NTS FUT (CBT)	Synthetic	26,060
130	US ULTRA BOND FUTURE (CBT)	Synthetic	(307,391)
110,000	BNSF FUNDING TRUST I	Synthetic	125,538
25,000	BANK OF AMERICA CORP	Synthetic	26,435
1,000	BLACKSTONE / GSO STRATEGIC CR	Synthetic	1,057,650
500	BLACKSTONE / GSO LONG-SHORT	Synthetic	528,825
40,000	KAYNE ANDERSON MIDSTREAM	Synthetic	1,037,040
20,268	KAYNE ANDERSON MLP INVT CO PFD	Synthetic	510,232
9,400	WELLS FARGO & CO	Synthetic	252,390
1,300,000	FEDERAL HOME LN BK CONS DISC	Synthetic	1,299,854
450,000	U S TREASURY BILL	Synthetic	449,966
2,100,000	U S TREASURY BILL	Synthetic	2,099,839
575,000	U S TREASURY BILL	Synthetic	574,923
425,000	U S TREASURY BILL	Synthetic	424,955
1,375,000	U S TREASURY BILL	Synthetic	1,374,912
			480,990,230

185,338	EB TEMP INV FD	Common Collective Trust Fund	185,338

1,071,000	ABBVIE INC	Synthetic	1,078,976
5,000,000	ALLSTATE CORP/THE	Synthetic	5,041,754
3,000,000	AMERICAN ELECTRIC POWER CO INC	Synthetic	3,006,827
2,500,000	AMERICAN EXPRESS CO	Synthetic	2,506,084
1,500,000	AMERICAN EXPRESS CO	Synthetic	1,508,110
2,000,000	AMERICAN EXPRESS CREDIT AC 3 A	Synthetic	2,008,162
1,340,000	AMERICAN EXPRESS CREDIT AC 5 A	Synthetic	1,346,404
2,750,000	AMERICAN EXPRESS CREDIT AC 7 A	Synthetic	2,758,063
2,065,000	AMERICAN EXPRESS CREDIT AC 9 A	Synthetic	2,074,801
6,000,000	AMERICAN HONDA FINANCE CORP	Synthetic	6,026,589
4,611,000	AT&T INC	Synthetic	4,727,470
222,000	AVIATION CAPITAL GROUP LL 144A	Synthetic	220,265
2,500,000	BANK OF AMERICA CORP	Synthetic	2,531,766
3,000,000	BANK OF AMERICA CORP	Synthetic	3,025,015
1,250,000	BANK OF AMERICA CORP	Synthetic	1,269,274

2,250,000	BANK OF AMERICA CORP	Synthetic	2,270,544
6,422,000	BARCLAYS PLC	Synthetic	6,481,783
2,500,000	BAYER US FINANCE II LLC 144A	Synthetic	2,505,498
5,000,000	BX TRUST 2018-GW GW A 144A	Synthetic	4,917,604
1,500,000	CANADIAN IMPERIAL BANK OF COMM	Synthetic	1,514,727
2,885,000	CAPITAL ONE MULTI-ASSET A2 A2	Synthetic	2,890,887
3,000,000	CATERPILLAR FINANCIAL SERVICES	Synthetic	3,023,810
1,905,000	CATERPILLAR FINANCIAL SERVICES	Synthetic	1,908,730
457,137	CHESAPEAKE FUNDING 3A A2 144A	Synthetic	457,245
5,000,000	CIGNA CORP	Synthetic	5,068,782
2,500,000	CITIBANK CREDIT CARD ISS A2 A2	Synthetic	2,512,218
4,360,000	CITIBANK CREDIT CARD ISS A4 A4	Synthetic	4,371,433
1,000,000	CITIBANK CREDIT CARD ISS A6 A6	Synthetic	1,001,754
1,250,000	CITIBANK NA	Synthetic	1,255,517
2,500,000	CITIGROUP INC	Synthetic	2,528,339
4,000,000	CITIGROUP INC	Synthetic	4,048,858
3,317,000	COMCAST CORP	Synthetic	3,362,928
2,500,000	CONOCOPHILLIPS CO	Synthetic	2,521,826
3,000,000	CONSOLIDATED EDISON CO OF NEW	Synthetic	3,005,686
2,500,000	CVS HEALTH CORP	Synthetic	2,504,413
3,000,000	DISCOVER CARD EXECUTION A3 A3	Synthetic	3,003,111
1,923,000	DOMINION ENERGY INC	Synthetic	1,927,216
1,300,000	EVERGREEN CREDIT CARD 3 A 144A	Synthetic	1,302,608
1,046,584	FHLMC MULTICLASS MTG 3983 DF	Synthetic	1,049,796
1,419,086	FHLMC MULTICLASS MTG 4477 FG	Synthetic	1,423,006
3,511,710	FHLMC MULTICLASS MTG 4497 CF	Synthetic	3,503,854
2,262,352	FHLMC MULTICLASS MTG 4911 FM	Synthetic	2,274,635
536,554	FHLMC MULTICLASS MTG KF22 A	Synthetic	537,427
4,174,100	FHLMC MULTICLASS MTG KF64 A	Synthetic	4,191,986
1,378,971	FHLMC MULTICLASS MTG KF77 AL	Synthetic	1,394,423
1,864,912	FHLMC MULTICLASS MTG Q008 A	Synthetic	1,870,722
2,704,142	FHLMC MULTICLASS STRIP 350 F2	Synthetic	2,697,019
3,000,000	FIFTH THIRD BANK NA	Synthetic	3,009,293
3,623,512	FNMA GTD REMIC P/T 18-57 FA	Synthetic	3,634,935
3,000,000	FORD CREDIT FLOORPLAN MAS 3 A2	Synthetic	3,007,223
5,236,000	FORD CREDIT FLOORPLAN MAS 3 A2	Synthetic	5,272,702
2,500,000	FORD MOTOR CREDIT CO LLC	Synthetic	2,443,333
3,500,000	GENERAL MILLS INC	Synthetic	3,510,773
2,500,000	GENERAL MOTORS FINANCIAL CO IN	Synthetic	2,507,818
2,303,524	GM FINANCIAL AUTOMOBILE 2 A2B	Synthetic	2,308,136
2,000,000	GOLDEN CREDIT CARD T 4A A 144A	Synthetic	2,009,819
2,500,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,528,188
3,500,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	3,536,246
2,254,000	GOLDMAN SACHS GROUP INC/THE	Synthetic	2,268,918
3,000,000	HEWLETT PACKARD ENTERPRISE CO	Synthetic	3,007,427
637,000	HONEYWELL INTERNATIONAL INC	Synthetic	637,989
3,325,000	INTOWN HOTEL PORTF STAY A 144A	Synthetic	3,300,356
5,000,000	JACKSON NATIONAL LIFE GLO 144A	Synthetic	5,028,928
5,807,338	JP MORGAN CHASE C WPT AFL 144A	Synthetic	5,720,677
2,500,000	JPMORGAN CHASE & CO	Synthetic	2,551,707
3,900,000	JPMORGAN CHASE & CO	Synthetic	3,960,379
5,000,000	M&T BANK CORP	Synthetic	5,053,376
5,000,000	MET TOWER GLOBAL FUNDING 144A	Synthetic	5,023,705
1,500,000	METROPOLITAN LIFE GLOBAL 144A	Synthetic	1,509,845
3,500,000	MIZUHO FINANCIAL GROUP INC	Synthetic	3,541,593
4,769,000	MORGAN STANLEY	Synthetic	4,791,730
2,500,000	MORGAN STANLEY	Synthetic	2,518,050
2,260,604	MORGAN STANLEY B C10 A3FL 144A	Synthetic	2,266,939
3,000,000	NATIONAL AUSTRALIA BANK L 144A	Synthetic	3,016,362
3,000,000	NATWEST GROUP PLC	Synthetic	3,055,950
678,624	NAVIENT STUDENT LOA 2A A2 144A	Synthetic	677,292
930,000	NEXTGEAR FLOORPLAN 1A A1 144A	Synthetic	933,367

	3,855,000	NEXTGEAR FLOORPLAN 1A A1 144A	Synthetic	3,889,989
	4,838,000	PHILLIPS 66	Synthetic	4,846,943
	2,500,000	PNC BANK NA	Synthetic	2,505,927
	3,352,934	ROSSLYN PORTFOLIO ROSS A 144A	Synthetic	3,363,497
	3,500,000	SEMPRA ENERGY	Synthetic	3,503,318
	1,982,243	SLM STUDENT LOAN TRUST 20 6 A3	Synthetic	1,959,679
	5,000,000	STANDARD CHARTERED PLC 144A	Synthetic	5,046,324
	2,500,000	SUMITOMO MITSUI FINANCIAL GROU	Synthetic	2,527,832
	4,627,989	THARALDSON HOTEL PO THL A 144A	Synthetic	4,491,134
	3,000,000	TORONTO-DOMINION BANK/THE	Synthetic	3,039,709
	1,821,000	TORONTO-DOMINION BANK/THE	Synthetic	1,829,716
	2,667,000	TRUIST BANK	Synthetic	2,677,730
	83,000,000	U S TREASURY NOTE	Synthetic	83,005,058
	1,364,000	US BANK NA/CINCINNATI OH	Synthetic	1,368,563
	3,500,000	US BANK NA/CINCINNATI OH	Synthetic	3,505,872
	2,500,000	VERIZON COMMUNICATIONS INC	Synthetic	2,528,624
	4,000,000	VERIZON COMMUNICATIONS INC	Synthetic	4,114,301
	1,649,156	VOLKSWAGEN AUTO LEASE TR A A2B	Synthetic	1,650,460
	1,703,006	VOLKSWAGEN AUTO LOAN ENH 1 A2B	Synthetic	1,707,295
	5,000,000	VOLVO FINANCIAL EQUIP A A 144A	Synthetic	5,011,820
	2,500,000	VULCAN MATERIALS CO	Synthetic	2,502,943
	3,250,000	WELLS FARGO & CO	Synthetic	3,258,028
	3,000,000	WELLS FARGO COM NXS5 A6FL 144A	Synthetic	3,034,758
	3,000,000	WESTPAC BANKING CORP	Synthetic	3,013,929
	2,811,000	SOUTHERN CALIFORNIA EDISON CO	Synthetic	2,812,094
				372,286,544

	3,836,181	EB TEMP INV FD	Common Collective Trust Fund	3,836,181

		Mass Mutual
	88,504,483	IGT Jennison Short Term Bond Fund	Synthetic	111,323,595
	95,155,053	IGT Pimco Intermediate Fund	Synthetic	278,517,794
				389,841,389
		Trans America
	117,295,642	IGT Invesco Intermediate Fund	Synthetic	278,082,280
	88,174,914	IGT Jennison Short Term Bond Fund	Synthetic	110,909,053
				388,991,333
		PAC Life
	88,131,125	IGT Jennison Short Term Bond Fund	Synthetic	110,853,974
	139,022,237	IGT Loomis Sayles Intermediate Fund	Synthetic	280,255,067
				391,109,041
		Prudential
	124,240,367	IGT Jennison Intermediate Fund	Synthetic	280,874,424
	89,393,695	IGT Jennison Short Term Bond Fund	Synthetic	112,442,071
				393,316,495
		VOYA
	180,260,419	IGT Invesco Intermediate Fund	Synthetic	334,414,083

		State Street
	180,246,907	IGT Invesco Intermediate Fund	Synthetic	334,389,016

	76,628,041	EB Temporary Investment Fund II*	Common Collective Trust Fund	76,628,041

		Stable Value Fund Subtotal		$3,165,987,691

Diversified Bond Fund		Loomis Sayles, Dodge & Cox and Vanguard	Separately Managed Fund
	865,000	ABBVIE INC	Corporate bonds	$972,477
	1,085,000	ABBVIE INC	Corporate bonds	1,317,976
	2,415,000	ABBVIE INC	Corporate bonds	3,039,382
	75,000	ANHEUSER-BUSCH COS LLC / ANHEU	Corporate bonds	99,049
	790,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate bonds	1,142,523
	430,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate bonds	529,149

475,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate bonds	611,678
940,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate bonds	1,091,603
304,000	AT&T INC	Corporate bonds	367,886
740,000	AT&T INC	Corporate bonds	792,477
710,000	AT&T INC	Corporate bonds	1,114,868
1,520,000	AT&T INC 144A	Corporate bonds	1,537,452
654,000	AT&T INC 144A	Corporate bonds	658,422
2,849,000	AT&T INC 144A	Corporate bonds	2,906,497
1,150,000	BANK OF AMERICA CORP	Corporate bonds	1,304,174
1,305,000	BANK OF AMERICA CORP	Corporate bonds	1,541,353
2,975,000	BANK OF AMERICA CORP	Corporate bonds	3,133,948
530,000	BANK OF AMERICA CORP	Corporate bonds	567,966
1,915,000	BANK OF AMERICA CORP	Corporate bonds	2,440,330
1,685,000	BARCLAYS PLC	Corporate bonds	1,897,267
575,000	BARCLAYS PLC	Corporate bonds	672,634
350,000	BARCLAYS PLC	Corporate bonds	405,848
425,000	BAT CAPITAL CORP	Corporate bonds	443,730
1,150,000	BAT CAPITAL CORP	Corporate bonds	1,199,464
175,000	BAT CAPITAL CORP	Corporate bonds	184,275
1,150,000	BAT CAPITAL CORP	Corporate bonds	1,212,288
2,125,000	BAYER US FINANCE II LLC 144A	Corporate bonds	2,318,467
590,000	BAYER US FINANCE II LLC 144A	Corporate bonds	675,532
590,000	BAYER US FINANCE II LLC 144A	Corporate bonds	695,115
2,685,000	BNP PARIBAS SA	Corporate bonds	3,047,251
815,000	BNP PARIBAS SA 144A	Corporate bonds	940,324
510,000	BNP PARIBAS SA 144A	Corporate bonds	589,197
2,560,000	BNP PARIBAS SA 144A	Corporate bonds	3,016,492
151,315	BNSF RAILWAY CO 2007-1 PASS TH	Corporate bonds	168,600
507,602	BNSF RAILWAY CO 2015-1 PA 144A	Corporate bonds	574,106
370,000	BOSTON PROPERTIES LP	Corporate bonds	373,480
535,000	BOSTON PROPERTIES LP	Corporate bonds	577,752
135,000	BOSTON PROPERTIES LP	Corporate bonds	144,603
450,000	BOSTON PROPERTIES LP	Corporate bonds	496,095
205,000	BOSTON PROPERTIES LP	Corporate bonds	236,419
330,000	BOSTON PROPERTIES LP	Corporate bonds	364,466
425,000	BOSTON PROPERTIES LP	Corporate bonds	509,912
115,000	BOSTON PROPERTIES LP	Corporate bonds	124,813
1,810,000	BOSTON PROPERTIES LP	Corporate bonds	2,020,231
280,000	BURLINGTON NORTHERN SANTA FE L	Corporate bonds	293,724
560,000	BURLINGTON NORTHERN SANTA FE L	Corporate bonds	613,937
910,000	CAPITAL ONE FINANCIAL CORP	Corporate bonds	977,936
105,000	CAPITAL ONE FINANCIAL CORP	Corporate bonds	115,712
325,000	CAPITAL ONE FINANCIAL CORP	Corporate bonds	358,842
895,000	CAPITAL ONE FINANCIAL CORP	Corporate bonds	1,028,306
1,605,000	CEMEX SAB DE CV 144A	Corporate bonds	1,683,511
1,885,000	CEMEX SAB DE CV 144A	Corporate bonds	2,018,167
955,000	CEMEX SAB DE CV 144A	Corporate bonds	1,091,877
925,000	CEMEX SAB DE CV 144A	Corporate bonds	1,028,158
770,000	CHARTER COMMUNICATIONS OPERATI	Corporate bonds	910,901
3,225,000	CHARTER COMMUNICATIONS OPERATI	Corporate bonds	4,601,130
405,000	CHARTER COMMUNICATIONS OPERATI	Corporate bonds	509,111
2,335,000	CHARTER COMMUNICATIONS OPERATI	Corporate bonds	3,088,780
70,000	CHARTER COMMUNICATIONS OPERATI	Corporate bonds	84,728
1,145,000	CIGNA CORP	Corporate bonds	1,257,624
335,000	CIGNA CORP	Corporate bonds	387,693
835,000	CIGNA CORP	Corporate bonds	1,016,966
190,000	CIGNA CORP	Corporate bonds	260,382
510,000	CITIGROUP INC	Corporate bonds	548,703
220,000	CITIGROUP INC	Corporate bonds	248,389
485,000	CITIGROUP INC	Corporate bonds	593,548
880,000	COCA-COLA CO/THE	Corporate bonds	1,045,369
2,450,000	COCA-COLA CO/THE	Corporate bonds	2,519,852

665,000	COX COMMUNICATIONS INC 144A	Corporate bonds	701,411
1,770,000	COX COMMUNICATIONS INC 144A	Corporate bonds	1,862,227
1,630,000	COX COMMUNICATIONS INC 144A	Corporate bonds	1,843,945
980,000	COX COMMUNICATIONS INC 144A	Corporate bonds	1,110,828
340,000	COX COMMUNICATIONS INC 144A	Corporate bonds	388,872
750,000	CRH AMERICA INC 144A	Corporate bonds	845,900
300,000	DELL INTERNATIONAL LLC / 144A	Corporate bonds	381,339
105,000	DELL INTERNATIONAL LLC / 144A	Corporate bonds	116,387
210,000	DELL INTERNATIONAL LLC / 144A	Corporate bonds	256,750
150,000	DILLARD'S INC	Corporate bonds	175,421
90,000	DILLARD'S INC	Corporate bonds	99,562
200,000	DILLARD'S INC	Corporate bonds	216,532
165,000	DOMINION ENERGY INC	Corporate bonds	189,343
685,000	DOMINION ENERGY INC	Corporate bonds	698,112
1,680,000	DOMINION ENERGY INC	Corporate bonds	1,896,132
485,000	DOW CHEMICAL CO/THE	Corporate bonds	697,491
1,085,000	DOW CHEMICAL CO/THE	Corporate bonds	1,960,727
280,000	DOW CHEMICAL CO/THE	Corporate bonds	371,902
1,100,000	DOW CHEMICAL CO/THE	Corporate bonds	1,587,245
230,000	ELANCO ANIMAL HEALTH INC	Corporate bonds	255,418
230,000	ELANCO ANIMAL HEALTH INC	Corporate bonds	239,066
1,205,000	ELANCO ANIMAL HEALTH INC	Corporate bonds	1,446,191
1,780,000	ENEL FINANCE INTERNATIONA 144A	Corporate bonds	2,655,244
1,145,000	ENEL FINANCE INTERNATIONA 144A	Corporate bonds	1,649,691
270,000	ENEL FINANCE INTERNATIONA 144A	Corporate bonds	307,353
850,000	ENEL FINANCE INTERNATIONA 144A	Corporate bonds	1,001,591
765,000	ERP OPERATING LP	Corporate bonds	788,623
335,000	ERP OPERATING LP	Corporate bonds	354,876
1,045,000	EXXON MOBIL CORP	Corporate bonds	1,313,906
1,890,000	EXXON MOBIL CORP	Corporate bonds	2,497,665
705,000	EXXON MOBIL CORP	Corporate bonds	810,874
725,000	EXXON MOBIL CORP	Corporate bonds	795,900
1,535,000	FEDEX CORP	Corporate bonds	2,184,519
950,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	980,267
1,360,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	1,395,983
1,250,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	1,309,770
1,615,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	1,704,021
215,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	220,301
895,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	935,848
1,370,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	1,396,876
745,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	790,242
835,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	882,880
80,000	HCA INC	Corporate bonds	94,867
785,000	HCA INC	Corporate bonds	912,103
275,000	HCA INC	Corporate bonds	352,513
800,000	HCA INC	Corporate bonds	1,058,504
1,590,000	HSBC HOLDINGS PLC	Corporate bonds	2,319,720
2,315,000	HSBC HOLDINGS PLC	Corporate bonds	3,431,954
245,000	HSBC HOLDINGS PLC	Corporate bonds	372,497
815,000	HSBC HOLDINGS PLC	Corporate bonds	950,006
450,000	HSBC HOLDINGS PLC	Corporate bonds	485,646
470,000	HSBC HOLDINGS PLC	Corporate bonds	595,072
940,000	HSBC HOLDINGS PLC	Corporate bonds	1,018,382
1,850,000	HSBC HOLDINGS PLC	Corporate bonds	1,988,706
550,000	HSBC HOLDINGS PLC	Corporate bonds	572,840
2,305,000	IMPERIAL BRANDS FINANCE P 144A	Corporate bonds	2,614,856
4,090,000	IMPERIAL BRANDS FINANCE P 144A	Corporate bonds	4,683,495
650,000	JPMORGAN CHASE & CO	Corporate bonds	698,377
845,000	JPMORGAN CHASE & CO	Corporate bonds	989,408
930,000	JPMORGAN CHASE & CO	Corporate bonds	1,112,733
70,000	JPMORGAN CHASE & CO	Corporate bonds	76,518
2,595,000	JPMORGAN CHASE & CO	Corporate bonds	3,223,598

480,000	JPMORGAN CHASE & CO	Corporate bonds	518,254
600,000	JPMORGAN CHASE & CO	Corporate bonds	671,626
1,445,000	JPMORGAN CHASE & CO	Corporate bonds	1,590,269
575,000	JPMORGAN CHASE & CO	Corporate bonds	872,437
360,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	476,965
685,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	959,244
510,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	676,363
555,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	661,494
610,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	726,783
680,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	871,867
490,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	623,057
1,025,000	KINDER MORGAN INC	Corporate bonds	1,321,997
195,000	KINDER MORGAN INC	Corporate bonds	251,393
65,000	KRAFT HEINZ FOODS CO	Corporate bonds	78,847
620,000	KRAFT HEINZ FOODS CO 144A	Corporate bonds	783,888
210,000	LLOYDS BANKING GROUP PLC	Corporate bonds	240,745
925,000	LLOYDS BANKING GROUP PLC	Corporate bonds	1,024,868
1,535,000	LLOYDS BANKING GROUP PLC	Corporate bonds	1,728,196
820,000	LLOYDS BANKING GROUP PLC	Corporate bonds	954,002
280,000	LYB INTERNATIONAL FINANCE III	Corporate bonds	328,255
150,000	MACY'S RETAIL HOLDINGS LLC	Corporate bonds	128,457
675,000	MACY'S RETAIL HOLDINGS LLC	Corporate bonds	520,007
590,000	NATWEST GROUP PLC	Corporate bonds	663,443
1,675,000	NATWEST GROUP PLC	Corporate bonds	1,917,647
2,455,000	NATWEST GROUP PLC	Corporate bonds	2,706,627
150,092	NAVIENT PRIVATE EDU A A2A 144A	Corporate bonds	152,745
690,000	NAVIENT STUDENT LOA 1A A3 144A	Corporate bonds	682,133
1,655,000	NAVIENT STUDENT LOA 1A A3 144A	Corporate bonds	1,686,577
435,000	NAVIENT STUDENT LOA 2A A2 144A	Corporate bonds	439,671
2,280,000	NAVIENT STUDENT LOA 3A A3 144A	Corporate bonds	2,306,259
1,295,000	NAVIENT STUDENT LOA 3A A3 144A	Corporate bonds	1,294,062
1,553,940	NAVIENT STUDENT LOA 4A A2 144A	Corporate bonds	1,550,777
455,000	NAVIENT STUDENT LOA 4A A2 144A	Corporate bonds	453,721
805,000	NAVIENT STUDENT LOA 4A A3 144A	Corporate bonds	805,605
1,070,000	NAVIENT STUDENT LOA 6A A3 144A	Corporate bonds	1,092,028
1,592,375	NAVIENT STUDENT LOAN 1A A 144A	Corporate bonds	1,599,539
1,231,801	NAVIENT STUDENT LOAN 2A A 144A	Corporate bonds	1,247,512
489,101	NAVIENT STUDENT LOAN 3A A 144A	Corporate bonds	489,906
1,829,838	NAVIENT STUDENT LOAN 5A A 144A	Corporate bonds	1,853,632
1,916,325	NAVIENT STUDENT LOAN 5A A 144A	Corporate bonds	1,911,775
1,518,588	NAVIENT STUDENT LOAN 7A A 144A	Corporate bonds	1,537,131
140,000	NORDSTROM INC	Corporate bonds	162,111
275,000	OCCIDENTAL PETROLEUM CORP	Corporate bonds	260,449
2,495,000	OCCIDENTAL PETROLEUM CORP	Corporate bonds	2,316,339
1,360,000	OCCIDENTAL PETROLEUM CORP	Corporate bonds	1,323,900
75,000	OCCIDENTAL PETROLEUM CORP	Corporate bonds	64,632
930,000	ORACLE CORP	Corporate bonds	1,046,726
520,000	ORACLE CORP	Corporate bonds	613,697
135,000	PETROBRAS GLOBAL FINANCE BV	Corporate bonds	176,978
1,065,000	PETROBRAS GLOBAL FINANCE BV	Corporate bonds	1,370,708
4,450,000	PETROBRAS GLOBAL FINANCE BV	Corporate bonds	5,077,381
1,030,000	PETROBRAS GLOBAL FINANCE BV	Corporate bonds	1,285,183
1,350,000	PETROLEOS MEXICANOS	Corporate bonds	1,340,475
380,000	PETROLEOS MEXICANOS	Corporate bonds	356,815
960,000	PETROLEOS MEXICANOS	Corporate bonds	906,700
850,000	PETROLEOS MEXICANOS	Corporate bonds	952,487
560,000	PETROLEOS MEXICANOS	Corporate bonds	535,500
1,835,000	PETROLEOS MEXICANOS	Corporate bonds	1,968,386
1,055,000	PETROLEOS MEXICANOS	Corporate bonds	982,224
2,355,000	PETROLEOS MEXICANOS	Corporate bonds	2,535,864
2,650,000	PETROLEOS MEXICANOS	Corporate bonds	2,761,301
570,000	PETROLEOS MEXICANOS	Corporate bonds	553,007

2,535,000	PROSUS NV 144A	Corporate bonds	2,970,879
1,050,000	PROSUS NV 144A	Corporate bonds	1,231,877
2,730,000	PROSUS NV 144A	Corporate bonds	3,015,303
420,000	RELX CAPITAL INC	Corporate bonds	503,389
1,707,156	RIO OIL FINANCE TRUST SER 144A	Corporate bonds	1,923,709
482,949	RIO OIL FINANCE TRUST SER 144A	Corporate bonds	570,136
441,000	RIO OIL FINANCE TRUST SER 144A	Corporate bonds	502,463
131,409	SEASONED CREDIT RISK TR 4 M45T	Corporate bonds	145,098
468,310	SLM STUDENT LOAN T 3A A6A 144A	Corporate bonds	463,031
912,829	SLM STUDENT LOAN TR 8A A6 144A	Corporate bonds	897,650
775,159	SLM STUDENT LOAN TRUST 2 9 A7A	Corporate bonds	765,543
195,000	SLM STUDENT LOAN TRUST 20 2 A2	Corporate bonds	197,947
161,246	SLM STUDENT LOAN TRUST 201 3 A	Corporate bonds	162,526
117,097	SMB PRIVATE EDUCATI A A2A 144A	Corporate bonds	122,618
315,003	SMB PRIVATE EDUCATI A A2A 144A	Corporate bonds	334,034
398,356	SMB PRIVATE EDUCATI B A2A 144A	Corporate bonds	426,256
129,657	SMB PRIVATE EDUCATI B A2A 144A	Corporate bonds	134,625
2,875,000	SOUTHERN CO/THE	Corporate bonds	3,079,033
430,000	TELECOM ITALIA CAPITAL SA	Corporate bonds	594,161
1,170,000	TELECOM ITALIA CAPITAL SA	Corporate bonds	1,633,075
3,125,000	TELECOM ITALIA SPA/MILANO 144A	Corporate bonds	3,412,708
325,000	TIME WARNER CABLE LLC	Corporate bonds	449,682
790,000	TIME WARNER CABLE LLC	Corporate bonds	1,126,703
285,000	TIME WARNER CABLE LLC	Corporate bonds	292,845
790,000	T-MOBILE USA INC 144A	Corporate bonds	971,389
220,000	T-MOBILE USA INC 144A	Corporate bonds	273,435
1,185,000	T-MOBILE USA INC 144A	Corporate bonds	1,382,161
1,880,000	TRANSCANADA TRUST	Corporate bonds	2,072,276
1,300,000	TRANSCANADA TRUST	Corporate bonds	1,478,353
2,580,000	TRANSCANADA TRUST	Corporate bonds	2,775,062
1,020,000	TRANSCANADA TRUST	Corporate bonds	1,138,518
1,085,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate bonds	1,220,523
1,890,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate bonds	2,111,878
2,070,000	UNICREDIT SPA 144A	Corporate bonds	2,541,023
1,500,000	UNICREDIT SPA 144A	Corporate bonds	1,650,734
137,665	UNION PACIFIC RAILROAD CO 2006	Corporate bonds	166,436
152,260	UNION PACIFIC RAILROAD CO 2007	Corporate bonds	187,028
295,000	UNITED PARCEL SERVICE INC	Corporate bonds	422,859
135,000	UNUM GROUP	Corporate bonds	174,655
55,000	UNUM GROUP	Corporate bonds	69,616
1,170,000	VERIZON COMMUNICATIONS INC	Corporate bonds	1,474,176
535,000	WALT DISNEY CO/THE	Corporate bonds	850,019
915,000	WELLS FARGO & CO	Corporate bonds	1,051,898
1,120,000	WELLS FARGO & CO	Corporate bonds	1,333,660
330,000	WELLS FARGO & CO	Corporate bonds	361,637
310,000	WELLS FARGO & CO	Corporate bonds	332,031
3,200,000	WELLS FARGO & CO	Corporate bonds	4,586,662
1,725,000	WELLS FARGO BANK NA	Corporate bonds	1,886,322
905,000	WILLIAMS COS INC/THE	Corporate bonds	1,029,041
1,170,000	ZOETIS INC	Corporate bonds	1,372,735
170,100	CITIGROUP CAPITAL XIII	Corporate bonds	4,847,850
1,445,000	VODAFONE GROUP PLC	Corporate bonds	1,822,075
740,000	CALIFORNIA ST	Other Securities	1,247,203
590,000	CALIFORNIA ST	Other Securities	1,047,058
850,000	CALIFORNIA ST	Other Securities	1,418,548
380,000	CALIFORNIA ST	Other Securities	669,160
25,000	CALIFORNIA ST	Other Securities	45,536
2,945,000	ILLINOIS ST	Other Securities	3,181,955
45,000	LOS ANGELES CA UNIF SCH DIST	Other Securities	64,780
1,305,000	LOS ANGELES CA UNIF SCH DIST	Other Securities	2,007,051
290,000	NEW JERSEY ST TURNPIKE AUTH	Other Securities	497,080
1,045,000	NEW JERSEY ST TURNPIKE AUTH	Other Securities	1,743,488

7,060,000	U S TREASURY BILL	U. S. Government Securities	7,057,304
29,340,000	U S TREASURY NOTE	U. S. Government Securities	29,265,707
18,040,000	U S TREASURY NOTE	U. S. Government Securities	18,042,881
2,730,000	U S TREASURY NOTE	U. S. Government Securities	2,728,812
22,505,000	U S TREASURY NOTE	U. S. Government Securities	22,457,206
5,400,000	U S TREASURY NOTE	U. S. Government Securities	5,402,123
11,586,000	COMMIT TO PUR FNMA SF MTG	U. S. Government Securities	11,996,047
21,141,000	COMMIT TO PUR FNMA SF MTG	U. S. Government Securities	22,248,517
676,597	FHLMC POOL #84-0286	U. S. Government Securities	705,841
81,144	FHLMC POOL #84-0353	U. S. Government Securities	84,324
146,287	FHLMC POOL #84-0385	U. S. Government Securities	152,089
88,801	FHLMC POOL #84-0940	U. S. Government Securities	93,077
300,690	FHLMC POOL #84-9327	U. S. Government Securities	312,434
69,389	FHLMC POOL #84-9536	U. S. Government Securities	72,261
138,023	FHLMC POOL #84-9713	U. S. Government Securities	143,631
118,930	FHLMC POOL #84-9777	U. S. Government Securities	124,152
128,161	FHLMC POOL #C9-1382	U. S. Government Securities	142,074
164,681	FHLMC POOL #C9-1395	U. S. Government Securities	179,024
167,236	FHLMC POOL #C9-1765	U. S. Government Securities	182,936
136,616	FHLMC POOL #C9-1769	U. S. Government Securities	149,138
99,132	FHLMC POOL #C9-1795	U. S. Government Securities	108,597
168,910	FHLMC POOL #C9-1841	U. S. Government Securities	183,110
230,865	FHLMC POOL #C9-1853	U. S. Government Securities	250,270
93,330	FHLMC POOL #C9-1862	U. S. Government Securities	101,167
123,709	FHLMC POOL #G0-6447	U. S. Government Securities	140,628
139,946	FHLMC POOL #G0-6875	U. S. Government Securities	165,191
101,237	FHLMC POOL #G0-7775	U. S. Government Securities	113,165
607,260	FHLMC POOL #G0-7942	U. S. Government Securities	683,059
124,697	FHLMC POOL #G0-8607	U. S. Government Securities	139,593
1,028,327	FHLMC POOL #G0-8677	U. S. Government Securities	1,119,006
258,658	FHLMC POOL #G0-8694	U. S. Government Securities	281,094
164,702	FHLMC POOL #G0-8696	U. S. Government Securities	182,654
270,612	FHLMC POOL #G0-8699	U. S. Government Securities	294,541
125,614	FHLMC POOL #G0-8707	U. S. Government Securities	136,576
236,830	FHLMC POOL #G0-8712	U. S. Government Securities	257,241
491,566	FHLMC POOL #G0-8764	U. S. Government Securities	536,197
989,001	FHLMC POOL #G0-8768	U. S. Government Securities	1,078,501
361,850	FHLMC POOL #G0-8772	U. S. Government Securities	394,600
297,670	FHLMC POOL #G0-8776	U. S. Government Securities	326,336
98,678	FHLMC POOL #G3-0683	U. S. Government Securities	108,095
985,562	FHLMC POOL #G3-0804	U. S. Government Securities	1,079,802
140,321	FHLMC POOL #G3-0964	U. S. Government Securities	152,125
190,365	FHLMC POOL #G6-0153	U. S. Government Securities	214,373
179,857	FHLMC POOL #G6-0198	U. S. Government Securities	202,077
98,881	FHLMC POOL #G6-0342	U. S. Government Securities	111,360
141,300	FHLMC POOL #G6-0384	U. S. Government Securities	158,576
82,673	FHLMC POOL #G6-0819	U. S. Government Securities	92,774
307,941	FHLMC POOL #G6-0887	U. S. Government Securities	345,562
223,266	FHLMC POOL #G6-0914	U. S. Government Securities	250,534
215,351	FHLMC POOL #G6-0920	U. S. Government Securities	242,370
313,901	FHLMC POOL #G6-1169	U. S. Government Securities	347,145
447,664	FHLMC POOL #G6-1185	U. S. Government Securities	494,741
163,082	FHLMC POOL #G6-1220	U. S. Government Securities	175,993
115,132	FHLMC POOL #G6-1230	U. S. Government Securities	124,177
282,480	FHLMC POOL #G6-1289	U. S. Government Securities	307,240
328,122	FHLMC POOL #G6-1290	U. S. Government Securities	357,521
456,108	FHLMC POOL #Q4-8372	U. S. Government Securities	501,392
199,504	FHLMC POOL #QB-0320	U. S. Government Securities	211,899
295,753	FHLMC POOL #QB-0354	U. S. Government Securities	315,503
545,516	FHLMC POOL #RA-2623	U. S. Government Securities	581,945
519,398	FHLMC POOL #RA-2729	U. S. Government Securities	551,011
685,106	FHLMC POOL #RA-2892	U. S. Government Securities	728,899

1,331,976	FHLMC POOL #RA-2957	U. S. Government Securities	1,386,313
785,045	FHLMC POOL #RA-3019	U. S. Government Securities	833,821
21,768,960	FHLMC POOL #RA-3050	U. S. Government Securities	22,656,974
1,449,450	FHLMC POOL #RA-3454	U. S. Government Securities	1,512,311
941,081	FHLMC POOL #SC-0017	U. S. Government Securities	1,001,303
220,991	FHLMC POOL #V8-3157	U. S. Government Securities	244,193
484,275	FHLMC POOL #V8-3204	U. S. Government Securities	528,155
1,249,967	FHLMC MULTICLASS MTG 1511 X1	U. S. Government Securities	98,702
490,783	FHLMC MULTICLASS MTG 4281 BC	U. S. Government Securities	557,051
291,534	FHLMC MULTICLASS MTG 4283 DW	U. S. Government Securities	333,895
173,843	FHLMC MULTICLASS MTG 4283 EW	U. S. Government Securities	189,708
98,658	FHLMC MULTICLASS MTG 4319 MA	U. S. Government Securities	111,653
824,582	FHLMC MULTICLASS MTG K055 X1	U. S. Government Securities	51,629
284,842	FHLMC MULTICLASS MTG K056 X1	U. S. Government Securities	16,679
2,259,874	FHLMC MULTICLASS MTG K062 X1	U. S. Government Securities	40,058
2,880,667	FHLMC MULTICLASS MTG K064 X1	U. S. Government Securities	98,374
3,345,105	FHLMC MULTICLASS MTG K065 X1	U. S. Government Securities	129,842
2,667,190	FHLMC MULTICLASS MTG K066 X1	U. S. Government Securities	116,458
3,366,517	FHLMC MULTICLASS MTG K067 X1	U. S. Government Securities	118,265
694,165	FHLMC MULTICLASS MTG K069 X1	U. S. Government Securities	16,243
1,411,642	FHLMC MULTICLASS MTG K070 X1	U. S. Government Securities	30,812
1,811,847	FHLMC MULTICLASS MTG K071 X1	U. S. Government Securities	33,747
3,679,845	FHLMC MULTICLASS MTG K089 X1	U. S. Government Securities	151,180
1,848,754	FHLMC MULTICLASS MTG K091 X1	U. S. Government Securities	79,138
3,449,134	FHLMC MULTICLASS MTG K092 X1	U. S. Government Securities	186,077
1,650,526	FHLMC MULTICLASS MTG K093 X1	U. S. Government Securities	116,514
2,287,059	FHLMC MULTICLASS MTG K094 X1	U. S. Government Securities	153,298
1,591,315	FHLMC MULTICLASS MTG K095 X1	U. S. Government Securities	113,589
3,870,306	FHLMC MULTICLASS MTG K096 X1	U. S. Government Securities	330,213
1,733,741	FHLMC MULTICLASS MTG K097 X1	U. S. Government Securities	145,529
3,360,197	FHLMC MULTICLASS MTG K098 X1	U. S. Government Securities	295,300
3,657,556	FHLMC MULTICLASS MTG K099 X1	U. S. Government Securities	250,381
1,407,467	FHLMC MULTICLASS MTG K101 X1	U. S. Government Securities	92,286
3,913,136	FHLMC MULTICLASS MTG K102 X1	U. S. Government Securities	254,557
903,041	FHLMC MULTICLASS MTG K152 X1	U. S. Government Securities	68,445
2,731,166	FHLMC MULTICLASS MTG K154 X1	U. S. Government Securities	78,808
136,639	FNMA POOL #0555424	U. S. Government Securities	159,628
98,848	FNMA POOL #0725228	U. S. Government Securities	118,778
130,490	FNMA POOL #0725330	U. S. Government Securities	156,535
156,657	FNMA POOL #0995788	U. S. Government Securities	182,909
145,931	FNMA POOL #0AD8529	U. S. Government Securities	162,551
310,575	FNMA POOL #0AE3049	U. S. Government Securities	348,610
77,284	FNMA POOL #0AE4624	U. S. Government Securities	84,466
476,094	FNMA POOL #0AH6790	U. S. Government Securities	534,316
199,577	FNMA POOL #0AL0787	U. S. Government Securities	212,274
479,903	FNMA POOL #0AL4160	U. S. Government Securities	532,184
198,377	FNMA POOL #0AL5441	U. S. Government Securities	223,449
390,137	FNMA POOL #0AL5548	U. S. Government Securities	410,700
359,251	FNMA POOL #0AL5856	U. S. Government Securities	393,292
85,081	FNMA POOL #0AL5858	U. S. Government Securities	88,164
408,133	FNMA POOL #0AL5862	U. S. Government Securities	447,533
704,981	FNMA POOL #0AL5863	U. S. Government Securities	782,014
625,979	FNMA POOL #0AL5931	U. S. Government Securities	665,808
234,534	FNMA POOL #0AL5958	U. S. Government Securities	251,088
90,099	FNMA POOL #0AL5964	U. S. Government Securities	93,333
78,448	FNMA POOL #0AL6111	U. S. Government Securities	81,355
226,234	FNMA POOL #0AL6138	U. S. Government Securities	247,933
191,732	FNMA POOL #0AL6148	U. S. Government Securities	210,135
78,467	FNMA POOL #0AL6664	U. S. Government Securities	81,280
123,075	FNMA POOL #0AL6886	U. S. Government Securities	138,233
317,728	FNMA POOL #0AL6932	U. S. Government Securities	347,049
158,089	FNMA POOL #0AL7049	U. S. Government Securities	177,751

409,725	FNMA POOL #0AL7147	U. S. Government Securities	459,668
145,673	FNMA POOL #0AL7205	U. S. Government Securities	156,609
466,374	FNMA POOL #0AL7384	U. S. Government Securities	524,392
91,213	FNMA POOL #0AL8133	U. S. Government Securities	95,206
101,281	FNMA POOL #0AL8289	U. S. Government Securities	104,776
127,292	FNMA POOL #0AL8338	U. S. Government Securities	143,248
106,761	FNMA POOL #0AL8486	U. S. Government Securities	110,577
96,721	FNMA POOL #0AL8675	U. S. Government Securities	108,936
366,460	FNMA POOL #0AL8830	U. S. Government Securities	404,715
436,049	FNMA POOL #0AL9098	U. S. Government Securities	452,827
318,562	FNMA POOL #0AL9128	U. S. Government Securities	357,349
561,910	FNMA POOL #0AL9256	U. S. Government Securities	597,689
713,880	FNMA POOL #0AL9257	U. S. Government Securities	766,667
216,937	FNMA POOL #0AL9407	U. S. Government Securities	243,970
252,092	FNMA POOL #0AL9579	U. S. Government Securities	283,576
543,987	FNMA POOL #0AL9840	U. S. Government Securities	592,316
105,727	FNMA POOL #0AS2275	U. S. Government Securities	118,998
106,490	FNMA POOL #0AS4099	U. S. Government Securities	118,724
348,088	FNMA POOL #0AS5841	U. S. Government Securities	379,225
262,891	FNMA POOL #0AS5842	U. S. Government Securities	286,638
163,556	FNMA POOL #0AS8700	U. S. Government Securities	179,852
405,704	FNMA POOL #0AS8833	U. S. Government Securities	446,126
590,018	FNMA POOL #0AS8983	U. S. Government Securities	651,714
603,203	FNMA POOL #0AS8984	U. S. Government Securities	662,354
250,416	FNMA POOL #0AS9299	U. S. Government Securities	266,155
333,035	FNMA POOL #0AS9618	U. S. Government Securities	365,881
931,845	FNMA POOL #0AS9760	U. S. Government Securities	1,023,784
97,614	FNMA POOL #0AU6687	U. S. Government Securities	105,014
263,802	FNMA POOL #0AX3721	U. S. Government Securities	280,767
156,342	FNMA POOL #0AX7607	U. S. Government Securities	172,019
365,831	FNMA POOL #0BF0107	U. S. Government Securities	419,940
343,984	FNMA POOL #0BF0118	U. S. Government Securities	394,861
292,895	FNMA POOL #0BF0199	U. S. Government Securities	328,191
67,986	FNMA POOL #0BH1189	U. S. Government Securities	71,067
78,490	FNMA POOL #0BH2522	U. S. Government Securities	82,147
81,630	FNMA POOL #0BH5298	U. S. Government Securities	85,430
667,162	FNMA POOL #0BJ9262	U. S. Government Securities	727,144
1,033,028	FNMA POOL #0BK0922	U. S. Government Securities	1,126,303
771,314	FNMA POOL #0BK2588	U. S. Government Securities	815,394
85,639	FNMA POOL #0BM1063	U. S. Government Securities	95,989
127,847	FNMA POOL #0BM1106	U. S. Government Securities	143,313
187,438	FNMA POOL #0BM1176	U. S. Government Securities	210,912
303,759	FNMA POOL #0BM1357	U. S. Government Securities	340,075
229,270	FNMA POOL #0BM1647	U. S. Government Securities	251,418
89,499	FNMA POOL #0BM1695	U. S. Government Securities	93,151
208,662	FNMA POOL #0BM3363	U. S. Government Securities	225,896
862,168	FNMA POOL #0BM3386	U. S. Government Securities	939,271
304,860	FNMA POOL #0BM3836	U. S. Government Securities	319,202
1,829,091	FNMA POOL #0BM4804	U. S. Government Securities	2,000,999
60,654	FNMA POOL #0BM5045	U. S. Government Securities	63,312
185,066	FNMA POOL #0BM5117	U. S. Government Securities	201,705
538,972	FNMA POOL #0BM5704	U. S. Government Securities	598,241
171,947	FNMA POOL #0BM6102	U. S. Government Securities	180,803
292,224	FNMA POOL #0BM6108	U. S. Government Securities	305,989
106,336	FNMA POOL #0BM6112	U. S. Government Securities	111,520
230,333	FNMA POOL #0BM6115	U. S. Government Securities	239,772
336,887	FNMA POOL #0BM6117	U. S. Government Securities	346,613
167,404	FNMA POOL #0CA1218	U. S. Government Securities	182,849
324,667	FNMA POOL #0CA5443	U. S. Government Securities	336,652
1,292,017	FNMA POOL #0CA6035	U. S. Government Securities	1,378,300
15,891,681	FNMA POOL #0CA6329	U. S. Government Securities	16,952,945
14,123,166	FNMA POOL #0CA6564	U. S. Government Securities	15,066,315

9,162,076	FNMA POOL #0CA7728	U. S. Government Securities	9,785,367
10,556,814	FNMA POOL #0CA8099	U. S. Government Securities	11,021,101
1,279,245	FNMA POOL #0FM1646	U. S. Government Securities	1,358,696
379,922	FNMA POOL #0FM3473	U. S. Government Securities	402,823
886,812	FNMA POOL #0FM3478	U. S. Government Securities	944,642
21,634,444	FNMA POOL #0FM3818	U. S. Government Securities	23,079,178
173,450	FNMA POOL #0MA0792	U. S. Government Securities	192,363
270,060	FNMA POOL #0MA0816	U. S. Government Securities	299,511
407,346	FNMA POOL #0MA1662	U. S. Government Securities	446,128
212,225	FNMA POOL #0MA1689	U. S. Government Securities	233,915
351,453	FNMA POOL #0MA1764	U. S. Government Securities	385,005
334,378	FNMA POOL #0MA1773	U. S. Government Securities	366,131
413,460	FNMA POOL #0MA1814	U. S. Government Securities	452,674
232,265	FNMA POOL #0MA1858	U. S. Government Securities	254,379
296,582	FNMA POOL #0MA1890	U. S. Government Securities	324,591
156,890	FNMA POOL #0MA1960	U. S. Government Securities	171,304
496,839	FNMA POOL #0MA1983	U. S. Government Securities	542,638
261,587	FNMA POOL #0MA2019	U. S. Government Securities	286,497
384,628	FNMA POOL #0MA2055	U. S. Government Securities	421,255
344,955	FNMA POOL #0MA2079	U. S. Government Securities	377,805
346,044	FNMA POOL #0MA2121	U. S. Government Securities	379,000
157,333	FNMA POOL #0MA2141	U. S. Government Securities	172,316
109,496	FNMA POOL #0MA2447	U. S. Government Securities	118,052
113,007	FNMA POOL #0MA2480	U. S. Government Securities	123,791
947,598	FNMA POOL #0MA2923	U. S. Government Securities	1,006,468
128,173	FNMA POOL #0MA3462	U. S. Government Securities	136,393
161,464	FNMA POOL #0MA3814	U. S. Government Securities	171,801
153,738	FNMA POOL #0MA3894	U. S. Government Securities	168,402
129,025	FNMA GTD REMIC P/T 10-123 WT	U. S. Government Securities	154,878
143,762	FNMA GTD REMIC P/T 13-98 FA	U. S. Government Securities	145,291
186,568	GNMA GTD REMIC P/T 16-H02 FB	U. S. Government Securities	188,631
131,170	GNMA GTD REMIC P/T 16-H09 FH	U. S. Government Securities	133,334
112,182	GNMA GTD REMIC P/T 16-H09 FM	U. S. Government Securities	114,018
117,508	GNMA GTD REMIC P/T 16-H21 CF	U. S. Government Securities	117,493
327,714	GNMA GTD REMIC P/T 16-H23 F	U. S. Government Securities	331,591
140,689	GNMA GTD REMIC P/T 16-H24 FB	U. S. Government Securities	142,653
218,014	GNMA GTD REMIC P/T 16-H27 BF	U. S. Government Securities	217,635
592,359	GNMA GTD REMIC P/T 17-H02 BF	U. S. Government Securities	592,517
235,240	GNMA GTD REMIC P/T 17-H02 FP	U. S. Government Securities	235,393
640,623	GNMA GTD REMIC P/T 17-H03 F	U. S. Government Securities	640,793
121,437	GNMA GTD REMIC P/T 17-H08 FG	U. S. Government Securities	121,505
151,249	GNMA GTD REMIC P/T 17-H10 FA	U. S. Government Securities	151,489
125,450	GNMA GTD REMIC P/T 17-H11 FB	U. S. Government Securities	125,661
278,285	GNMA GTD REMIC P/T 17-H12 FQ	U. S. Government Securities	277,642
626,418	GNMA GTD REMIC P/T 17-H13 FQ	U. S. Government Securities	624,582
141,881	GNMA GTD REMIC P/T 17-H14 FA	U. S. Government Securities	142,063
144,769	GNMA GTD REMIC P/T 17-H16 BF	U. S. Government Securities	144,211
185,117	GNMA GTD REMIC P/T 17-H17 FB	U. S. Government Securities	186,308
436,986	GNMA GTD REMIC P/T 17-H17 FQ	U. S. Government Securities	436,248
143,917	GNMA GTD REMIC P/T 17-H18 GF	U. S. Government Securities	143,604
1,012,708	GNMA GTD REMIC P/T 17-H20 BF	U. S. Government Securities	1,008,984
305,872	GNMA GTD REMIC P/T 17-H20 FB	U. S. Government Securities	305,054
465,157	GNMA GTD REMIC P/T 17-H20 FG	U. S. Government Securities	463,542
200,633	GNMA GTD REMIC P/T 17-H21 FA	U. S. Government Securities	199,973
838,922	GNMA GTD REMIC P/T 17-H22 FA	U. S. Government Securities	834,932
147,230	GNMA GTD REMIC P/T 17-H22 FH	U. S. Government Securities	146,603
107,075	GNMA GTD REMIC P/T 17-H22 FK	U. S. Government Securities	106,540
219,646	GNMA GTD REMIC P/T 17-H25 CF	U. S. Government Securities	218,158
101,365	GNMA GTD REMIC P/T 18-H01 FE	U. S. Government Securities	100,648
283,471	GNMA GTD REMIC P/T 18-H02 FA	U. S. Government Securities	281,467
287,422	GNMA GTD REMIC P/T 18-H02 FM	U. S. Government Securities	284,948
345,525	GNMA GTD REMIC P/T 18-H02 GF	U. S. Government Securities	342,272

659,964	GNMA GTD REMIC P/T 18-H02 HF	U. S. Government Securities	653,765
212,668	GNMA GTD REMIC P/T 18-H02 PF	U. S. Government Securities	211,426
528,797	GNMA GTD REMIC P/T 18-H03 FD	U. S. Government Securities	523,871
531,914	GNMA GTD REMIC P/T 18-H04 FJ	U. S. Government Securities	527,271
203,157	GNMA GTD REMIC P/T 18-H04 FK	U. S. Government Securities	200,813
336,989	GNMA GTD REMIC P/T 18-H05 BF	U. S. Government Securities	333,877
303,548	GNMA GTD REMIC P/T 18-H05 FE	U. S. Government Securities	301,122
364,992	GNMA GTD REMIC P/T 18-H06 AF	U. S. Government Securities	361,882
140,914	GNMA GTD REMIC P/T 18-H06 BF	U. S. Government Securities	138,967
251,825	GNMA GTD REMIC P/T 18-H06 EF	U. S. Government Securities	248,789
235,739	GNMA GTD REMIC P/T 18-H06 JF	U. S. Government Securities	232,890
114,748	GNMA GTD REMIC P/T 18-H06 MF	U. S. Government Securities	113,481
255,941	GNMA GTD REMIC P/T 18-H07 FA	U. S. Government Securities	252,669
247,450	GNMA GTD REMIC P/T 18-H09 FC	U. S. Government Securities	245,827
249,204	GNMA GTD REMIC P/T 18-H10 FV	U. S. Government Securities	248,571
157,509	GNMA GTD REMIC P/T 18-H11 FA	U. S. Government Securities	156,090
212,115	GNMA GTD REMIC P/T 18-H15 FK	U. S. Government Securities	210,393
383,994	GNMA GTD REMIC P/T 18-H17 DF	U. S. Government Securities	379,912
223,846	GNMA GTD REMIC P/T 18-H19 FE	U. S. Government Securities	223,610
198,441	GNMA GTD REMIC P/T 18-H19 FG	U. S. Government Securities	197,270
5,144,410	GNMA GTD REMIC P/T 18-H20 FB	U. S. Government Securities	5,159,520
191,267	GNMA GTD REMIC P/T 19-H04 FE	U. S. Government Securities	192,539
265,652	GNMA GTD REMIC P/T 19-H15 F	U. S. Government Securities	268,258
118,469	GNMA GTD REMIC P/T 19-H16 FC	U. S. Government Securities	119,164
421,201	GNMA GTD REMIC P/T 19-H17 FA	U. S. Government Securities	425,394
832,029	GNMA GTD REMIC P/T 19-H17 FB	U. S. Government Securities	843,253
182,343	GNMA GTD REMIC P/T 19-H18 EF	U. S. Government Securities	183,419
264,863	GNMA GTD REMIC P/T 19-H18 F	U. S. Government Securities	269,079
217,103	GNMA GTD REMIC P/T 19-H18 LF	U. S. Government Securities	219,607
164,884	GNMA GTD REMIC P/T 19-H20 AF	U. S. Government Securities	167,223
826,226	GNMA GTD REMIC P/T 20-H06 FA	U. S. Government Securities	833,031
—	FNMA POOL #0CA2204	U. S. Government Securities	20
—	FNMA POOL #0CA2212	U. S. Government Securities	549
—	FNMA POOL #0CA2385	U. S. Government Securities	22
—	FNMA POOL #0FM1401	U. S. Government Securities	665

1,783,000	ACWA POWER MANAGEMENT AND 144A	Corporate bonds	2,134,651
214,000	AES CORP/THE 144A	Corporate bonds	237,458
109,000	AES CORP/THE 144A	Corporate bonds	125,774
1,229,000	AIR LEASE CORP	Corporate bonds	1,355,713
187,000	AIR PRODUCTS AND CHEMICALS INC	Corporate bonds	195,507
200,000	AKER BP ASA 144A	Corporate bonds	212,664
1,035,000	ALBERTSONS COS INC / SAFE 144A	Corporate bonds	1,061,738
820,000	ALBERTSONS COS INC / SAFE 144A	Corporate bonds	839,300
1,879,000	ALLY FINANCIAL INC	Corporate bonds	1,985,358
696,000	ALTRIA GROUP INC	Corporate bonds	819,759
201,000	ALTRIA GROUP INC	Corporate bonds	214,281
958,000	AMERICA MOVIL SAB DE CV	Corporate bonds	1,042,824
1,384,000	AMERICAN EXPRESS CO	Corporate bonds	1,490,971
72,000	AMERICAN TOWER CORP	Corporate bonds	76,551
613,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate bonds	787,516
200,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate bonds	210,756
245,000	ANGLO AMERICAN CAPITAL PL 144A	Corporate bonds	277,869
1,050,000	ANHEUSER-BUSCH COS LLC / ANHEU	Corporate bonds	1,386,680
1,002,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate bonds	1,233,039
1,197,000	ANHEUSER-BUSCH INBEV WORLDWIDE	Corporate bonds	1,541,430
951,000	APPLE INC	Corporate bonds	1,022,878
1,551,000	APPLE INC	Corporate bonds	1,685,080
894,000	ARCHER-DANIELS-MIDLAND CO	Corporate bonds	1,041,489
135,000	ASBURY AUTOMOTIVE GROUP INC	Corporate bonds	142,763
135,000	ASBURY AUTOMOTIVE GROUP INC	Corporate bonds	146,925
200,000	ASCOT GROUP LTD 144A	Corporate bonds	204,128

220,000	AT&T INC	Corporate bonds	231,030
475,000	AT&T INC 144A	Corporate bonds	480,454
125,000	AT&T INC 144A	Corporate bonds	125,845
1,235,000	AT&T INC 144A	Corporate bonds	1,259,924
344,000	AT&T INC 144A	Corporate bonds	360,330
1,660,000	ATHENE GLOBAL FUNDING 144A	Corporate bonds	1,735,917
606,000	AVIS BUDGET RENTAL C 1A A 144A	Corporate bonds	609,937
525,000	AVIS BUDGET RENTAL C 1A A 144A	Corporate bonds	542,690
253,000	AVIS BUDGET RENTAL C 1A A 144A	Corporate bonds	259,947
760,000	AVIS BUDGET RENTAL C 2A A 144A	Corporate bonds	770,291
729,000	BACARDI LTD 144A	Corporate bonds	937,257
856,000	BACARDI LTD 144A	Corporate bonds	1,193,202
270,000	BAIDU INC	Corporate bonds	290,195
240,000	BAIDU INC	Corporate bonds	246,843
812,000	BANCO SANTANDER CHILE 144A	Corporate bonds	865,894
1,091,000	BANCO SANTANDER CHILE 144A	Corporate bonds	1,169,099
2,355,000	BANGKOK BANK PCL/HONG KON 144A	Corporate bonds	2,595,622
255,000	BANK 2019-BNK16 BN16 A4	Corporate bonds	302,492
758,929	BANK 2019-BNK22 BN22 A4	Corporate bonds	848,924
366,921	BANK 2019-BNK24 BN24 A3	Corporate bonds	410,426
516,000	BANK OF AMERICA CORP	Corporate bonds	543,569
3,408,000	BANK OF AMERICA CORP	Corporate bonds	3,870,914
358,000	BARCLAYS PLC	Corporate bonds	368,390
2,548,000	BAT CAPITAL CORP	Corporate bonds	2,746,583
1,825,000	BAT CAPITAL CORP	Corporate bonds	1,903,497
412,000	BAUSCH HEALTH COS INC 144A	Corporate bonds	433,223
714,000	BAUSCH HEALTH COS INC 144A	Corporate bonds	765,423
84,799	BAYVIEW KOITERE FU SPL3 A 144A	Corporate bonds	88,331
57,021	BAYVIEW OPPORTUNIT RT1 A1 144A	Corporate bonds	58,042
104,092	BAYVIEW OPPORTUNIT SPL1 A 144A	Corporate bonds	106,889
189,431	BAYVIEW OPPORTUNIT SPL1 A 144A	Corporate bonds	197,110
76,342	BAYVIEW OPPORTUNIT SPL2 A 144A	Corporate bonds	78,483
316,075	BAYVIEW OPPORTUNITY RT5 A 144A	Corporate bonds	325,301
550,000	BBVA BANCOMER SA/TEXAS 144A	Corporate bonds	558,451
146,000	BERKSHIRE HATHAWAY ENERGY 144A	Corporate bonds	190,435
1,263,000	BHARTI AIRTEL LTD 144A	Corporate bonds	1,376,319
416,000	BIOGEN INC	Corporate bonds	433,546
950,000	BIOGEN INC	Corporate bonds	995,933
2,226,000	BNP PARIBAS SA 144A	Corporate bonds	2,380,066
1,328,000	BOEING CO/THE	Corporate bonds	1,736,000
1,323,000	BOEING CO/THE	Corporate bonds	1,836,086
47,000	BOMBARDIER INC 144A	Corporate bonds	48,748
161,000	BOSTON GAS CO 144A	Corporate bonds	179,733
1,956,000	BRASKEM AMERICA FINANCE C 144A	Corporate bonds	2,315,843
1,090,000	BRF SA 144A	Corporate bonds	1,230,035
1,000,000	BRIGHTHOUSE FINANCIAL INC	Corporate bonds	1,241,668
121,000	BRIXMOR OPERATING PARTNERSHIP	Corporate bonds	141,617
1,565,000	BROADCOM INC	Corporate bonds	1,715,204
980,000	BROADCOM INC	Corporate bonds	1,132,772
165,000	BUNGE LTD FINANCE CORP	Corporate bonds	171,531
1,495,000	CALPINE CORP 144A	Corporate bonds	1,482,879
299,083	CARMAX AUTO OWNER TRUST 4 A2A	Corporate bonds	301,278
358,000	CATERPILLAR FINANCIAL SERVICES	Corporate bonds	382,495
412,000	CCL INDUSTRIES INC 144A	Corporate bonds	450,351
284,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate bonds	299,215
1,480,000	CCO HOLDINGS LLC / CCO HO 144A	Corporate bonds	1,589,765
294,000	CELULOSA ARAUCO Y CONSTITUCION	Corporate bonds	328,915
727,000	CENTENE CORP	Corporate bonds	774,139
222,000	CHEVRON CORP	Corporate bonds	248,764
1,311,815	CITIGROUP COMMERCIAL M GC43 A4	Corporate bonds	1,475,957
790,000	CITIGROUP COMMERCIAL M GC46 A5	Corporate bonds	868,428
847,619	CITIGROUP COMMERCIAL MOR C7 A4	Corporate bonds	958,930

1,523,000	CITIGROUP INC	Corporate bonds	1,636,436
355,000	CITIGROUP INC	Corporate bonds	400,810
965,000	CITIGROUP INC	Corporate bonds	1,180,976
558,000	CK HUTCHISON INTERNATIONA 144A	Corporate bonds	608,188
903,000	CK HUTCHISON INTERNATIONA 144A	Corporate bonds	956,912
165,000	CLARK EQUIPMENT CO 144A	Corporate bonds	174,883
441,000	CNH INDUSTRIAL CAPITAL LLC	Corporate bonds	465,656
393,000	CNPC GENERAL CAPITAL LTD 144A	Corporate bonds	410,547
905,170	COINSTAR FUNDING LL 1A A2 144A	Corporate bonds	891,442
691,000	COMCAST CORP	Corporate bonds	763,572
417,000	COMCAST CORP	Corporate bonds	507,656
1,812,158	COMETA ENERGIA SA DE CV 144A	Corporate bonds	2,128,134
755,000	CONAGRA BRANDS INC	Corporate bonds	764,131
421,000	CONSTELLATION BRANDS INC	Corporate bonds	463,340
102,000	CONSTELLATION BRANDS INC	Corporate bonds	120,737
23,454	CONTINENTAL AIRLINES 2010-1 CL	Corporate bonds	24,000
104,702	CONTINENTAL AIRLINES 2012-2 CL	Corporate bonds	106,643
289,718	COREVEST AMERICAN FIN 3 A 144A	Corporate bonds	305,982
1,172,000	CORNING INC	Corporate bonds	1,617,058
1,302	COUNTRYWIDE ASSET-BACKED S1 A3	Corporate bonds	1,305
103,461	CREDIT ACCEPTANCE AU 3A B 144A	Corporate bonds	103,780
312,000	CREDIT SUISSE AG/NEW YORK NY	Corporate bonds	317,709
59,000	CROWN CASTLE INTERNATIONAL COR	Corporate bonds	72,938
602,000	CSMC 2014-USA OA L USA A2 144A	Corporate bonds	611,646
956,000	DAVITA INC 144A	Corporate bonds	1,018,240
154,680	DBUBS 2011-LC1 MOR LC1A E 144A	Corporate bonds	155,419
144,000	DEERE & CO	Corporate bonds	187,726
1,125,000	DELTA AIR LINES INC / SKY 144A	Corporate bonds	1,242,498
855,000	DEUTSCHE BANK AG/NEW YORK NY	Corporate bonds	876,911
571,000	DIAMONDBACK ENERGY INC	Corporate bonds	645,161
1,815,000	DNB BANK ASA 144A	Corporate bonds	1,882,593
911,000	DOLPHIN ENERGY LTD LLC 144A	Corporate bonds	954,324
710,000	DOMINION ENERGY INC	Corporate bonds	814,748
204,000	DPL INC 144A	Corporate bonds	224,720
775,000	DXC TECHNOLOGY CO	Corporate bonds	831,010
523,000	DXC TECHNOLOGY CO	Corporate bonds	582,702
84,000	ECOLAB INC	Corporate bonds	108,270
51,000	EDISON INTERNATIONAL	Corporate bonds	58,585
1,890,000	EL PUERTO DE LIVERPOOL SA 144A	Corporate bonds	2,046,699
757,000	EMBRAER NETHERLANDS FINANCE BV	Corporate bonds	804,127
275,000	EMPRESA DE LOS FERROCARRI 144A	Corporate bonds	270,799
168,000	ENEL AMERICAS SA	Corporate bonds	189,814
170,000	ENEL GENERACION CHILE SA	Corporate bonds	186,392
80,000	ENERGY TRANSFER LP	Corporate bonds	98,297
511,000	ENERGY TRANSFER LP	Corporate bonds	637,252
34,000	ENERGY TRANSFER LP	Corporate bonds	36,776
353,000	ENERGY TRANSFER LP	Corporate bonds	405,114
700,000	ENERGY TRANSFER LP	Corporate bonds	791,584
139,000	ENERGY TRANSFER PARTNERS LP /	Corporate bonds	148,050
671,000	ENERGY TRANSFER PARTNERS LP /	Corporate bonds	720,431
476,000	ENTERGY CORP	Corporate bonds	514,663
408,000	EQM MIDSTREAM PARTNERS LP 144A	Corporate bonds	473,640
95,000	EQT CORP	Corporate bonds	100,754
259,000	EQUIFAX INC	Corporate bonds	365,175
152,000	EQUIFAX INC	Corporate bonds	159,346
332,000	EQUIFAX INC	Corporate bonds	358,741
198,000	EQUIFAX INC	Corporate bonds	221,029
534,000	ESSENTIAL UTILITIES INC	Corporate bonds	581,952
347,000	EXELON CORP	Corporate bonds	413,567
344,000	EXPEDIA GROUP INC 144A	Corporate bonds	402,314
207,000	EXPEDIA GROUP INC 144A	Corporate bonds	230,573
495,000	EXPEDIA GROUP INC 144A	Corporate bonds	528,316

245,000	EXPEDIA GROUP INC 144A	Corporate bonds	278,923
317,000	EXXON MOBIL CORP	Corporate bonds	364,606
503,000	FALABELLA SA 144A	Corporate bonds	533,232
383,000	FALABELLA SA 144A	Corporate bonds	423,684
1,850,000	FOMENTO ECONOMICO MEXICANO SAB	Corporate bonds	2,088,347
1,403,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	1,440,121
832,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	871,783
200,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	208,817
609,000	FORD MOTOR CREDIT CO LLC	Corporate bonds	616,335
575,000	FREEPORT-MCMORAN INC	Corporate bonds	642,439
1,225,000	FRESNILLO PLC 144A	Corporate bonds	1,357,309
1,205,000	FS KKR CAPITAL CORP	Corporate bonds	1,199,915
247,000	GATX CORP	Corporate bonds	291,932
1,059,000	GENERAL ELECTRIC CO	Corporate bonds	1,259,457
204,000	GENERAL ELECTRIC CO	Corporate bonds	249,573
1,398,000	GENERAL MOTORS CO	Corporate bonds	1,700,777
422,000	GENERAL MOTORS FINANCIAL CO IN	Corporate bonds	454,912
204,000	GEORGETOWN UNIVERSITY/THE	Corporate bonds	296,863
190,000	GEORGETOWN UNIVERSITY/THE	Corporate bonds	244,873
1,980,000	GLENCORE FUNDING LLC 144A	Corporate bonds	2,035,797
902,000	GOLDMAN SACHS GROUP INC/THE	Corporate bonds	1,395,427
644,000	GOLDMAN SACHS GROUP INC/THE	Corporate bonds	697,544
590,000	GOLDMAN SACHS GROUP INC/THE	Corporate bonds	660,222
300,000	GOLDMAN SACHS GROUP INC/THE	Corporate bonds	346,407
70,000	GRAY OAK PIPELINE LLC 144A	Corporate bonds	73,827
140,000	GRAY OAK PIPELINE LLC 144A	Corporate bonds	145,365
310,000	GROUP 1 AUTOMOTIVE INC 144A	Corporate bonds	324,157
3,230,000	GRUPO TELEVISA SAB	Corporate bonds	127,198
336,361	GS MORTGAGE SECURIT GC5 C 144A	Corporate bonds	322,729
165,000	GS MORTGAGE SECURITIES GC18 B	Corporate bonds	160,508
394,288	GS MORTGAGE SECURITIES GC45 A5	Corporate bonds	439,849
51,000	HANESBRANDS INC 144A	Corporate bonds	53,724
299,000	HANESBRANDS INC 144A	Corporate bonds	326,651
339,000	HANESBRANDS INC 144A	Corporate bonds	360,997
484,000	HASBRO INC	Corporate bonds	542,200
53,000	HASBRO INC	Corporate bonds	60,264
365,000	HEWLETT PACKARD ENTERPRISE CO	Corporate bonds	418,555
583,000	HEWLETT PACKARD ENTERPRISE CO	Corporate bonds	647,763
1,180,000	HEWLETT PACKARD ENTERPRISE CO	Corporate bonds	1,538,031
1,184,000	HUNTINGTON BANCSHARES INC/OH	Corporate bonds	1,277,778
250,000	HUNTINGTON INGALLS INDUSTRIES	Corporate bonds	297,860
619,000	HYUNDAI CAPITAL AMERICA 144A	Corporate bonds	656,825
605,000	HYUNDAI CAPITAL AMERICA 144A	Corporate bonds	663,882
265,000	HYUNDAI CAPITAL AMERICA 144A	Corporate bonds	279,647
495,000	ICAHN ENTERPRISES LP / ICAHN E	Corporate bonds	533,961
198,000	INTERNATIONAL LEASE FINANCE CO	Corporate bonds	218,333
1,218,134	INVITATION HOMES 2 SFR2 A 144A	Corporate bonds	1,221,355
1,035,000	IRON MOUNTAIN INC 144A	Corporate bonds	1,101,369
76,000	ISTAR INC	Corporate bonds	77,853
1,426,000	ISTAR INC	Corporate bonds	1,433,427
1,450,000	J2 GLOBAL INC 144A	Corporate bonds	1,545,398
410,000	JABIL INC	Corporate bonds	440,469
610,000	JAGGED PEAK ENERGY LLC	Corporate bonds	637,323
243,000	JOHN DEERE CAPITAL CORP	Corporate bonds	262,168
518,000	JPMORGAN CHASE & CO	Corporate bonds	539,773
1,196,000	JPMORGAN CHASE & CO	Corporate bonds	1,272,737
553,000	JPMORGAN CHASE & CO	Corporate bonds	593,081
2,010,000	JPMORGAN CHASE & CO	Corporate bonds	2,197,162
888,000	JPMORGAN CHASE & CO	Corporate bonds	977,273
270,000	KEN GARFF AUTOMOTIVE LLC 144A	Corporate bonds	284,383
200,000	KIMBERLY-CLARK DE MEXICO 144A	Corporate bonds	209,035
1,173,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	1,307,192

254,000	KINDER MORGAN ENERGY PARTNERS	Corporate bonds	282,486
246,000	KINDER MORGAN INC 144A	Corporate bonds	251,373
911,000	KINDER MORGAN INC 144A	Corporate bonds	1,034,303
925,000	KLABIN AUSTRIA GMBH 144A	Corporate bonds	1,198,681
602,000	KOPPERS INC 144A	Corporate bonds	633,705
804,000	KRAFT HEINZ FOODS CO 144A	Corporate bonds	870,180
672,000	LAMAR MEDIA CORP	Corporate bonds	702,234
299,000	LAMAR MEDIA CORP	Corporate bonds	310,744
308,433	LANARK MASTER ISSU 1A 1A1 144A	Corporate bonds	309,096
1,076,000	LEAR CORP	Corporate bonds	1,335,506
15,000	LENNAR CORP	Corporate bonds	16,689
69,000	LENNAR CORP	Corporate bonds	73,214
630,000	LEVIATHAN BOND LTD 144A	Corporate bonds	691,515
474,000	LIBERTY MUTUAL GROUP INC 144A	Corporate bonds	568,159
700,000	LITHIA MOTORS INC 144A	Corporate bonds	757,726
200,000	LLOYDS BANKING GROUP PLC	Corporate bonds	205,811
1,740,000	LLOYDS BANKING GROUP PLC	Corporate bonds	2,168,204
390,000	LYB INTERNATIONAL FINANCE III	Corporate bonds	403,253
1,320,000	MARRIOTT INTERNATIONAL INC/MD	Corporate bonds	1,461,113
1,255,000	MASS GENERAL BRIGHAM INC	Corporate bonds	1,454,135
381,000	MICROCHIP TECHNOLOGY INC	Corporate bonds	413,813
835,000	MICROCHIP TECHNOLOGY INC 144A	Corporate bonds	880,728
811,000	MICRON TECHNOLOGY INC	Corporate bonds	848,845
60,816	MILL CITY MORTGAGE L 1 A1 144A	Corporate bonds	61,563
201,000	MILLICOM INTERNATIONAL CE 144A	Corporate bonds	217,881
200,000	MILLICOM INTERNATIONAL CE 144A	Corporate bonds	217,600
1,347,000	MOHAWK INDUSTRIES INC	Corporate bonds	1,512,402
368,000	MOLEX ELECTRONIC TECHNOLO 144A	Corporate bonds	383,786
1,283,000	MORGAN STANLEY	Corporate bonds	1,429,892
636,000	MORGAN STANLEY	Corporate bonds	669,568
316,000	MORGAN STANLEY	Corporate bonds	353,853
350,000	MORGAN STANLEY	Corporate bonds	405,144
1,024,000	NATIONAL RURAL UTILITIES COOPE	Corporate bonds	1,086,002
1,076,000	NATIONWIDE BUILDING SOCIE 144A	Corporate bonds	1,124,697
54,000	NAVIENT CORP	Corporate bonds	57,957
57,000	NAVIENT CORP	Corporate bonds	62,087
827,000	NAVIENT CORP	Corporate bonds	846,412
451,000	NAVIENT CORP	Corporate bonds	488,809
890,000	NBCUNIVERSAL ENTERPRISE I 144A	Corporate bonds	909,358
1,010,000	NEW FORTRESS ENERGY INC 144A	Corporate bonds	1,095,337
169,000	NEWELL BRANDS INC	Corporate bonds	186,637
545,000	NISSAN MOTOR CO LTD 144A	Corporate bonds	574,640
1,050,000	NISSAN MOTOR CO LTD 144A	Corporate bonds	1,134,942
664,000	NORTHWESTERN MUTUAL LIFE 144A	Corporate bonds	777,584
1,053,000	NVR INC	Corporate bonds	1,156,485
234,289	OBX 2018-EXP1 TR EXP1 1A3 144A	Corporate bonds	243,149
585,000	OCCIDENTAL PETROLEUM CORP	Corporate bonds	634,959
923,000	OCP SA 144A	Corporate bonds	1,029,245
490,000	OCP SA 144A	Corporate bonds	537,330
161,000	OHIO POWER CO	Corporate bonds	176,748
215,000	ONEAMERICA FINANCIAL PART 144A	Corporate bonds	234,598
431,000	ONEOK INC	Corporate bonds	528,147
673,000	OOREDOO INTERNATIONAL FIN 144A	Corporate bonds	711,183
755,000	OOREDOO INTERNATIONAL FIN 144A	Corporate bonds	878,462
566,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate bonds	772,095
919,000	ORBIA ADVANCE CORP SAB DE 144A	Corporate bonds	1,158,613
434,000	OWENS CORNING	Corporate bonds	483,993
960,000	OWL ROCK CAPITAL CORP	Corporate bonds	975,831
720,000	OWL ROCK TECHNOLOGY FINAN 144A	Corporate bonds	724,958
234,667	PAN AMERICAN ENERGY LLC/A 144A	Corporate bonds	238,614
300,000	PATTERN ENERGY OPERATIONS 144A	Corporate bonds	322,238
118,000	PG&E CORP	Corporate bonds	128,751

88,000	PG&E CORP	Corporate bonds	99,213
154,000	PLAINS ALL AMERICAN PIPELINE L	Corporate bonds	167,281
717,485	PLANET FITNESS MAS 1A A2I 144A	Corporate bonds	717,792
938,000	PNC BANK NA	Corporate bonds	953,573
1,214,000	POST HOLDINGS INC 144A	Corporate bonds	1,288,933
792,000	PROSUS NV 144A	Corporate bonds	929,187
1,120,000	PROSUS NV 144A	Corporate bonds	1,237,048
1,130,000	PROSUS NV 144A	Corporate bonds	1,111,669
1,110,000	QORVO INC 144A	Corporate bonds	1,155,649
554,000	QUEST DIAGNOSTICS INC	Corporate bonds	607,495
150,000	QUICKEN LOANS LLC / QUICK 144A	Corporate bonds	154,616
635,000	QUICKEN LOANS LLC / QUICK 144A	Corporate bonds	666,126
480,000	RATTLER MIDSTREAM LP 144A	Corporate bonds	519,525
978,000	RAYTHEON TECHNOLOGIES CORP	Corporate bonds	1,052,457
295,000	REALTY INCOME CORP	Corporate bonds	338,840
400,000	REALTY INCOME CORP	Corporate bonds	401,532
540,000	ROPER TECHNOLOGIES INC	Corporate bonds	549,372
223,000	RPM INTERNATIONAL INC	Corporate bonds	232,625
680,000	RYDER SYSTEM INC	Corporate bonds	728,094
88,000	SABRE GLBL INC 144A	Corporate bonds	106,438
340,000	SABRE GLBL INC 144A	Corporate bonds	377,537
57,349	SANTANDER DRIVE AUTO RECE 3 A3	Corporate bonds	57,496
117,057	SANTANDER DRIVE AUTO RECEI 2 C	Corporate bonds	118,211
462,000	SANTANDER UK GROUP HOLDIN 144A	Corporate bonds	637,302
770,000	SAUDI ARABIAN OIL CO 144A	Corporate bonds	938,563
870,000	SAUDI ARABIAN OIL CO 144A	Corporate bonds	883,910
82,000	SCIENCE APPLICATIONS INTE 144A	Corporate bonds	87,919
123,000	SEAGATE HDD CAYMAN 144A	Corporate bonds	133,982
500,000	SENSATA TECHNOLOGIES INC 144A	Corporate bonds	525,269
37,029	SEQUOIA MORTGAGE CH2 A10 144A	Corporate bonds	37,345
65,850	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate bonds	68,658
148,015	SEQUOIA MORTGAGE T CH1 A1 144A	Corporate bonds	152,273
299,258	SEQUOIA MORTGAGE T CH3 A2 144A	Corporate bonds	308,920
110,000	SMITHFIELD FOODS INC 144A	Corporate bonds	117,360
908,000	SOCIEDAD QUIMICA Y MINERA 144A	Corporate bonds	1,056,704
2,169,000	SOCIETE GENERALE SA 144A	Corporate bonds	2,322,312
226,000	SOFI PROFESSIONAL A A2FX 144A	Corporate bonds	233,775
985,000	SOUTHWEST AIRLINES CO	Corporate bonds	1,174,014
1,824,000	STANDARD CHARTERED PLC 144A	Corporate bonds	1,953,654
307,000	STARBUCKS CORP	Corporate bonds	346,295
1,341,000	STARBUCKS CORP	Corporate bonds	1,547,828
241,000	STEEL DYNAMICS INC	Corporate bonds	274,564
204,000	STEEL DYNAMICS INC	Corporate bonds	217,043
749,000	STRYKER CORP	Corporate bonds	771,339
1,119,000	SUMITOMO MITSUI FINANCIAL GROU	Corporate bonds	1,208,525
1,130,000	SUMITOMO MITSUI FINANCIAL GROU	Corporate bonds	1,268,370
760,000	SUMITOMO MITSUI FINANCIAL GROU	Corporate bonds	783,730
75,000	SUMMIT MATERIALS LLC / SU 144A	Corporate bonds	80,281
600,000	SUZANO AUSTRIA GMBH	Corporate bonds	643,288
1,180,000	TELEFONICA EMISIONES SA	Corporate bonds	1,210,778
912,000	TENCENT HOLDINGS LTD 144A	Corporate bonds	947,603
665,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate bonds	644,475
654,000	TEVA PHARMACEUTICAL FINANCE NE	Corporate bonds	742,282
401,000	TEXAS INSTRUMENTS INC	Corporate bonds	435,027
1,870,000	TEXTRON INC	Corporate bonds	2,020,440
1,516,000	THAIOIL TREASURY CENTER C 144A	Corporate bonds	1,779,396
428,000	TIME WARNER CABLE LLC	Corporate bonds	592,197
102,000	TIME WARNER CABLE LLC	Corporate bonds	145,473
134,000	TIME WARNER CABLE LLC	Corporate bonds	179,864
47,000	TIME WARNER CABLE LLC	Corporate bonds	61,250
485,000	TIME WARNER CABLE LLC	Corporate bonds	574,748
1,445,000	T-MOBILE USA INC 144A	Corporate bonds	1,685,420

1,281,000	TORONTO-DOMINION BANK/THE	Corporate bonds	1,374,411
98,821	TOWD POINT MORTGAG 2 1A12 144A	Corporate bonds	99,339
163,793	TOWD POINT MORTGAGE 2 A1A 144A	Corporate bonds	166,003
304,940	TOWD POINT MORTGAGE 2 M2 144A	Corporate bonds	324,004
515,054	TOWD POINT MORTGAGE 3 A1 144A	Corporate bonds	549,754
254,311	TOWD POINT MORTGAGE 4 M2 144A	Corporate bonds	274,744
525,000	TOYOTA MOTOR CORP	Corporate bonds	563,261
1,225,000	TOYOTA MOTOR CREDIT CORP	Corporate bonds	1,292,977
222,000	TRANSELEC SA 144A	Corporate bonds	244,738
426,000	TRANSELEC SA 144A	Corporate bonds	479,129
554,000	TRANSPORTADORA DE GAS INT 144A	Corporate bonds	658,850
300,000	TRUSTEES OF THE UNIVERSITY OF	Corporate bonds	341,968
413,040	UBS-BARCLAYS COMMERCIAL C5 A4	Corporate bonds	432,612
639,000	ULTRAPAR INTERNATIONAL SA 144A	Corporate bonds	718,815
447,000	UNIVAR SOLUTIONS USA INC/ 144A	Corporate bonds	474,053
785,000	VALE OVERSEAS LTD	Corporate bonds	887,467
343,000	VALVOLINE INC	Corporate bonds	359,909
163,000	VALVOLINE INC 144A	Corporate bonds	174,242
500,000	VALVOLINE INC 144A	Corporate bonds	513,125
425,000	VIACOMCBS INC	Corporate bonds	514,270
174,000	VIATRIS INC 144A	Corporate bonds	199,524
155,000	VIRGINIA ELECTRIC AND POWER CO	Corporate bonds	175,986
704,000	VOLKSWAGEN GROUP OF AMERI 144A	Corporate bonds	783,928
888,000	VOLKSWAGEN GROUP OF AMERI 144A	Corporate bonds	1,028,847
385,000	WELLTOWER INC	Corporate bonds	412,699
101,000	WESTROCK RKT LLC	Corporate bonds	107,778
297,814	WFRBS COMMERCIAL MOR C4 D 144A	Corporate bonds	263,575
855,000	WHIRLPOOL CORP	Corporate bonds	1,056,708
177,000	WHIRLPOOL CORP	Corporate bonds	180,839
1,299,000	WILLIAMS COS INC/THE	Corporate bonds	1,477,043
235,000	WILLIS NORTH AMERICA INC	Corporate bonds	259,159
161,000	WILLIS TOWERS WATSON PLC	Corporate bonds	165,347
563,000	WORLD FINANCIAL NETWORK CR A A	Corporate bonds	567,739
1,077,000	WPX ENERGY INC	Corporate bonds	1,163,968
149,000	WRKCO INC	Corporate bonds	163,900
216,000	XCEL ENERGY INC	Corporate bonds	248,185
1,176,000	XILINX INC	Corporate bonds	1,236,856
731,034	ALTRA INDUSTRIAL 9/18 TL	Corporate bonds	730,558
1,127,990	BURGER KING/RESTAURANT BRANDS	Corporate bonds	1,112,562
795,990	CABLEVISION SYSTEMS/ALTICE USA	Corporate bonds	788,636
752,734	EMDEON 3/17 COV-LITE TLB	Corporate bonds	753,037
797,954	IRON MOUNTAIN 3/18 TLB	Corporate bonds	790,279
797,985	KAR AUCTION 9/19 COV-LITE B6	Corporate bonds	784,452
798,000	PACIFIC GAS & ELECTRIC 6/20 TL	Corporate bonds	817,396
267,454	RE/MAX INTERNATIONAL 12/16	Corporate bonds	267,540
797,985	SINCLAIR TELEVISION 7/19	Corporate bonds	789,496
797,906	SS&C TECHNOLOGIES 10/18 ADD-ON	Corporate bonds	789,339
1,135,052	SUMMIT MATERIALS 11/17	Corporate bonds	1,128,879
748,089	TRANSUNION 11/19 B5 COV-LITE	Corporate bonds	744,506
797,943	U.S.I. 8/17 INCREMENTAL TLB	Corporate bonds	791,731
797,922	UBER 6/18 COV-LITE TLB	Corporate bonds	798,432
800,000	VALEANT 11/18 INCREMENTAL TL	Corporate bonds	791,712
800,000	VIRGIN MEDIA 10/19 COV-LITE	Corporate bonds	792,801
1,100,334	VNU 4/17 COV-LITE TLB4	Corporate bonds	1,096,964
779,000	ABU DHABI GOVERNMENT INTE 144A	Other Securities	955,890
275,000	BERMUDA GOVERNMENT INTERN 144A	Other Securities	299,690
670,000	COLOMBIA GOVERNMENT INTERNATIO	Other Securities	747,231
1,685,000	DOMINICAN REPUBLIC INTERN 144A	Other Securities	1,888,516
406,000	INDONESIA GOVERNMENT INTE 144A	Other Securities	425,639
29,430,000	MEXICAN BONOS	Other Securities	1,495,009
101,030,000	MEXICAN BONOS	Other Securities	6,205,436
82,810,000	MEXICAN BONOS	Other Securities	4,418,135

1,300,000	MEXICO GOVERNMENT INTERNATIONA	Other Securities	1,358,988
885,000	MOROCCO GOVERNMENT INTERN 144A	Other Securities	913,566
764,000	OMAN GOVERNMENT INTERNATI 144A	Other Securities	777,418
1,386,000	PANAMA GOVERNMENT INTERNATIONA	Other Securities	1,800,068
178,000	PERUVIAN GOVERNMENT INTERNATIO	Other Securities	191,707
600,000	QATAR GOVERNMENT INTERNAT 144A	Other Securities	649,272
647,000	QATAR GOVERNMENT INTERNAT 144A	Other Securities	848,810
2,144,000	SAUDI GOVERNMENT INTERNAT 144A	Other Securities	2,387,490
1,110,000	UKRAINE GOVERNMENT INTERN 144A	Other Securities	1,243,602
1,035,000	UNIV OF VIRGINIA VA UNIV REVEN	Other Securities	1,066,160
36,804,000	URUGUAY GOVERNMENT INTERN 144A	Other Securities	935,777
14,950,000	URUGUAY GOVERNMENT INTERN 144A	Other Securities	367,201
6,350,000	URUGUAY GOVERNMENT INTERN REGS	Other Securities	160,722
2,731,873	BNY MELLON CASH RESERVE	U. S. Government Securities	2,731,904
2,220,000	U S TREASURY BILL	U. S. Government Securities	2,219,994
5,240,000	U S TREASURY BILL	U. S. Government Securities	5,239,945
1,980,000	U S TREASURY BILL	U. S. Government Securities	1,979,935
1,800,000	U S TREASURY BILL	U. S. Government Securities	1,799,978
45,665,000	U S TREASURY BILL	U. S. Government Securities	45,658,069
4,570,000	U S TREASURY BILL	U. S. Government Securities	4,569,705
968,000	U S TREASURY BOND	U. S. Government Securities	1,437,107
171,300	U S TREASURY BOND	U. S. Government Securities	223,591
1,728,400	U S TREASURY BOND	U. S. Government Securities	2,435,233
7,285,000	U S TREASURY BOND	U. S. Government Securities	6,860,693
1,045,000	U S TREASURY BOND	U. S. Government Securities	993,623
1,390,000	U S TREASURY BOND	U. S. Government Securities	1,387,418
3,380,000	U S TREASURY NOTE	U. S. Government Securities	3,413,657
2,714,700	U S TREASURY NOTE	U. S. Government Securities	3,182,880
7,079,700	U S TREASURY NOTE	U. S. Government Securities	8,410,979
1,895,700	U S TREASURY NOTE	U. S. Government Securities	2,195,000
2,321,400	U S TREASURY NOTE	U. S. Government Securities	2,630,703
5,638,300	U S TREASURY NOTE	U. S. Government Securities	5,628,754
7,750,000	U S TREASURY NOTE	U. S. Government Securities	7,639,056
12,455,000	U S TREASURY NOTE	U. S. Government Securities	12,428,085
—	U S TREASURY NOTE	U. S. Government Securities	(58)
10,195,000	U S TREASURY NOTE	U. S. Government Securities	10,183,896
7,745,000	U S TREASURY NOTE	U. S. Government Securities	7,751,023
3,802,722	US TREAS-CPI INFLAT	U. S. Government Securities	4,849,340
144,619	US TREAS-CPI INFLAT	U. S. Government Securities	197,694
2,610,514	US TREAS-CPI INFLAT	U. S. Government Securities	3,516,845
1,385,971	US TREAS-CPI INFLAT	U. S. Government Securities	1,955,917
2,030,000	COMMIT TO PUR FNMA SF MTG	U. S. Government Securities	2,110,208
10,900,000	COMMIT TO PUR FNMA SF MTG	U. S. Government Securities	11,309,744
9,408,000	COMMIT TO PUR FNMA SF MTG	U. S. Government Securities	9,925,848
2,021,000	COMMIT TO PUR FNMA SF MTG	U. S. Government Securities	2,161,284
(2,021,000)	COMMIT TO PUR FNMA SF MTG	U. S. Government Securities	(2,161,284)
419	FHLMC POOL #G0-1843	U. S. Government Securities	505
91,781	FHLMC POOL #G0-8818	U. S. Government Securities	100,010
237,932	FHLMC POOL #G6-1658	U. S. Government Securities	265,175
55,592	FHLMC POOL #Q0-2117	U. S. Government Securities	62,648
102,940	FHLMC POOL #Q1-2458	U. S. Government Securities	112,016
58,123	FHLMC POOL #Q1-4852	U. S. Government Securities	62,953
51,053	FHLMC POOL #Q1-7396	U. S. Government Securities	56,001
65,051	FHLMC POOL #Q1-7575	U. S. Government Securities	71,355
56,940	FHLMC POOL #Q2-0683	U. S. Government Securities	62,460
107,989	FHLMC POOL #Q2-2236	U. S. Government Securities	118,453
23,196	FHLMC POOL #Q2-4035	U. S. Government Securities	25,645
26,178	FHLMC POOL #Q2-5923	U. S. Government Securities	29,503
98,131	FHLMC POOL #Q3-2195	U. S. Government Securities	108,237
41,159	FHLMC POOL #Q3-2256	U. S. Government Securities	44,883
76,230	FHLMC POOL #Q3-4582	U. S. Government Securities	83,646
48,145	FHLMC POOL #Q3-9166	U. S. Government Securities	52,531

2,717	FHLMC POOL #Q3-9583	U. S. Government Securities	3,027
75,584	FHLMC POOL #Q4-3410	U. S. Government Securities	83,842
107,659	FHLMC POOL #Q4-5220	U. S. Government Securities	119,017
90,663	FHLMC POOL #Q4-7881	U. S. Government Securities	99,936
50,899	FHLMC POOL #Q4-8325	U. S. Government Securities	55,929
61,836	FHLMC POOL #Q4-8674	U. S. Government Securities	66,699
206,099	FHLMC POOL #Q4-8748	U. S. Government Securities	226,529
61,691	FHLMC POOL #Q5-0167	U. S. Government Securities	68,638
274,582	FHLMC POOL #Q5-0176	U. S. Government Securities	298,437
250,911	FHLMC POOL #Q5-2337	U. S. Government Securities	276,195
88,286	FHLMC POOL #Q5-2527	U. S. Government Securities	98,376
142,876	FHLMC POOL #Q5-3695	U. S. Government Securities	151,835
172,713	FHLMC POOL #Q5-3837	U. S. Government Securities	192,346
155,040	FHLMC POOL #Q5-4776	U. S. Government Securities	170,322
28,068	FHLMC POOL #Q5-5109	U. S. Government Securities	31,258
178,334	FHLMC POOL #Q5-5879	U. S. Government Securities	200,384
53,248	FHLMC POOL #Q5-6813	U. S. Government Securities	59,202
134,932	FHLMC POOL #Q5-6883	U. S. Government Securities	149,956
86,333	FHLMC POOL #Q5-6931	U. S. Government Securities	97,351
883,703	FHLMC POOL #Q5-8520	U. S. Government Securities	996,878
21,427	FHLMC POOL #Q5-8588	U. S. Government Securities	23,335
454,165	FHLMC POOL #QB-5275	U. S. Government Securities	473,180
510,000	FHLMC POOL #QB-6698	U. S. Government Securities	531,345
1,360,000	FHLMC POOL #QB-7306	U. S. Government Securities	1,416,942
990,000	FHLMC POOL #QB-7396	U. S. Government Securities	1,031,451
697,989	FHLMC POOL #QU-7613	U. S. Government Securities	722,170
74,807	FHLMC POOL #QU-7615	U. S. Government Securities	75,520
144,629	FHLMC POOL #QU-7616	U. S. Government Securities	153,229
324,446	FHLMC POOL #QU-7618	U. S. Government Securities	335,694
628,865	FHLMC POOL #QU-7641	U. S. Government Securities	650,655
729,627	FHLMC POOL #RA-1266	U. S. Government Securities	770,074
9,108,575	FHLMC POOL #RA-3046	U. S. Government Securities	9,563,368
4,695,426	FHLMC POOL #SD-0093	U. S. Government Securities	5,212,780
685,795	FHLMC POOL #SD-0136	U. S. Government Securities	722,232
762,667	FHLMC POOL #SD-0291	U. S. Government Securities	846,276
344,185	FHLMC POOL #SD-8028	U. S. Government Securities	381,810
63,738	FHLMC POOL #V8-0932	U. S. Government Securities	71,183
371,310	FHLMC POOL #V8-4664	U. S. Government Securities	404,887
298,214	FHLMC POOL #ZA-5559	U. S. Government Securities	331,482
172,874	FHLMC POOL #ZM-8305	U. S. Government Securities	192,042
528,520	FHLMC POOL #ZN-2092	U. S. Government Securities	585,734
497,107	FHLMC POOL #ZS-4786	U. S. Government Securities	541,313
378,757	FHLMC POOL #ZS-4791	U. S. Government Securities	412,457
373,969	FHLMC POOL #ZT-0713	U. S. Government Securities	407,381
492,824	FHLMC POOL #ZT-0714	U. S. Government Securities	547,752
2,388,270	FHLMC POOL #ZT-1595	U. S. Government Securities	2,597,408
253,399	FHLMC MULTICLASS MTG 3654 DC	U. S. Government Securities	294,025
140,383	FHLMC MULTICLASS MTG K058 A2	U. S. Government Securities	155,303
313,961	FHLMC MULTICLASS MTG K061 A2	U. S. Government Securities	359,262
354,505	FHLMC MULTICLASS MTG K062 A2	U. S. Government Securities	407,458
258,745	FHLMC MULTICLASS MTG K063 A2	U. S. Government Securities	297,572
46,372	FHLMC MULTICLASS MTG K069 A2	U. S. Government Securities	53,236
66,390	FHLMC MULTICLASS MTG K071 A2	U. S. Government Securities	76,744
407,719	FHLMC MULTICLASS MTG K072 A2	U. S. Government Securities	475,036
129,233	FHLMC MULTICLASS MTG K073 A2	U. S. Government Securities	149,874
530,363	FHLMC MULTICLASS MTG K084 A2	U. S. Government Securities	630,862
34	FNMA POOL #0250179	U. S. Government Securities	36
335	FNMA POOL #0253355	U. S. Government Securities	389
248	FNMA POOL #0323621	U. S. Government Securities	279
467	FNMA POOL #0545448	U. S. Government Securities	542
491	FNMA POOL #0550002	U. S. Government Securities	523
855	FNMA POOL #0554493	U. S. Government Securities	951

271	FNMA POOL #0575078	U. S. Government Securities	312
1,789	FNMA POOL #0725690	U. S. Government Securities	2,159
4,937	FNMA POOL #0906734	U. S. Government Securities	5,923
1,055	FNMA POOL #0922881	U. S. Government Securities	1,088
292,482	FNMA POOL #0AJ0806	U. S. Government Securities	323,354
142,938	FNMA POOL #0AK0080	U. S. Government Securities	158,042
14,033	FNMA POOL #0AR8595	U. S. Government Securities	15,305
255,320	FNMA POOL #0AS4628	U. S. Government Securities	274,272
7,929	FNMA POOL #0AS4795	U. S. Government Securities	8,644
137,598	FNMA POOL #0AS7378	U. S. Government Securities	145,077
141,516	FNMA POOL #0AS7580	U. S. Government Securities	149,231
12,322	FNMA POOL #0AS8263	U. S. Government Securities	12,975
48,456	FNMA POOL #0AS8276	U. S. Government Securities	51,057
143,730	FNMA POOL #0AS8309	U. S. Government Securities	151,608
33,016	FNMA POOL #0AS9412	U. S. Government Securities	35,702
14,987	FNMA POOL #0AU6205	U. S. Government Securities	16,884
77,515	FNMA POOL #0AV7157	U. S. Government Securities	85,274
13,748	FNMA POOL #0AV9213	U. S. Government Securities	15,354
10,305	FNMA POOL #0AW4986	U. S. Government Securities	11,554
74,182	FNMA POOL #0AX5312	U. S. Government Securities	81,984
119,358	FNMA POOL #0AX7617	U. S. Government Securities	131,940
43,592	FNMA POOL #0AX8509	U. S. Government Securities	48,179
81,587	FNMA POOL #0AY0362	U. S. Government Securities	88,945
130,088	FNMA POOL #0AY2633	U. S. Government Securities	141,820
252,994	FNMA POOL #0AY5788	U. S. Government Securities	268,104
14,335	FNMA POOL #0AY8481	U. S. Government Securities	15,723
42,912	FNMA POOL #0AZ0810	U. S. Government Securities	46,942
43,709	FNMA POOL #0AZ5596	U. S. Government Securities	48,807
46,903	FNMA POOL #0AZ7724	U. S. Government Securities	52,295
17,784	FNMA POOL #0BA5581	U. S. Government Securities	19,117
56,827	FNMA POOL #0BC2994	U. S. Government Securities	60,441
134,967	FNMA POOL #0BC3473	U. S. Government Securities	144,661
71,734	FNMA POOL #0BC4918	U. S. Government Securities	81,504
170,923	FNMA POOL #0BC5313	U. S. Government Securities	182,784
113,623	FNMA POOL #0BC7230	U. S. Government Securities	121,679
22,837	FNMA POOL #0BC9468	U. S. Government Securities	24,163
143,930	FNMA POOL #0BD1410	U. S. Government Securities	154,228
6,344	FNMA POOL #0BD2174	U. S. Government Securities	6,791
1,616	FNMA POOL #0BD2217	U. S. Government Securities	1,774
22,068	FNMA POOL #0BD4416	U. S. Government Securities	23,542
32,581	FNMA POOL #0BD4420	U. S. Government Securities	35,282
55,872	FNMA POOL #0BD5463	U. S. Government Securities	60,646
22,578	FNMA POOL #0BD5503	U. S. Government Securities	24,052
38,349	FNMA POOL #0BD9396	U. S. Government Securities	42,254
39,224	FNMA POOL #0BE0249	U. S. Government Securities	43,311
22,517	FNMA POOL #0BE2507	U. S. Government Securities	24,569
141,391	FNMA POOL #0BE4203	U. S. Government Securities	158,972
86,097	FNMA POOL #0BE4310	U. S. Government Securities	90,636
197,561	FNMA POOL #0BE4435	U. S. Government Securities	208,233
90,607	FNMA POOL #0BE4442	U. S. Government Securities	95,564
125,840	FNMA POOL #0BE4446	U. S. Government Securities	134,256
61,259	FNMA POOL #0BE5275	U. S. Government Securities	64,541
89,185	FNMA POOL #0BE6326	U. S. Government Securities	97,707
205,132	FNMA POOL #0BE7252	U. S. Government Securities	225,750
49,324	FNMA POOL #0BE7913	U. S. Government Securities	53,486
137,445	FNMA POOL #0BE8265	U. S. Government Securities	151,468
57,171	FNMA POOL #0BE8280	U. S. Government Securities	64,634
129,418	FNMA POOL #0BE9122	U. S. Government Securities	142,621
150,149	FNMA POOL #0BE9612	U. S. Government Securities	163,607
125,275	FNMA POOL #0BH1228	U. S. Government Securities	135,064
90,123	FNMA POOL #0BH1251	U. S. Government Securities	97,981
70,483	FNMA POOL #0BH2269	U. S. Government Securities	76,028

91,700	FNMA POOL #0BH2804	U. S. Government Securities	97,761
148,377	FNMA POOL #0BH4224	U. S. Government Securities	159,190
340,722	FNMA POOL #0BH4266	U. S. Government Securities	374,417
35,563	FNMA POOL #0BH4896	U. S. Government Securities	38,883
48,881	FNMA POOL #0BH5524	U. S. Government Securities	53,320
168,788	FNMA POOL #0BH6011	U. S. Government Securities	183,918
118,331	FNMA POOL #0BH7892	U. S. Government Securities	130,405
199,023	FNMA POOL #0BH9884	U. S. Government Securities	211,699
164,661	FNMA POOL #0BJ0428	U. S. Government Securities	182,154
60,737	FNMA POOL #0BJ0453	U. S. Government Securities	67,190
141,367	FNMA POOL #0BJ0454	U. S. Government Securities	155,792
33,148	FNMA POOL #0BJ2239	U. S. Government Securities	34,873
216,076	FNMA POOL #0BJ2316	U. S. Government Securities	236,118
65,212	FNMA POOL #0BJ2403	U. S. Government Securities	71,443
44,970	FNMA POOL #0BJ3438	U. S. Government Securities	48,255
85,603	FNMA POOL #0BJ5653	U. S. Government Securities	92,039
142,960	FNMA POOL #0BJ7195	U. S. Government Securities	156,740
589,562	FNMA POOL #0BJ9256	U. S. Government Securities	631,522
36,501	FNMA POOL #0BJ9262	U. S. Government Securities	39,783
312,123	FNMA POOL #0BK0916	U. S. Government Securities	347,124
156,597	FNMA POOL #0BK1497	U. S. Government Securities	172,000
113,931	FNMA POOL #0BK1766	U. S. Government Securities	122,278
3,913,179	FNMA POOL #0BK2144	U. S. Government Securities	4,143,205
2,424,859	FNMA POOL #0BK5680	U. S. Government Securities	2,508,917
43,005	FNMA POOL #0BK6495	U. S. Government Securities	47,802
125,999	FNMA POOL #0BK6898	U. S. Government Securities	138,394
58,779	FNMA POOL #0BK6899	U. S. Government Securities	64,286
732,676	FNMA POOL #0BK8196	U. S. Government Securities	758,075
189,639	FNMA POOL #0BK8202	U. S. Government Securities	191,447
112,641	FNMA POOL #0BM3138	U. S. Government Securities	121,106
169,856	FNMA POOL #0BN0340	U. S. Government Securities	184,830
78,862	FNMA POOL #0BN3949	U. S. Government Securities	87,533
996,062	FNMA POOL #0BN5403	U. S. Government Securities	1,084,489
57,923	FNMA POOL #0BP1638	U. S. Government Securities	62,223
7,124,267	FNMA POOL #0BP6618	U. S. Government Securities	7,531,416
101,003	FNMA POOL #0BP7820	U. S. Government Securities	107,796
632,294	FNMA POOL #0BP9265	U. S. Government Securities	672,039
935,398	FNMA POOL #0BP9298	U. S. Government Securities	992,560
292,230	FNMA POOL #0BQ0364	U. S. Government Securities	311,132
188,186	FNMA POOL #0BQ0375	U. S. Government Securities	200,358
10,160,125	FNMA POOL #0BQ1274	U. S. Government Securities	10,798,793
2,547,950	FNMA POOL #0BQ1280	U. S. Government Securities	2,708,120
323,588	FNMA POOL #0BQ4040	U. S. Government Securities	334,806
224,270	FNMA POOL #0BQ4041	U. S. Government Securities	237,737
139,528	FNMA POOL #0BQ5644	U. S. Government Securities	147,931
244,226	FNMA POOL #0BQ5771	U. S. Government Securities	254,451
174,697	FNMA POOL #0BQ6140	U. S. Government Securities	180,753
1,542,115	FNMA POOL #0BQ7559	U. S. Government Securities	1,606,681
818,283	FNMA POOL #0BQ7589	U. S. Government Securities	852,544
1,266,977	FNMA POOL #0BQ7604	U. S. Government Securities	1,320,023
419,211	FNMA POOL #0BQ7618	U. S. Government Securities	436,763
2,505,000	FNMA POOL #0BQ9291	U. S. Government Securities	2,609,880
1,470,000	FNMA POOL #0BR0691	U. S. Government Securities	1,531,548
123,984	FNMA POOL #0CA2304	U. S. Government Securities	132,833
203,212	FNMA POOL #0CA4427	U. S. Government Securities	213,907
2,625,566	FNMA POOL #0CA4613	U. S. Government Securities	2,734,260
2,909,016	FNMA POOL #0CA4736	U. S. Government Securities	3,064,323
1,615,683	FNMA POOL #0FM2373	U. S. Government Securities	1,792,658
576,225	FNMA POOL #0FM3664	U. S. Government Securities	615,248
1,583,303	FNMA POOL #0FM3718	U. S. Government Securities	1,784,324
962,227	FNMA POOL #0FM3893	U. S. Government Securities	1,027,391
989,290	FNMA POOL #0FM3904	U. S. Government Securities	1,056,287

347,642	FNMA POOL #0MA2218	U. S. Government Securities	367,678
48,932	FNMA POOL #0MA2276	U. S. Government Securities	52,185
75,594	FNMA POOL #0MA2490	U. S. Government Securities	83,300
136,439	FNMA POOL #0MA2705	U. S. Government Securities	143,900
313,796	FNMA POOL #0MA2737	U. S. Government Securities	330,852
85,773	FNMA POOL #0MA3351	U. S. Government Securities	88,678
5,475,621	FNMA POOL #0MA3385	U. S. Government Securities	5,953,264
261,191	FNMA POOL #0MA3401	U. S. Government Securities	274,775
232,853	FNMA POOL #0MA3415	U. S. Government Securities	249,518
747,965	FNMA POOL #0MA3416	U. S. Government Securities	814,809
132,649	FNMA POOL #0MA3448	U. S. Government Securities	147,317
77,935	FNMA POOL #0MA3472	U. S. Government Securities	86,548
4,579,047	FNMA POOL #0MA3536	U. S. Government Securities	4,906,330
1,832,069	FNMA POOL #0MA3537	U. S. Government Securities	1,992,999
710,004	FNMA POOL #0MA3564	U. S. Government Securities	772,382
366,746	FNMA POOL #0MA3786	U. S. Government Securities	407,050
238,062	FNMA POOL #0MA3849	U. S. Government Securities	264,097
4,570,369	FNMA POOL #0MA4120	U. S. Government Securities	4,831,563
294,254	FNMA GTD REMIC P/T 15-M17 A2	U. S. Government Securities	322,987
1,031,586	FNMA GTD REMIC P/T 17-M14 A2	U. S. Government Securities	1,158,350
84,128	FNMA GTD REMIC P/T 17-M15 A2	U. S. Government Securities	95,141
384,710	FNMA GTD REMIC P/T 17-M3 A2	U. S. Government Securities	420,368
331,349	FNMA GTD REMIC P/T 17-M7 A2	U. S. Government Securities	371,042
601,076	FNMA GTD REMIC P/T 18-M1 A2	U. S. Government Securities	674,140
124,672	FNMA GTD REMIC P/T 18-M10 A2	U. S. Government Securities	145,074
908,434	FNMA GTD REMIC P/T 18-M7 A2	U. S. Government Securities	1,038,466
236,421	FNMA GTD REMIC P/T 18-M8 A2	U. S. Government Securities	272,952
2,405	GNMA POOL #0379674	U. S. Government Securities	2,510
154	GNMA POOL #0413151	U. S. Government Securities	157
282	GNMA POOL #0486844	U. S. Government Securities	315
365	GNMA POOL #0530269	U. S. Government Securities	407
155	GNMA POOL #0563646	U. S. Government Securities	177
875	GNMA POOL #0587280	U. S. Government Securities	977
9,367	GNMA POOL #0675312	U. S. Government Securities	11,047
539	GNMA POOL #0675324	U. S. Government Securities	649
1,269	GNMA POOL #0780958	U. S. Government Securities	1,503
72	GNMA POOL #0781199	U. S. Government Securities	85
11,471	GNMA GTD REMIC P/T 13-H01 FA	U. S. Government Securities	11,503
16,661	GNMA GTD REMIC P/T 13-H03 HA	U. S. Government Securities	16,730
18,765	GNMA GTD REMIC P/T 13-H04 BA	U. S. Government Securities	18,837
33,070	GNMA GTD REMIC P/T 13-H07 DA	U. S. Government Securities	33,298
101,880	GNMA GTD REMIC P/T 13-H10 PA	U. S. Government Securities	103,360
575,966	GNMA GTD REMIC P/T 15-H10 JA	U. S. Government Securities	588,359
1,657	GNMA GTD REMIC P/T 15-H13 FL	U. S. Government Securities	1,653
5,366	GNMA II POOL #0710063	U. S. Government Securities	5,402
294	GNMA II POOL #0751415	U. S. Government Securities	329
4,980	GNMA II POOL #0756718	U. S. Government Securities	5,230
3,487	GNMA II POOL #0765229	U. S. Government Securities	3,568
665	GNMA II POOL #0766522	U. S. Government Securities	683
256	GNMA II POOL #0766529	U. S. Government Securities	265
1,511	GNMA II POOL #0766544	U. S. Government Securities	1,546
798	GNMA II POOL #0766549	U. S. Government Securities	812
308	GNMA II POOL #0766551	U. S. Government Securities	312
370	GNMA II POOL #0766566	U. S. Government Securities	383
39,127	GNMA II POOL #0771800	U. S. Government Securities	42,119
323,532	GNMA II POOL #0771824	U. S. Government Securities	355,007
289,469	GNMA II POOL #0771828	U. S. Government Securities	322,435
130,515	GNMA II POOL #0771829	U. S. Government Securities	144,727
1,181	GNMA II POOL #0773430	U. S. Government Securities	1,210
436	GNMA II POOL #0777420	U. S. Government Securities	439
177,942	GNMA II POOL #0798521	U. S. Government Securities	191,604
152,160	GNMA II POOL #0798526	U. S. Government Securities	163,947

	1,649	GNMA II POOL #0AA7508	U. S. Government Securities	1,700
	107,486	GNMA II POOL #0AB6552	U. S. Government Securities	118,200
	1,824	GNMA II POOL #0AC0988	U. S. Government Securities	1,895
	768	GNMA II POOL #0AC9906	U. S. Government Securities	790
	4,415	GNMA II POOL #0AC9910	U. S. Government Securities	4,511
	171,722	GNMA II POOL #0AE0488	U. S. Government Securities	187,615
	191,531	GNMA II POOL #0AF7339	U. S. Government Securities	209,084
	241,640	GNMA II POOL #0AF7379	U. S. Government Securities	265,212
	221,357	GNMA II POOL #0AH1236	U. S. Government Securities	251,660
	227,584	GNMA II POOL #0AH1377	U. S. Government Securities	250,920
	258,481	GNMA II POOL #0AK0201	U. S. Government Securities	285,919
	227,840	GNMA II POOL #0AK8743	U. S. Government Securities	253,874
	234,732	GNMA II POOL #0AL7424	U. S. Government Securities	256,511
	89,139	GNMA II POOL #0AR6523	U. S. Government Securities	101,042
	227,602	GNMA II POOL #0AR6570	U. S. Government Securities	256,699
	180,806	GNMA II POOL #0AR7510	U. S. Government Securities	203,276
	142,929	GNMA II POOL #0AS5980	U. S. Government Securities	162,625
	485,464	GNMA II POOL #0AS6008	U. S. Government Securities	552,235
	116,974	GNMA II POOL #0AS8942	U. S. Government Securities	131,289
	181,249	GNMA II POOL #0AU1288	U. S. Government Securities	205,778
	184,864	GNMA II POOL #0AU1850	U. S. Government Securities	207,820
	147,376	GNMA II POOL #0AU3149	U. S. Government Securities	168,054
	263,496	GNMA II POOL #0AW1858	U. S. Government Securities	295,372
	477,942	GNMA II POOL #0AY2208	U. S. Government Securities	545,361
	324,000	TENNESSEE VALLEY AUTH BD	U. S. Government Securities	494,737
	555,000	TENNESSEE VALLEY AUTH BD	U. S. Government Securities	842,391
	458,000	TENNESSEE VALLEY AUTH BD	U. S. Government Securities	728,475
	2,978,000	TENNESSEE VALLEY AUTH BD	U. S. Government Securities	4,530,390

	25,385,740	EB TEMP INV FD	Common Collective Trust Fund	25,385,740

	52,406,871	EB TEMP INV FD	Common Collective Trust Fund	52,406,871
		Diversified Fund Subtotal		$1,287,234,137

International Equity Fund		Franklin Templeton, American Funds, and Vanguard	Separately Managed Fund
	4,299,183	American Funds EuroPacific Growth Fund	Mutual Fund	$297,933,359
	11,297,438	First Eagle Overseas	Mutual Fund	295,428,014
	1,869,382	Vanguard International Growth Fund Admiral	Mutual Fund	299,643,214
	2,995,811	Wells Fargo Emerging Market Equity	Mutual Fund	101,258,411
		International Equity Fund Subtotal		$994,262,998

Small Cap Value Fund		Dimensional Fund Advisors, Sapience Investments, and Vanguard	Separately Managed Fund
	27,920	ACADIA HEALTHCARE CO INC	Common Stock	$1,403,259
	42,580	ADIENT PLC	Common Stock	1,480,507
	85,446	ALLEGHENY TECHNOLOGIES INC	Common Stock	1,432,929
	21,855	ALTRA INDUSTRIAL MOTION CORP	Common Stock	1,212,758
	44,675	AMERICAN CAMPUS COMMUNITIES IN	Common Stock	1,910,750
	52,700	AMERIS BANCORP	Common Stock	2,014,194
	33,560	ARGO GROUP INTERNATIONAL HOLDI	Common Stock	1,466,572
	19,075	ARTISAN PARTNERS ASSET MANAGEM	Common Stock	960,236
	38,520	ASSURED GUARANTY LTD	Common Stock	1,212,995
	59,600	BANK OF NT BUTTERFIELD & SON L	Common Stock	1,857,136
	38,650	BANK OZK	Common Stock	1,208,586
	37,450	BANNER CORP	Common Stock	1,744,796
	45,540	BEACON ROOFING SUPPLY INC	Common Stock	1,830,253
	59,965	CAPRI HOLDINGS LTD	Common Stock	2,518,530
	14,605	CARTER'S INC	Common Stock	1,373,892
	51,020	CATHAY GENERAL BANCORP	Common Stock	1,642,334
	89,580	CHAMPIONX CORP	Common Stock	1,370,574
	42,540	CHEESECAKE FACTORY INC/THE	Common Stock	1,576,532
	100,950	DESPEGAR.COM CORP	Common Stock	1,293,170

	33,537	DIAMONDBACK ENERGY INC	Common Stock	1,623,191
	246,762	DIEBOLD NIXDORF INC	Common Stock	2,630,483
	48,150	DXC TECHNOLOGY CO	Common Stock	1,239,863
	49,438	EL POLLO LOCO HOLDINGS INC	Common Stock	894,828
	59,360	ELF BEAUTY INC	Common Stock	1,495,278
	18,930	ENERSYS	Common Stock	1,572,326
	16,780	ENPRO INDUSTRIES INC	Common Stock	1,267,226
	33,815	ENVISTA HOLDINGS CORP	Common Stock	1,140,580
	111,230	EQT CORP	Common Stock	1,413,733
	25,430	ESSENT GROUP LTD	Common Stock	1,098,576
	86,530	GATES INDUSTRIAL CORP PLC	Common Stock	1,104,123
	42,965	GLACIER BANCORP INC	Common Stock	1,976,820
	51,846	HANGER INC	Common Stock	1,140,094
	10,430	IAA INC	Common Stock	677,741
	18,495	IDACORP INC	Common Stock	1,776,075
	34,310	INTEGRA LIFESCIENCES HOLDINGS	Common Stock	2,227,405
	149,990	KAR AUCTION SERVICES INC	Common Stock	2,791,314
	37,715	KIRBY CORP	Common Stock	1,954,768
	151,465	LIBERTY LATIN AMERICA LTD	Common Stock	1,685,805
	8,435	LINCOLN ELECTRIC HOLDINGS INC	Common Stock	984,871
	145,775	MICHAELS COS INC/THE	Common Stock	1,896,533
	92,500	NAVIENT CORP	Common Stock	908,350
	16,710	NEW RELIC INC	Common Stock	1,092,834
	66,410	OUTFRONT MEDIA INC	Common Stock	1,298,980
	90,450	PHYSICIANS REALTY TRUST	Common Stock	1,610,010
	104,530	PLANTRONICS INC	Common Stock	2,825,446
	34,840	POPULAR INC	Common Stock	1,976,345
	31,900	PORTLAND GENERAL ELECTRIC CO	Common Stock	1,377,586
	12,260	POST HOLDINGS INC	Common Stock	1,238,383
	22,045	QTS REALTY TRUST INC	Common Stock	1,374,694
	139,250	REDWOOD TRUST INC	Common Stock	1,222,615
	61,854	RESIDEO TECHNOLOGIES INC	Common Stock	1,315,016
	33,950	REXNORD CORP	Common Stock	1,340,686
	25,370	SAILPOINT TECHNOLOGIES HOLDING	Common Stock	1,350,699
	271,487	SAMSONITE INTERNATIONAL SA	Common Stock	2,395,873
	26,800	SEALED AIR CORP	Common Stock	1,227,172
	124,160	SLM CORP	Common Stock	1,538,342
	15,910	STERICYCLE INC	Common Stock	1,103,040
	92,250	STERLING BANCORP/DE	Common Stock	1,658,655
	33,385	SYNEOS HEALTH INC	Common Stock	2,274,520
	31,415	TEREX CORP	Common Stock	1,096,069
	47,645	TREEHOUSE FOODS INC	Common Stock	2,024,436
	44,920	US FOODS HOLDING CORP	Common Stock	1,496,285
	53,312	VALVOLINE INC	Common Stock	1,233,640
	95,074	VIPER ENERGY PARTNERS LP	Common Stock	1,104,760
	7,580	WATTS WATER TECHNOLOGIES INC	Common Stock	922,486
	54,610	WEBSTER FINANCIAL CORP	Common Stock	2,301,812
	15,975	WNS HOLDINGS LTD	Common Stock	1,150,999

	3,098,181	EB TEMP INV FD*	Common Collective Trust Fund	3,098,181

	2,823,527	VANGUARD EXPLORER VALUE FUND	Mutual Fund	105,938,734
	8,940,676	DFA US Targeted Value Portfolio	Mutual Fund	210,910,536

		Small Cap Value Fund Subtotal		$422,508,820

Growth & Income Fund		Columbia Threadneedle, Mellon Capital and Barrow Hanley	Separately Managed Fund
	897,476	AES CORP/THE	Common Stock	$21,090,686
	305,393	AMERICAN INTERNATIONAL GROUP I	Common Stock	11,562,179
	244,419	APPLIED MATERIALS INC	Common Stock	21,093,360
	644,586	BANK OF AMERICA CORP	Common Stock	19,537,402

940,984	BARRICK GOLD CORP	Common Stock	21,452,921
202,502	BAXTER INTERNATIONAL INC	Common Stock	16,299,158
300,740	BRISTOL-MYERS SQUIBB CO	Common Stock	18,802,265
36,554	CATERPILLAR INC	Common Stock	6,653,559
228,952	CENTENE CORP	Common Stock	13,743,989
66,638	CHEVRON CORP	Common Stock	5,627,579
100,989	CIGNA CORP	Common Stock	21,023,890
489,660	CISCO SYSTEMS INC/DELAWARE	Common Stock	21,912,285
280,307	CITIGROUP INC	Common Stock	17,283,730
406,112	CORNING INC	Common Stock	14,620,032
163,196	CSX CORP	Common Stock	14,810,037
380,772	FIRSTENERGY CORP	Common Stock	11,655,431
191,015	FMC CORP	Common Stock	22,045,041
593,028	FREEPORT-MCMORAN INC	Common Stock	15,430,589
79,220	HONEYWELL INTERNATIONAL INC	Common Stock	16,850,094
35,194	HUMANA INC	Common Stock	14,461,039
162,655	JPMORGAN CHASE & CO	Common Stock	20,668,571
154,229	LOWE'S COS INC	Common Stock	24,755,297
223,331	MARATHON PETROLEUM CORP	Common Stock	9,236,970
256,912	METLIFE INC	Common Stock	12,062,018
297,971	MORGAN STANLEY	Common Stock	20,419,953
160,298	NEXTERA ENERGY INC	Common Stock	12,366,991
228,995	PHILIP MORRIS INTERNATIONAL IN	Common Stock	19,233,290
116,604	QUALCOMM INC	Common Stock	17,763,453
32,916	QURATE RETAIL INC	Common Stock	3,258,638
1,663,748	QURATE RETAIL INC	Common Stock	18,251,316
75,434	RAYTHEON TECHNOLOGIES CORP	Common Stock	5,394,285
699,489	TECHNIPFMC PLC	Common Stock	6,575,197
718,257	TERADATA CORP	Common Stock	16,139,235
47,248	UNION PACIFIC CORP	Common Stock	9,837,979
445,665	VERIZON COMMUNICATIONS INC	Common Stock	26,182,819
675,457	WELLS FARGO & CO	Common Stock	20,385,292
704,226	WILLIAMS COS INC/THE	Common Stock	14,119,731
			582,606,301

1	AARON'S CO INC/THE	Common Stock	9
25,650	ADVANCE AUTO PARTS INC	Common Stock	4,046,631
87,481	AECOM	Common Stock	4,354,804
107,120	AERCAP HOLDINGS NV	Common Stock	4,882,530
140,990	ALTICE USA INC	Common Stock	5,339,291
114,455	AMERICAN CAMPUS COMMUNITIES IN	Common Stock	4,895,240
35,896	AMERICAN EXPRESS CO	Common Stock	4,340,185
124,902	AMERICAN INTERNATIONAL GROUP I	Common Stock	4,728,790
13,418	ANTHEM INC	Common Stock	4,308,386
145,144	ARAMARK	Common Stock	5,585,141
56,454	AXIS CAPITAL HOLDINGS LTD	Common Stock	2,868,428
12,024	BROADCOM INC	Common Stock	5,264,708
55,584	BWX TECHNOLOGIES INC	Common Stock	3,350,604
167,750	CENTERPOINT ENERGY INC	Common Stock	3,630,110
39,130	CHEVRON CORP	Common Stock	3,304,529
20,067	CHUBB LTD	Common Stock	3,104,577
84,333	CITIGROUP INC	Common Stock	5,199,973
102,198	COCA-COLA EUROPEAN PARTNERS PL	Common Stock	5,092,526
55,449	COGNIZANT TECHNOLOGY SOLUTIONS	Common Stock	4,544,046
83,448	COMCAST CORP	Common Stock	4,372,675
160,814	CORPORATE OFFICE PROPERTIES TR	Common Stock	4,238,253
113,795	CORTEVA INC	Common Stock	4,406,142
54,885	CVS HEALTH CORP	Common Stock	3,748,646
16,657	DEERE & CO	Common Stock	4,494,225
46,100	DISCOVER FINANCIAL SERVICES	Common Stock	4,173,433
88,164	DUPONT DE NEMOURS INC	Common Stock	6,269,342
68,637	EDISON INTERNATIONAL	Common Stock	4,357,248

	304,669	ELEMENT SOLUTIONS INC	Common Stock	5,401,781
	51,019	EMERSON ELECTRIC CO	Common Stock	4,100,397
	109,865	ENVISTA HOLDINGS CORP	Common Stock	3,705,746
	87,765	EXELON CORP	Common Stock	3,705,438
	115,009	FIDELITY NATIONAL FINANCIAL IN	Common Stock	4,495,702
	27,851	GENERAL DYNAMICS CORP	Common Stock	4,144,786
	18,420	GOLDMAN SACHS GROUP INC/THE	Common Stock	4,857,538
	87,366	HESS CORP	Common Stock	4,612,051
	31,832	HOLOGIC INC	Common Stock	2,318,325
	47,195	HOWARD HUGHES CORP/THE	Common Stock	3,725,101
	7,488	HUMANA INC	Common Stock	3,076,782
	26,876	JACOBS ENGINEERING GROUP INC	Common Stock	2,928,409
	26,356	JB HUNT TRANSPORT SERVICES INC	Common Stock	3,601,547
	138,441	JEFFERIES FINANCIAL GROUP INC	Common Stock	3,405,649
	37,394	JPMORGAN CHASE & CO	Common Stock	4,751,656
	77,498	LAS VEGAS SANDS CORP	Common Stock	4,618,881
	48,666	LENNAR CORP	Common Stock	3,709,809
	54,828	LIVANOVA PLC	Common Stock	3,630,162
	16,912	LOWE'S COS INC	Common Stock	2,714,545
	30,645	MARRIOTT INTERNATIONAL INC/MD	Common Stock	4,042,688
	33,856	MARRIOTT VACATIONS WORLDWIDE C	Common Stock	4,645,720
	37,194	MEDTRONIC PLC	Common Stock	4,378,770
	190,313	MGM GROWTH PROPERTIES LLC	Common Stock	6,049,596
	171,637	MGM RESORTS INTERNATIONAL	Common Stock	5,408,282
	34,502	MICROCHIP TECHNOLOGY INC	Common Stock	4,765,071
	152,464	NAVIENT CORP	Common Stock	1,497,196
	25,955	NORTHERN TRUST CORP	Common Stock	2,435,864
	60,869	ORACLE CORP	Common Stock	3,937,616
	54,093	OWENS CORNING	Common Stock	4,098,086
	58,463	PHILLIPS 66	Common Stock	4,088,902
	62,804	PROG HOLDINGS INC	Common Stock	3,383,251
	27,382	QUALCOMM INC	Common Stock	4,171,374
	61,354	QUANTA SERVICES INC	Common Stock	4,422,396
	35,789	RALPH LAUREN CORP	Common Stock	3,712,751
	61,538	RAYTHEON TECHNOLOGIES CORP	Common Stock	4,400,582
	175,992	SEAWORLD ENTERTAINMENT INC	Common Stock	5,559,587
	293,300	SLM CORP	Common Stock	3,633,987
	27,161	STANLEY BLACK & DECKER INC	Common Stock	4,849,868
	13,354	TEXAS INSTRUMENTS INC	Common Stock	2,191,792
	10,951	UNITEDHEALTH GROUP INC	Common Stock	3,840,297
	99,837	US BANCORP	Common Stock	4,693,337
	160,814	VICI PROPERTIES INC	Common Stock	4,154,545
	134,420	WELLS FARGO & CO	Common Stock	4,056,796
	58,796	WESTINGHOUSE AIR BRAKE TECHNOL	Common Stock	4,303,867
	20,443	WILLIS TOWERS WATSON PLC	Common Stock	4,321,446
	—	DIVIDENDS RECEIVABLE RECLAIM	Common Stock	3,400
				295,451,844

	—	Cash	Cash	131

	931,434	EB DL NON SL LARGE CAP VALUE STOCK INDEX FUND	Common Collective Trust Fund	297,863,319
	12,894,928	EB TEMP INV FD*	Common Collective Trust Fund	12,894,928
	2,309,669	EB TEMP INV FD*	Common Collective Trust Fund	2,309,669

		Growth & Income Fund Subtotal		$1,191,126,192

Large Cap Growth Fund		Columbus Circle, T. Rowe Price and Mellon Capital	Separately Managed Fund
	1,100	ABBVIE INC	Common Stock	$117,865
	489	ADOBE INC	Common Stock	244,559
	89,509	ADVANCED MICRO DEVICES INC	Common Stock	8,208,870
	777	AGILENT TECHNOLOGIES INC	Common Stock	92,067

3,582	AIRBNB INC	Common Stock	525,838
107,942	ALIBABA GROUP HOLDING LTD	Common Stock	25,121,342
1,098	ALIGN TECHNOLOGY INC	Common Stock	586,749
5,448	ALPHABET INC-CL A	Common Stock	9,548,383
24,572	ALPHABET INC-CL C	Common Stock	43,047,195
28,329	AMAZON.COM INC	Common Stock	92,265,570
13,241	ANTHEM INC	Common Stock	4,251,553
306,954	APPLE INC	Common Stock	40,729,726
19,921	APPLIED MATERIALS INC	Common Stock	1,719,182
5,085	APTIV PLC	Common Stock	662,525
7,591	ATLASSIAN CORP PLC	Common Stock	1,775,307
695	BECTON DICKINSON AND CO	Common Stock	173,903
3,032	BOOKING HOLDINGS INC	Common Stock	6,753,083
271	CANADIAN PACIFIC RAILWAY LTD	Common Stock	94,155
9,700	CARVANA CO	Common Stock	2,323,538
53,477	CENTENE CORP	Common Stock	3,210,224
75,874	CHARLES SCHWAB CORP/THE	Common Stock	4,024,357
200	CHARTER COMMUNICATIONS INC	Common Stock	132,310
3,642	CHIPOTLE MEXICAN GRILL INC	Common Stock	5,050,398
10,476	CHUBB LTD	Common Stock	1,620,637
47,463	CIGNA CORP	Common Stock	9,880,847
8,414	CINTAS CORP	Common Stock	2,974,012
13,588	CLARIVATE PLC	Common Stock	403,699
5,489	COSTAR GROUP INC	Common Stock	5,073,373
1,880	COUPA SOFTWARE INC	Common Stock	637,151
2,700	CROWDSTRIKE HOLDINGS INC	Common Stock	571,914
39,148	DANAHER CORP	Common Stock	8,703,707
12,211	DOCUSIGN INC	Common Stock	2,714,505
43,614	DOLLAR GENERAL CORP	Common Stock	9,172,024
1,394	DOLLAR TREE INC	Common Stock	150,608
1,451	DOMINO'S PIZZA INC	Common Stock	556,400
2,892	DOORDASH INC	Common Stock	412,833
3,284	EQUIFAX INC	Common Stock	633,287
9,825	ETSY INC	Common Stock	1,747,966
1,562	EXACT SCIENCES CORP	Common Stock	206,949
187,510	FACEBOOK INC	Common Stock	51,220,232
60,329	FIDELITY NATIONAL INFORMATION	Common Stock	8,534,140
78,041	FISERV INC	Common Stock	8,885,748
28,038	FORTIVE CORP	Common Stock	1,985,651
133,727	GENERAL ELECTRIC CO	Common Stock	1,445,735
80,736	GLOBAL PAYMENTS INC	Common Stock	17,392,149
27,886	GOLDMAN SACHS GROUP INC/THE	Common Stock	7,353,817
23,106	HCA HEALTHCARE INC	Common Stock	3,800,013
1,284	HILTON WORLDWIDE HOLDINGS INC	Common Stock	142,858
3,169	HONEYWELL INTERNATIONAL INC	Common Stock	674,046
4,959	HUMANA INC	Common Stock	2,037,628
32,348	INCYTE CORP	Common Stock	2,813,629
27,569	INTERCONTINENTAL EXCHANGE INC	Common Stock	3,178,430
45,258	INTUIT INC	Common Stock	17,191,251
15,171	INTUITIVE SURGICAL INC	Common Stock	12,411,395
7,896	JD.COM INC	Common Stock	694,058
342	KANSAS CITY SOUTHERN	Common Stock	69,963
662	KLA CORP	Common Stock	171,398
810	LAM RESEARCH CORP	Common Stock	384,112
10,965	LINDE PLC	Common Stock	2,889,387
15,898	LULULEMON ATHLETICA INC	Common Stock	5,532,981
3,570	MARRIOTT INTERNATIONAL INC/MD	Common Stock	470,954
6,599	MARSH & MCLENNAN COS INC	Common Stock	772,083
133,911	MARVELL TECHNOLOGY GROUP LTD	Common Stock	6,374,164
53,236	MASTERCARD INC	Common Stock	19,002,058
54,682	MATCH GROUP INC	Common Stock	8,267,372
29,081	MAXIM INTEGRATED PRODUCTS INC	Common Stock	2,578,031

421	MCDONALD'S CORP	Common Stock	90,338
189,422	MICROSOFT CORP	Common Stock	42,131,241
1,700	MONGODB INC	Common Stock	610,368
4,257	MONOLITHIC POWER SYSTEMS INC	Common Stock	1,560,991
41,018	MORGAN STANLEY	Common Stock	2,810,964
400	MSCI INC	Common Stock	178,612
34,938	NETFLIX INC	Common Stock	18,892,025
54,565	NIKE INC	Common Stock	7,719,311
7,611	NORFOLK SOUTHERN CORP	Common Stock	1,808,450
22,565	NVIDIA CORP	Common Stock	11,783,443
2,727	PARKER-HANNIFIN CORP	Common Stock	742,862
5,155	PAYCOM SOFTWARE INC	Common Stock	2,331,349
96,805	PAYPAL HOLDINGS INC	Common Stock	22,671,731
10,374	PINDUODUO INC	Common Stock	1,843,149
19,297	PPD INC	Common Stock	660,343
4,800	PPG INDUSTRIES INC	Common Stock	692,256
24,989	QUALCOMM INC	Common Stock	3,806,824
1,200	RINGCENTRAL INC	Common Stock	454,764
700	ROKU INC	Common Stock	232,414
9,997	ROPER TECHNOLOGIES INC	Common Stock	4,309,607
49,131	ROSS STORES INC	Common Stock	6,033,778
14,687	S&P GLOBAL INC	Common Stock	4,828,058
71,634	SALESFORCE.COM INC	Common Stock	15,940,714
54,483	SEA LTD	Common Stock	10,844,841
666	SEAGEN INC	Common Stock	116,643
36,806	SERVICENOW INC	Common Stock	20,259,127
1,251	SHERWIN-WILLIAMS CO/THE	Common Stock	919,372
2,629	SHOPIFY INC	Common Stock	2,975,897
146,219	SNAP INC	Common Stock	7,321,185
1,126	SNOWFLAKE INC	Common Stock	316,856
28,597	SPLUNK INC	Common Stock	4,858,344
15,713	SPOTIFY TECHNOLOGY SA	Common Stock	4,944,253
3,100	SQUARE INC	Common Stock	674,684
5,900	STARBUCKS CORP	Common Stock	631,182
1,261	STATE STREET CORP	Common Stock	92,431
44,761	STRYKER CORP	Common Stock	10,996,435
24,340	SYNOPSYS INC	Common Stock	6,309,902
13,180	TE CONNECTIVITY LTD	Common Stock	1,595,703
288,963	TENCENT HOLDINGS LTD	Common Stock	20,773,550
13,037	TEXAS INSTRUMENTS INC	Common Stock	2,139,763
16,773	THERMO FISHER SCIENTIFIC INC	Common Stock	7,816,504
23,563	TJX COS INC/THE	Common Stock	1,609,117
3,000	T-MOBILE US INC	Common Stock	404,550
2,378	TWILIO INC	Common Stock	804,953
9,394	UNION PACIFIC CORP	Common Stock	1,956,019
2,147	UNITED AIRLINES HOLDINGS INC	Common Stock	92,858
46,296	UNITEDHEALTH GROUP INC	Common Stock	16,235,081
8,161	VEEVA SYSTEMS INC	Common Stock	2,221,832
36,286	VERTEX PHARMACEUTICALS INC	Common Stock	8,575,833
10,386	VF CORP	Common Stock	887,068
114,633	VISA INC	Common Stock	25,073,676
7,900	WALT DISNEY CO/THE	Common Stock	1,431,322
6,713	WILLIS TOWERS WATSON PLC	Common Stock	1,419,913
13,452	WIX.COM LTD	Common Stock	3,362,462
13,367	WORKDAY INC	Common Stock	3,202,867
23,613	YUM! BRANDS INC	Common Stock	2,563,427
18,763	ZOETIS INC	Common Stock	3,105,277
3,898	ZOOM VIDEO COMMUNICATIONS INC	Common Stock	1,314,873

—	Cash	Cash	33
5,528,762	EB TEMP INV FD*	Common Collective Trust Fund	5,528,762
2,693,626	EB DL NON SL LARGE CAP GROWTH	Common Collective Trust Fund	984,547,385

Large Cap Growth Fund Subtotal		$1,802,449,466

Notes receivable from participants	Prime rate as of the month end prior to loan request date plus 1%	$363,506,833

Total Assets Held in the Plan		$25,080,728,976

*Party-in-interest
**Represents fair value for all investments with the exception of GICs and security-backed investment contracts where Current Value represents contract value.

Exhibits

Exhibits to this Form 11-K are as follows:

INDEX TO EXHIBITS

Exhibit	Description

23.1	Consent of Ernst & Young LLP

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS HEALTH FUTURE FUND 401(k) PLAN

Date:	June 24, 2021	By:	/s/ JAMES D. CLARK
James D. Clark
Senior Vice President, Controller and Chief Accounting Officer